UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LUFKIN INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value of $1.00 per share, of Lufkin Industries, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

33,865,746 shares of Common Stock (which includes 237,307 shares of restricted Common Stock);

1,565,925 shares of Common Stock issuable upon the exercise of options with an exercise price of less than $88.50 per share; and

1,570 shares of Common Stock subject to restricted stock units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying .0001364 by the sum of (a) 33,865,746 shares of Common Stock (including restricted stock) multiplied by the merger consideration of $88.50 per share (equaling $2,997,118,521.00), (b) 1,565,925 shares of Common Stock issuable upon the exercise of options to purchase Common Stock multiplied by the difference between the merger consideration of $88.50 and the weighted average exercise price of $44.36 per share of such options (equaling $69,464,433.00), and (c) 1,570 shares of Common Stock subject to restricted stock units multiplied by the merger consideration of $88.50 per share (equaling $138,945.00).

(4)	Proposed maximum aggregate value of transaction:

$3,066,721,899.00

(5)	Total fee paid:

$418,300.87

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY – SUBJECT TO COMPLETION

DATED APRIL 25, 2013

Dear Shareholder:	, 2013

You are cordially invited to attend a special meeting of the shareholders of Lufkin Industries, Inc. at             , on             , 2013, beginning at 9:00 a.m. local time.

On April 5, 2013, the board of directors of Lufkin approved, and Lufkin entered into, a merger agreement with General Electric Company and its wholly owned subsidiary, Red Acquisition, Inc. If the merger is completed, Lufkin will become a wholly owned subsidiary of GE and you will be entitled to receive $88.50 in cash, without interest and less any applicable withholding taxes, for each share of Lufkin common stock that you own. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to vote on a proposal to approve the merger agreement, as it may be amended from time to time.

After careful consideration, the board of directors of Lufkin has unanimously determined that the merger agreement, the performance by Lufkin of its obligations thereunder and the consummation of the transaction contemplated by the merger agreement are fair to, advisable to and in the best interests of Lufkin shareholders. The board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement. At the special meeting, you also will be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement and on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger. The board of directors unanimously recommends that you vote “FOR” both of these other proposals.

The attached proxy statement provides you with information about the proposed merger, the other proposals and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about Lufkin from documents we have filed with the Securities and Exchange Commission.

Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Lufkin common stock. If you fail to vote on the proposal to approve the merger agreement, the effect will be the same as a vote against the proposal to approve the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of Lufkin common stock directly in your name, you may also submit your proxy over the Internet or by telephone by following the instructions printed on your proxy card. Submitting your proxy by mail, telephone or the Internet will not limit your right to vote in person in the manner described in the attached proxy statement if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support.

Sincerely,

John F. Glick

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated             , 2013 and it and the proxy card are first being mailed to shareholders on or about             , 2013.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On             , 2013

LUFKIN INDUSTRIES, INC. 601 South Raguet Lufkin, Texas 75904-3951

To the Shareholders of Lufkin Industries, Inc.:

We will hold a special meeting of the shareholders of Lufkin Industries, Inc. at              on             , 2013, beginning at 9:00 a.m. local time, for the following purposes:

1.	To vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 5, 2013, referred to as the merger agreement, by and among General Electric Company, Red Acquisition, Inc., and Lufkin, as such agreement may be amended from time to time;

2.	To vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement;

3.	To vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Lufkin’s named executive officers in connection with the merger; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock as of the close of business on             , 2013 are entitled to notice of and to vote at the special meeting, or any adjournment or postponement thereof. A list of these shareholders will be available to any shareholder, for any purpose germane to the meeting, at our headquarters located at 601 South Raguet, Lufkin, Texas 75904-3951, for the 10-day period prior to the meeting and will be produced and kept at the place of the meeting during the whole time thereof and may be inspected by any shareholder who is present.

Your vote is important, regardless of the number of shares you own. The presence, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on the record date will constitute a quorum for purposes of voting at the meeting. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of our common stock outstanding on the record date. If you abstain or fail to submit your proxy or to vote in person at the meeting, it will have the same effect as a vote against the proposal to approve the merger agreement. Approval of the proposal to adjourn the special meeting to solicit additional proxies requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the meeting. Approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the special meeting.

Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy over the telephone or the Internet to ensure that your shares will be represented at the meeting. Voting by proxy will not prevent you from voting your shares in person in the manner described in the attached proxy statement if you subsequently choose to attend the special meeting.

If you have any questions concerning the transaction or this proxy statement, or if you would like additional copies, please contact our proxy solicitor:

Georgeson Inc.

480 Washington Boulevard

26th Floor

Jersey City, New Jersey 07310

Toll Free: 800-905-7281

Email: lufkin@georgeson.com

BY ORDER OF THE BOARD OF DIRECTORS

Alejandro Cestero

Corporate Secretary

Dated             , 2013

Lufkin, Texas

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU HOLD SHARES DIRECTLY IN YOUR NAME, YOU MAY ALSO SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PRINTED ON YOUR PROXY CARD. EVEN IF YOU SUBMIT A PROXY, YOU CAN STILL ATTEND THE MEETING AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

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SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, to understand the transaction and the matters to be voted on at our special meeting more fully and to obtain a more complete description of the legal terms of the merger agreement, we encourage you to read carefully this entire proxy statement, its annexes and the documents incorporated by reference in this proxy statement before voting. Please see “Where You Can Find More Information” and “Incorporation by Reference.” In this proxy statement, unless the context requires otherwise, the terms “Lufkin,” “the company,” “we,” “our” and “us” refer to Lufkin Industries, Inc. The term “GE” refers to General Electric Company and the term “Merger Sub” refers to Red Acquisition, Inc. The term “merger agreement” refers to the Agreement and Plan of Merger, dated as of April 5, 2013, by and among GE, Merger Sub and Lufkin, as it may be amended from time to time.

The Parties to the Merger

Lufkin Industries, Inc.

601 South Raguet

Lufkin, Texas 75904-3951

Phone: (936) 634-2211

Lufkin Industries, Inc., a Texas corporation headquartered in Lufkin, Texas, is a global provider of artificial lift products, services and automation solutions for the oil and gas industry, including beam pumping, downhole pump, gas lift and plunger lift systems. Our power transmission segment also serves the energy and industrial sectors with engineered gearing solutions. We have vertically integrated substantially all of the vital technologies required to design, manufacture and market our products. Lufkin’s common stock is publicly traded on The NASDAQ Global Select Market under the symbol “LUFK.”

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Phone: (203) 373-2211

General Electric Company, a New York corporation, is one of the largest and most diversified infrastructure and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, oil and gas production equipment, and household appliances to medical imaging, business and consumer financing and industrial products, GE serves customers in more than 100 countries and employs approximately 305,000 people worldwide.

Red Acquisition, Inc.

c/o General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Phone: (203) 373-2211

Red Acquisition, Inc., a Texas corporation, is a wholly owned subsidiary of GE. It was formed on April 5, 2013 solely for the purpose of effecting the merger and has not engaged in any other business.

The Special Meeting

Date, Time and Place and Purpose (page 16)

The special meeting will be held on            , 2013, at 9:00 a.m. local time, at            .

The purpose of the special meeting is:

•	to vote on a proposal to approve the merger agreement that we have entered into with GE and Merger Sub;

•

to vote on a proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, referred to as the adjournment proposal;

•

to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger, referred to as the related compensation proposal; and

•	to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of the Board of Directors (page 16)

The board of directors has unanimously determined that the merger agreement, the performance by us of our obligations thereunder and the consummation of the transaction contemplated by the merger agreement are fair to, advisable to and in the best interests of our shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. The board of directors also unanimously recommends that you vote “FOR” the adjournment proposal and “FOR” the related compensation proposal.

Record Date (page 16)

If you owned shares of our common stock of record at the close of business on             , 2013, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting, or any adjournment or postponement thereof. You have one vote for each share of our common stock owned on the record date. As of the close of business on the record date, there were              shares of our common stock outstanding held by approximately              holders of record.

Required Vote (page 16)

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on the record date will constitute a quorum for purposes of voting at the meeting. The approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the meeting. Approval of the related compensation proposal also requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the special meeting. The vote on the related compensation proposal is advisory in nature and will not be binding on Lufkin or our board of directors. If you abstain or fail to submit your proxy or vote in person at the meeting, it will have the same effect as a vote against the proposal to approve the merger agreement. If you fail to submit your proxy and do not attend the meeting, it will have no effect on the outcome of the adjournment proposal or the related compensation proposal, but if you abstain, it will have the same effect as a vote against these proposals.

Voting; Submission of Proxy (page 17)

Our shareholders of record can submit their proxy three ways:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on their proxy card; or

•	by the Internet, using the instructions printed on their proxy card.

If you hold your shares in “street name” through a broker or other nominee, you will receive separate instructions from your broker or nominee, and you must instruct the broker or other nominee on how to vote your shares by following the instructions that they provide to you with those materials.

Revocability of Proxies (page 17)

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

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sending a written notice of revocation to Lufkin Industries, Inc., Attn: Corporate Secretary, 601 South Raguet Street, Lufkin, Texas 75904-3951, which must be received before your shares are voted at the special meeting;

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properly submitting a new proxy card, which must be received before your shares are voted at the special meeting (in which case only the later-submitted proxy is counted and your earlier proxy is revoked);

•

submitting another proxy via Internet or by telephone at a later date before your shares are voted at the special meeting (in which case only the later-submitted proxy is counted and your earlier proxy is revoked); or

•	attending the special meeting and voting by ballot in person.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” by your broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies.

The Merger (page 53)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly owned subsidiary of GE, will merge with and into us. Lufkin will be the surviving corporation in the merger and will become a wholly owned subsidiary of GE. As a result of the merger, our common stock will cease to be publicly traded. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Consideration to be Received in the Merger (page 54)

If the merger is completed, you will be entitled to receive $88.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the time of completion of the merger, unless you are a dissenting shareholder and you perfect your rights of dissent and appraisal under the Texas Business Organization Code, referred to as the TBOC. In that case, your shares will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by a court in accordance with the TBOC. Shares owned by us as treasury stock and any shares owned by GE or Merger Sub will be cancelled without payment of any consideration in the merger.

Opinion of Simmons & Company International (page 29)

In connection with the merger, at the meeting of the Lufkin board of directors on April 5, 2013, Simmons & Company International, referred to as Simmons, delivered its oral opinion to the board of directors, later confirmed in writing, that, as of that date, based upon and subject to the assumptions and limitations set forth in its opinion, the $88.50 in cash per share of Lufkin common stock to be received by the shareholders of Lufkin pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

The full text of Simmons’ written opinion is attached as Annex B to this proxy statement. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and limitations upon the review undertaken by Simmons in rendering the opinion. Simmons’ opinion is directed to our board and addresses only the fairness from a financial point of view of the $88.50 in cash per share of Lufkin common stock pursuant to the merger agreement to holders of shares of Lufkin common stock as of the date of the opinion. The Simmons opinion does not address any other aspects of the merger and does not constitute a recommendation to any shareholders of Lufkin as to how to vote at any shareholders’ meeting related to the merger or to take any other action with respect to the merger.

Source of Funds (page 38)

GE and Merger Sub currently intend that the required funds for the merger consideration and other payments under the merger agreement and related expenses will be provided through available cash on hand of GE and its subsidiaries. The completion of the merger is not subject to any financing condition.

What We Need to Do to Complete the Merger (page 66)

We, GE and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	the approval of the merger agreement by the holders of two-thirds of our outstanding shares of common stock;

•

the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, and the making and receipt of applicable filings and approvals under applicable foreign antitrust laws that are required to be made or obtained;

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there being no law or injunction prohibiting the consummation of the merger and there being no action or litigation instituted or threatened in writing by any governmental authority that would or would be reasonably likely to prevent the consummation of the merger or make the transaction contemplated by the merger agreement illegal;

•	subject to specified materiality standards, the accuracy of the representations and warranties of Lufkin and GE contained in the merger agreement;

•	compliance by Lufkin, GE and Merger Sub in all material respects with their respective obligations contained in the merger agreement;

•	the absence of any changes or events that have had or would reasonably be expected to have a material adverse effect on Lufkin; and

•	there being no investigation or litigation that shall be pending or threatened in writing by a governmental authority which would be reasonably likely to impose limitations on the ability of

GE to effectively exercise full rights of ownership of Lufkin or result in material governmental damages or a governmental investigation reasonably expected to result in significant criminal or civil sanctions.

Non-Solicitation (page 61)

We have agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing acquisition proposals or provide confidential information in connection therewith. Our board of directors may, subject to certain conditions, change its recommendation in favor of the approval of the merger agreement if, (i) in connection with the receipt of an unsolicited alternative proposal, the board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to effect such a change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties or (ii) in connection with a material event or circumstance that arises or occurs after the date of the merger agreement, or a material consequence relating to an event or circumstance existing on or before the date of the merger agreement, that was in either case not, prior the date of the merger agreement, known by the board, the board determines in good faith, after consultation with its financial advisors and outside counsel, that the failure to effect such a change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties, in each case, after providing notice thereof to GE and allowing GE the opportunity to modify the merger agreement in a manner such that the board no longer concludes that the failure to effect such change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties. See “The Merger Agreement (Proposal 1)—Non-Solicitation.”

Termination of the Merger Agreement (page 67)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by action of the board of directors of the terminating party or parties, as follows:

•	by mutual written consent of GE and us;

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by either GE or us if the merger has not been completed on or prior to October 30, 2013, subject to extension in certain circumstances (in which case such date shall be automatically extended for one year or such shorter period as may be mutually agreed between the parties), provided that the right to terminate the merger agreement for this reason is not available (i) to any party if the inability to satisfy a condition of the merger is due to the failure to perform any of its obligations under the merger agreement or (ii) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by the merger agreement;

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by either GE or us if any law or injunction that has become final and nonappealable prohibits the consummation of the merger; provided, that the right to terminate the merger agreement for this reason is not available to a party if the restraint was due to its failure to perform any of its obligations under the merger agreement;

•	by either GE or us if our shareholders do not approve the merger agreement at the special meeting;

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by GE if (i) our board of directors has withdrawn or changed, or proposed publicly to withdraw or change, in a manner adverse to GE, in its recommendation that our shareholders approve the merger agreement, (ii) our board of directors has publicly recommended the approval or adoption of, or publicly approved or adopted, or proposed to publicly recommend, approve or adopt, any alternative proposal or (iii) after receiving an alternate proposal, our board of directors has failed to publicly reconfirm, as set forth in the merger agreement, its recommendation that our shareholders approve the merger after written request by GE to do so;

•	by GE if, at any time prior to the approval of the merger agreement by our shareholders and provided that GE is not in material breach of its obligations under the merger agreement, we willfully, subject to certain exceptions, (i) violate our obligation to call and hold a special meeting for the purpose of obtaining shareholder approval of the merger agreement or (ii) fail to comply with our obligations as described in “The Merger Agreement (Proposal 1)—Non-Solicitation;”

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by GE if it is not in material breach of its obligations under the merger agreement, if there is a breach by us of any representation, warranty, covenant or other agreement of ours contained in the merger agreement, other than those described in the previous bullet, and the breach cannot be cured or has not been cured within 30 days after written notice thereof, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied;

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by us if we are not in material breach of our obligations under the merger agreement, if there is a breach by GE or Merger Sub of any representation, warranty, covenant or other agreement of theirs contained in the merger agreement, and the breach cannot be cured or has not been cured within 30 days after written notice thereof, and, in each case, the breach would cause a condition to completion of the merger to be incapable of being satisfied; or

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by us, at any time prior to the approval of the merger agreement by our shareholders, in order to enter into a definitive agreement relating to a superior proposal, but only if we have complied in all material respects with our obligations described in “The Merger Agreement (Proposal 1)—Non-Solicitation” and paid the requisite termination fee.

Termination Fee and Expense Reimbursement (page 68)

In the event that we terminate the merger agreement and we substantially contemporaneously enter into a definitive agreement relating to a superior proposal after May 5, 2013, we will be required to pay GE a termination fee of $95.0 million. In the same circumstances on or prior to May 5, 2013, we will be required to pay GE a lower termination fee of $47.0 million. If the merger agreement is terminated under other specified circumstances, we will be required to pay GE a $95.0 million termination fee.

Generally, all fees and expenses incurred in connection with the transaction contemplated by the merger agreement will be the obligation of the respective party incurring such fees and expenses. If the merger agreement is terminated in specified circumstances, GE or Lufkin may be required to pay to the other party such party’s documented, out-of-pocket expenses not to exceed $5.0 million, which in some circumstances may be credited against a termination fee payable by Lufkin.

Voting by Lufkin’s Directors and Executive Officers (page 18)

As of             , 2013, the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate,              shares of our common stock, representing approximately          % of the voting power of the outstanding shares entitled to vote. These shares include              shares of restricted common stock held by our directors and executive officers, all of which will vest fully prior to the completion of the merger. We currently expect that our directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement, although none of them has entered into any agreement obligating them to do so.

Interests of Directors and Executive Officers of Lufkin in the Merger (page 38)

In considering the recommendation of our board of directors to approve the merger agreement, shareholders should be aware that our executive officers and directors may have certain interests in the proposed transaction that may be different from, or in addition to, the interests of our shareholders generally. These interests are described in the section entitled “The Merger—Interests of Directors and Executive Officers of Lufkin in the Merger.” The board of directors was aware of these interests and considered them when approving the merger agreement and recommending that our shareholders vote for the approval of the merger agreement. These interests include the following, among others:

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each option issued and outstanding immediately prior to the completion of the merger will be accelerated, become fully vested and cancelled, and the former holders of such options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to the option, multiplied by (ii) $88.50 minus the per share exercise price of the option, net of any applicable withholding taxes;

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each share of restricted stock that is outstanding immediately prior to the completion of the merger will vest in full upon the completion of the merger, and each holder of shares of restricted stock will be entitled to receive $88.50 in cash, without interest and less any applicable withholding taxes, for each share of restricted stock held immediately prior to the completion of the merger;

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our executive officers are entitled to receive certain severance benefits under their severance agreements and/or employment agreements with us upon certain qualifying terminations following the closing of the merger; and

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each of GE and the surviving corporation has agreed to indemnify and hold harmless each of our present and former directors and officers for six years following completion of the merger and to provide certain directors’ and officers’ liability insurance coverage to such directors and officers during such period.

Regulatory Matters (page 42)

We and GE are required to make filings under the HSR Act in connection with the merger. The HSR Act provides that a notifiable transaction, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or early termination of that waiting period, following the filing of notification forms by both parties to the merger with the Antitrust Division of the U.S. Department of Justice, referred to as the DOJ, and the Federal Trade Commission, referred to as the FTC. The expiration or early termination of the applicable waiting period under the HSR Act is a condition to completion of the merger. See “The Merger Agreement (Proposal 1)—Conditions to the Merger.” Lufkin and GE filed the requisite notification and report forms with the DOJ and FTC on April 22, 2013. In addition, Lufkin and GE conduct operations in foreign jurisdictions where antitrust/competition filings or approvals may be required or advisable in connection with the merger. Lufkin and GE expect to make antitrust/competition filings in a number of those jurisdictions. However, there can be no guarantee if or when any such approvals will be obtained or as to the conditions that such approvals may contain.

Rights of Dissent and Appraisal (page 47)

Under Texas law, you are entitled to rights of dissent and appraisal in connection with the merger.

If you comply with the requirements of Subchapter H of Section 10 of the TBOC, you will have the right under Texas law to demand payment for the fair value of your shares as determined by a court in accordance with the statutory requirements. Your rights of dissent and appraisal are subject to a number of restrictions and technical requirements. Generally, in order to exercise your rights of dissent and appraisal, you must comply with the following procedures:

•	prior to the special meeting, you must deliver to the company a written notice of objection to the merger that complies with the applicable statutory requirements;

•	you must vote against the approval of the merger agreement, either by proxy or in person, at the special meeting;

•

if the merger is approved at the special meeting, then, not later than the 20th day after the surviving corporation has sent to you notice that the merger has taken effect, you must deliver to the surviving corporation a written demand for payment of fair value of your shares for which rights of dissent and appraisal are sought that complies with the applicable statutory requirements; and

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if you and the surviving corporation are unable to reach an agreement as to the fair value of your shares, then you or the surviving corporation must file a petition in a court in Angelina County, Texas, the county in which Lufkin’s principal office in Texas is located, requesting a finding and determination of the fair value of your shares. The surviving corporation is under no obligation to file any such petition and has no intention of doing so.

Merely voting against the approval of the merger agreement will not preserve your appraisal rights, which require you to take all the steps provided under Texas law. If you hold your shares in “street name,” you must instruct your broker or other nominee to take action in strict compliance with the TBOC to exercise your rights of dissent and appraisal. Requirements under Texas law for exercising rights of dissent and appraisal rights are described in further detail under “The Merger—Rights of Dissent and Appraisal.” Subchapter H of Section 10 of the TBOC regarding rights of dissent and appraisal available to shareholders is reproduced and attached as Annex C to this proxy statement. If you wish to avail yourself of your rights of dissent and appraisal, you should consult your legal advisor.

Material U.S. Federal Income Tax Considerations (page 43)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our stock. Please see “The Merger—Material U.S. Federal Income Tax Consequences” for a more detailed explanation of the tax consequences of the merger. We urge you to consult your tax advisor on how specific tax consequences of the merger apply to you.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the merger and the special meeting. They highlight only selected information from this proxy statement. You should carefully read this entire proxy statement, its annexes and the documents incorporated by reference in this proxy statement.

The Special Meeting

Q.	Why am I receiving these materials?

A.	Our board of directors is sending these proxy materials to provide our shareholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will take place on , 2013 at 9:00 a.m. local time. The location of the special meeting is .

Q.	Who is soliciting my proxy?

A.	Your proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on:

•	the proposal to approve the merger agreement;

•	the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement;

•	the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger; and

•	the transaction of any other business that may properly come before the special meeting.

Q.	How does Lufkin’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to adjourn the special meeting to solicit additional proxies; and

•	“FOR” the proposal to approve, on a non-binding, advisory basis, the related compensation proposal.

Q.	How do Lufkin’s directors and executive officers intend to vote?

A.	We believe our directors and executive officers intend to vote all of their shares of our common stock:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to adjourn the special meeting to solicit additional proxies; and

•	“FOR” the proposal to approve, on a non-binding, advisory basis, the related compensation proposal.

As of the record date, our directors and executive officers beneficially owned              of our outstanding shares, representing approximately          % of our total outstanding shares.

Q.	What vote is required for Lufkin’s shareholders to approve the merger agreement?

A.	The approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock.

Q.	What vote is required for Lufkin’s shareholders to adjourn the special meeting to solicit additional proxies?

A.	The proposal to adjourn the special meeting to solicit additional proxies requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the meeting.

Q.	What vote is required for Lufkin’s shareholders to approve the related compensation proposal?

A.	The proposal to approve the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the special meeting. This vote is advisory in nature and will not be binding on Lufkin or our board of directors.

Q.	Why am I being asked to cast an advisory, non-binding vote on the related compensation proposal?

A.	In July 2010, the Securities and Exchange Commission, referred to as the SEC, adopted rules that require public companies like Lufkin to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to a proposed merger. See “Advisory Vote Regarding Merger-Related Compensation (Proposal 3).”

Q.	Who is entitled to vote at the special meeting?

A.	If you owned shares of our common stock of record at the close of business on , 2013, the record date for the determination of shareholders entitled to notice of and to vote at the special meeting, you are entitled to vote at the special meeting, and any adjournment or postponement thereof. You have one vote for each share of our common stock that you owned on the record date.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please submit your proxy as promptly as practicable by:

•	completing, signing, dating and returning the enclosed proxy card;

•	using the telephone number printed on your proxy card; or

•	using the Internet instructions printed on your proxy card.

You can also attend the special meeting and vote in person. Do NOT enclose or return any stock certificates with your proxy. If the merger is completed you will receive instructions with respect to delivering your certificates and receiving the merger consideration.

Q.	If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.

If you are a beneficial owner holding your shares in “street name,” you should direct your broker, bank, trustee or other nominee on how to vote the shares. You should complete a voting instruction card provided to you by your broker, bank, trustee or other nominee or provide your voting instructions via Internet or by telephone, if Internet or telephone voting is made available by your broker, bank, trustee or other nominee. If you wish to vote in person at the meeting the shares you hold in street name, you must first obtain from the broker, bank, trustee or other nominee that is the holder of record of your shares a proxy issued in your name and show proper identification.

Your broker, bank, trustee or other nominee does not have discretionary voting on the proposal to approve the merger agreement, the adjournment proposal or the related compensation proposal, which means that such broker, bank, trustee or other nominee will not be able to vote your shares on these proposals without instructions from you. See “The Special Meeting.”

Q.	How are votes counted?

A.	For the proposal to approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you voted against the proposal to approve the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares on the proposal to approve the merger agreement in the absence of specific instructions from you. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum and will have the effect of a vote against the approval of the merger agreement.

For the adjournment proposal and the related compensation proposal, you may vote FOR, AGAINST or ABSTAIN. If you abstain, it will have the same effect as a vote against these proposals. Failure to submit your proxy and to attend the meeting will have no effect on the approval of the adjournment proposal and the related compensation proposal. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee also will not be entitled to vote your shares on the these proposals in the absence of specific instructions from you. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have no effect on the outcome of these proposals.

If you sign your proxy card without indicating how you wish to vote, your shares will be voted “FOR” the approval of the merger agreement, “FOR” the adjournment proposal and “FOR” the approval of the related compensation proposal, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card via mail, or submit your proxy over the telephone or the Internet as promptly as practicable so that your shares will be voted at the special meeting.

Q.	May I change my vote after I deliver my proxy?

A.	Yes. You can change your vote at any time before your shares are voted at the special meeting. If you are a holder of record, you can do so in any of the following ways:

•

sending a written notice of revocation to Lufkin Industries, Inc., Attn: Corporate Secretary, 601 South Raguet Street, Lufkin, Texas 75904-3951, which must be received before your shares are voted at the special meeting;

•

properly submitting a new proxy card, which must be received before your shares are voted at the special meeting (in which case only the later-submitted proxy is counted and your earlier proxy is revoked);

•

submitting a proxy via Internet or by telephone at a later date before your shares are voted at the special meeting (in which case only the later-submitted proxy is counted and your earlier proxy is revoked); or

•	attending the special meeting and voting by ballot in person.

If you are a beneficial owner holding your shares in “street name,” you may change your vote only by submitting new voting instructions to your broker, bank, trustee or other nominee. See “The Special Meeting.”

Q.	May I vote in person?

A.	You may attend the special meeting and vote your shares in person if you are a shareholder of record. If you hold shares in “street name” through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee and proof of identification in order to vote your shares at the meeting.

Q.	What happens if I do not return a proxy card via mail, submit a proxy via telephone or the Internet, or vote in person?

A.	If you do not return a proxy card via mail, submit a proxy via telephone or the Internet, or attend the special meeting to vote in person, it will have the same effect as a vote against the approval of the merger agreement, but will have no effect on the outcome of the adjournment proposal or the related compensation proposal.

Q.	What does it mean if I receive more than one set of materials?

A.	This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or other nominee or through more than one broker or other nominee. In these situations, you will receive multiple sets of proxy materials. To vote all of the shares, you must sign and return all of the proxy cards or follow the instructions for the submission of proxies by telephone or Internet on each of the proxy cards that you receive. Each proxy card you receive comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned in the return envelope that accompanies that proxy card. You must also follow each set of directions for instructing your broker or other nominee how to vote.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Lufkin by GE pursuant to a merger agreement entered into between us, GE and Merger Sub, which is a wholly owned subsidiary of GE. Pursuant to the merger agreement, Merger Sub will merge with and into Lufkin, with Lufkin surviving the merger. In connection with the merger, the outstanding shares of our common stock will be converted into the right to receive the cash merger consideration. If the merger is completed, we will be a wholly owned subsidiary of GE and our common stock will cease to be publicly traded.

Q.	If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.	Shareholders will be entitled to receive $88.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by us as treasury stock and any shares owned by GE or Merger Sub will be cancelled without any payment in the merger.

After the merger is completed, GE will arrange for a letter of transmittal to be sent to each of our shareholders of record. The merger consideration will be paid to each shareholder of record once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation to the paying agent identified in the letter of transmittal. Shareholders who hold their shares in street name will not be required to deliver a letter of transmittal or stock certificate to the paying agent in order to receive their merger consideration; rather, they will receive instructions from their broker or other nominee as to receipt of payment of the merger consideration.

Shares held by a shareholder who has properly perfected rights of dissent and appraisal with respect to such shares and who otherwise complies with the TBOC will not be converted into the right to receive the merger consideration, but will represent the right to receive the fair value of such shares as determined by a court in accordance with the TBOC.

Q.	Who are GE and Merger Sub?

A.	GE, a New York corporation, is one of the largest and most diversified infrastructure and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, oil and gas production equipment, and household appliances to medical imaging, business and consumer financing and industrial products, GE serves customers in more than 100 countries and employs approximately 305,000 people worldwide.

Merger Sub, a Texas corporation, is a wholly owned subsidiary of GE. Merger Sub was formed on April 5, 2013 solely for the purpose of effecting the merger and has not engaged in any other business.

Q.	What happens if I sell my Lufkin shares after the record date but before the special meeting?

A.	If you transfer your Lufkin shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not approved by Lufkin shareholders or if the merger is not completed for any other reason, you will not receive any form of consideration for your Lufkin shares in connection with the merger. Instead, Lufkin will remain an independent public company and its common stock will continue to be listed and traded on The NASDAQ Global Select Market. If the merger agreement is terminated under specified circumstances, Lufkin may be required to pay GE a termination fee of $95.0 million or $47.0 million, depending on the circumstances, as described under ‘‘The Merger Agreement (Proposal 1)—Termination Fees.’’

Q.	Am I entitled to rights of dissent and appraisal?

A.

Yes. In order to exercise your rights of dissent and appraisal, you must follow the requirements set forth in Subchapter H of Section 10 of the TBOC. Under Texas law, shareholders of the company who vote against approving the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by a court in accordance with the statutory requirements if the merger is completed. Rights of dissent and appraisal will only be available to these shareholders if they deliver to the company a written notice of objection to the merger prior to the special meeting, vote against approving the merger agreement by proxy or in person at the special meeting, deliver to the surviving corporation a demand for payment of fair value of their shares following the merger and otherwise comply with applicable statutory procedures and requirements, which are summarized in this proxy statement. The appraisal amount could be more than, the same as, or less than the amount a shareholder would be entitled to receive under the terms of the merger agreement. A copy of Subchapter H of Section 10 of the TBOC is attached as Annex C to this proxy statement and a summary of this provision can be found along with additional information about rights of dissent and appraisal under “The Merger—Rights of Dissent and Appraisal.”

Q.	Will I continue to receive Lufkin dividends?

A.	Before completion of the merger, Lufkin expects to continue to pay its regular quarterly cash dividends on common shares, which currently are $0.125 per share of Lufkin common stock. You will only receive Lufkin dividends which have a record date prior to the effective time of the merger.

Q.	Why is the Lufkin board recommending the merger?

A.	The board of directors has unanimously approved the merger agreement and determined that the merger agreement, the performance by us of our obligations thereunder and the consummation of the transaction contemplated by the merger agreement are fair to, advisable to and in the best interests of our shareholders. Accordingly, our board of directors recommends that you vote “FOR” the proposal to approve the merger agreement. To review the board’s reasons for recommending the merger, see the section entitled “The Merger—Reasons for the Merger and Recommendation of the Board of Directors.”

Q.	Will the merger be a taxable transaction to me?

A.	Yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our stock. Please see “The Merger—Material U.S. Federal Income Tax Consequences” for a more detailed explanation of the tax consequences of the merger. We urge you to consult your tax advisor on how specific tax consequences of the merger apply to you.

Q.	Is the merger subject to the satisfaction of any conditions?

A.	Yes. In addition to the approval of the merger agreement by our shareholders, the merger is subject to satisfaction of various conditions. For a description of these conditions, please see “The Merger Agreement (Proposal 1)—Conditions to the Merger.”

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after all the conditions to the merger are satisfied or waived, including approval of the merger agreement by our shareholders at the special meeting and receipt of applicable regulatory approvals. We expect this to occur during the second half of 2013.

Q.	Should I send in my Lufkin stock certificates now?

A.	No. After the merger is completed, the paying agent will send to each of our shareholders of record written instructions for exchanging your stock certificates. You must return your stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the paying agent receives your stock certificates and any completed documents required in the instructions. Please do not send in your stock certificates now.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Inc., our proxy solicitor, toll-free at 800-905-7281.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference in this proxy statement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future actions, conditions or events, including with respect to the merger, as well as future operating results, the ability to generate sales, income or cash flow or to pay dividends are forward-looking statements.

Although we believe that these estimates and forward-looking statements are based on reasonable assumptions, they are subject to risks and uncertainties and are made in light of information currently available to us. Many factors, in addition to the factors described in this proxy statement, may cause actual results to differ from those projected in our forward-looking statements. We urge you to read carefully this entire proxy statement and the documents incorporated by reference into this proxy statement with the understanding that actual future results may be materially different from what we expect. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger;

•	changes in government regulation;

•	receipt of necessary approvals under applicable antitrust laws and the laws of other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including without limitation our ability to retain key employees; and

•	other factors described in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our subsequent reports filed with the SEC under the Exchange Act.

See “Where You Can Find More Information” and “Incorporation by Reference.” The foregoing list and the risks reflected in our documents incorporated by reference in this proxy statement should not be construed to be exhaustive. Forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any forward-looking statement because of new information, future events or other factors. Forward-looking statements involve risks and uncertainties and are not guarantees of future performance. There is no assurance that any of the risks described in, or that any of the uncertainties associated with the forward-looking statements discussed in this proxy statement or the documents incorporated by reference into this proxy statement will occur, or if any of them do, when they will occur or what impact they will have on our operations or financial condition. Future results and performance may differ materially from those expressed in these forward-looking statements due to, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements when making your decision.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on             , 2013, beginning at 9:00 a.m. local time at             . The purpose of the special meeting is:

•	to vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 5, 2013, by and among GE, Merger Sub and Lufkin, as such agreement may be amended from time to time;

•

to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, referred to as the adjournment proposal;

•

to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger, referred to as the related compensation proposal; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Board Recommendation

Our board of directors has unanimously determined that the merger agreement, the performance by us of our obligations thereunder and the consummation of the transaction contemplated by the merger agreement are fair to, advisable to and in the best interests of our shareholders, and our board of directors has unanimously approved the merger agreement and the merger. Accordingly, our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement. If there are insufficient votes at the time of the special meeting to approve the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the merger agreement. Our board of directors unanimously recommends that our shareholders vote “FOR” the adjournment proposal. Our board of directors also unanimously recommends that our shareholders vote “FOR” the approval of the related compensation proposal.

Record Date; Quorum

As of the close of business on             , 2013, the record date for the special meeting, there were              shares of our common stock outstanding held by approximately             shareholders of record. The presence, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on the record date entitled to vote will constitute a quorum at the special meeting. Shares of our common stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the special meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting, which would subject the company to additional expense.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on the record date will constitute a quorum for purposes of voting at the meeting. The approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of our common stock outstanding on the record date. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the meeting. Approval of the related compensation proposal requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the special meeting. The vote on the related compensation proposal is advisory in nature and will not be binding on Lufkin or our board of directors. If you abstain or fail to submit your proxy or vote in person at the meeting, it will have the same effect as a vote against the proposal to approve the merger agreement. If you abstain, it will have the same effect as a vote against the approval of the adjournment proposal and the related compensation proposal. If you fail to submit your proxy and do not attend the meeting, it will have no effect on the outcome of the adjournment proposal and the related compensation proposal.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not vote those customers’ shares on the proposal to approve the merger agreement or the other two proposals in the absence of specific instructions from those customers. These non-voted shares of our common stock, or “broker non-votes,” will be counted for the purpose of determining whether a quorum is present, but will not be counted as shares voting on any of the proposals. Accordingly, broker non-votes will have the same effect as votes “against” the proposal to approve of the merger agreement and will have no effect on the outcome of the adjournment proposal and the related compensation proposal.

Voting; Submission of Proxy

Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person.

Shareholders may submit their proxy by:

•	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage prepaid envelope;

•	using the telephone number printed on your proxy card; or

•	using the Internet instructions printed on your proxy card.

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the adjournment proposal and “FOR” the related compensation proposal, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Inc., our proxy solicitor, toll-free at 800-905-7281.

Shareholders who hold their shares in “street name,” meaning in the name of a broker or other nominee, must either direct the broker or nominee how to vote their shares pursuant to the instructions they receive from their broker or other nominees or obtain a proxy from the record holder to vote their shares at the special meeting, in which case the shareholder attending the special meeting must present proper identification.

Revocability of Proxies

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•

sending a written notice of revocation to Lufkin Industries, Inc., Attn: Corporate Secretary, 601 South Raguet Street, Lufkin, Texas 75904-3951, which must be received before your shares are voted at the special meeting;

•

properly submitting a new proxy card, which must be received before your shares are voted at the special meeting (in which case only the later-submitted proxy is counted and your earlier proxy is revoked);

•

submitting another proxy via Internet or by telephone at a later date prior to the time your shares are voted at the special meeting (in which case only the later-submitted proxy is counted and your earlier proxy is revoked); or

•	attending the special meeting and voting by ballot in person.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name” by your broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies.

Voting by Lufkin’s Directors and Executive Officers

As of             , 2013, the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate,              shares of our common stock, representing approximately         % of the voting power of the outstanding shares entitled to vote. These shares include              shares of restricted common stock held by our directors and executive officers, all of which will vest fully prior to the completion of the merger. We currently expect that our directors and executive officers will vote their shares in favor of the proposal to approve the merger agreement and the other two proposals, although none of them has entered into any agreement obligating them to do so.

Solicitation of Proxies; Expenses

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These persons will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

We have retained Georgeson Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $             plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the meeting, whether or not a quorum exists. At any adjourned meeting, Lufkin may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by Lufkin shareholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the Lufkin special meeting in this proxy statement are to such special meeting as adjourned or postponed.

THE MERGER

This section of proxy statement describes the material aspects of the proposed transaction. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the full text of the merger agreement (which is attached as Annex A), for a more complete understanding of the transaction. In addition, important business and financial information about us which you should read is incorporated by reference into this proxy statement. See “Where You Can Find More Information” and “Incorporation by Reference.”

Background of the Merger

On September 7, 2012, Mr. John G. Rice, Vice Chairman of GE, contacted Mr. Richard R. Stewart, a member of Lufkin’s board who is a former GE officer, to express an interest by GE, which was a significant customer of the company’s power transmission division, in a potential business combination transaction between GE and the company. This initial contact by Mr. Rice led to a meeting in Houston, Texas, on September 18, 2012, between Mr. John F. Glick, our President and Chief Executive Officer, Mr. Stewart, Mr. Jeffrey R. Immelt, the Chairman and Chief Executive Officer of GE, and Ms. Pamela Daley, who was at that time Senior Vice President of Corporate Development for GE. At the meeting, Mr. Glick advised Mr. Immelt and Ms. Daley that Lufkin’s board had not authorized any discussions of a sale of the company; however, management was willing to discuss, on a preliminary basis, GE’s interest in the company and provide GE with an improved understanding of the company’s key attributes and successes. Mr. Immelt and Ms. Daley indicated that, based on public information, GE viewed Lufkin as an attractive candidate for an acquisition, but that, before GE could develop a valuation, GE would need confidential information to complete its analysis and modeling. Mr. Immelt and Ms. Daley informed Messrs. Glick and Stewart that any further discussions regarding a potential business combination transaction with Lufkin would necessarily be on an exclusive basis. Mr. Glick concluded the meeting by reiterating that the company was not for sale, but that he would discuss GE’s indication of interest with the board.

At a special meeting of Lufkin’s board on September 20, 2012, the board received a report regarding GE’s interest in a potential business combination transaction with Lufkin and a summary of the recent discussions with GE. The board also received advice from outside counsel to the company regarding the board’s fiduciary obligations with respect to such discussions. The board concluded the meeting by reiterating that the company was not for sale, but authorized Mr. Glick to pursue and participate in a follow-up meeting with GE involving other members of Lufkin’s management in order to provide high-level information regarding the company to GE, subject to the execution of a satisfactory confidentiality agreement.

On October 1, 2012, the executive committee of the board, which advises management during the intervals between meetings of the board and is generally empowered to exercise the full power of the board during such intervals, met to receive an update from Mr. Glick regarding discussions with GE. The executive committee discussed the follow-up meeting with GE, which was scheduled for October 3, 2012. Mr. Glick advised the executive committee that several members of Lufkin’s management would participate in the meeting in order to efficiently discuss a broad range of topics. Mr. Glick also advised the executive committee that he and representatives of Simmons, Lufkin’s financial advisor in connection with its recent acquisitions, had recently had an informal conversation regarding merger and acquisition activity in the oilfield services industry. He reported that, although Simmons had not conducted any analysis, Simmons’ general impression was that Lufkin’s common stock was undervalued, and a transaction involving Lufkin should involve a significant premium to Lufkin’s then-current stock price of approximately $57.67. The executive committee did not take any action at the meeting.

On October 2, 2012, Lufkin and GE executed a confidentiality and standstill agreement, and on October 3, 2012, Mr. Glick and other Lufkin representatives met with Mr. Daniel Heintzelman, President and Chief Executive Officer of GE Oil & Gas, Ms. Daley and other GE representatives in Chicago to discuss the company.

At the meeting, Lufkin’s representatives presented information regarding the company’s general plans, strategies, recent acquisitions and product lines, as well as additional information regarding the anticipated sources of the company’s growth by geographic region and product line. Lufkin’s representatives reiterated that the company was not for sale and explained that Lufkin’s management believed the current stock price significantly undervalued Lufkin because the company was currently burdened by various non-recurring extraordinary expenditures and investments incurred in the previous 12 months, but it had not yet realized the expected growth and other benefits associated with those expenditures and investments. At the end of the meeting, GE’s representatives indicated that they would communicate a preliminary valuation of the company or, alternatively, a decision not to make a proposal regarding a potential business combination transaction within the following weeks.

On October 24, 2012, at GE’s request, Mr. Glick and Mr. Douglas V. Smith, the Chairman of our board and of the executive committee, met with Mr. Immelt and Ms. Daley in Houston to discuss the results of GE’s analysis following the October 3, 2012 meeting. Mr. Immelt expressed a general interest in a potential acquisition of Lufkin, but indicated that GE would require additional diligence information to establish a valuation and confirm its interest in proceeding further. Mr. Glick informed Mr. Immelt that since the Lufkin board had not been considering a sale of the company, it did not seem prudent to proceed further without receiving an indication of value from GE. In response, Mr. Immelt expressed GE’s preliminary valuation of Lufkin’s common stock as being “$80ish per share” based on Lufkin’s earnings during the trailing twelve months. He suggested that a transaction would involve cash consideration, but did not provide additional information regarding the details of a potential transaction. Mr. Glick advised Mr. Immelt that the board did not view trailing twelve months earnings as representative of Lufkin’s potential, and he doubted that the board would be interested in a transaction at that valuation. Nevertheless, Mr. Glick indicated that he would communicate GE’s preliminary valuation to the board.

On October 25, 2012, the board held a special meeting to discuss the recent developments with GE. Mr. Glick provided an update with respect to the October 3, 2012 and October 24, 2012 meetings with GE and communicated GE’s preliminary valuation to the board. The board and Mr. Glick concluded that GE’s preliminary valuation likely constituted a range around $80.00 per share, but they were unsure as to its upper and lower boundaries. The board discussed at length the recent developments, the preliminary valuation range, management’s current financial estimates for the company, including a slightly weaker outlook for 2013, and whether the board should hire a financial advisor to provide an independent valuation for Lufkin. Representatives of Bracewell & Giuliani LLP, referred to as Bracewell, which had been engaged recently to serve as the company’s outside corporate counsel, joined the meeting at the board’s request and reviewed with the board its fiduciary duties applicable to the recent discussions with GE. Management advised the board that Bracewell was selected to serve as the company’s corporate counsel in part on the basis of Bracewell’s experience in the energy industry and in merger and acquisition transactions. In the ensuing discussion, the board discussed historical trading prices for Lufkin’s common stock and its belief that the current trading price had not yet benefited from Lufkin’s recent investments and capital expenditures. The board ultimately concluded that GE’s preliminary valuation range was not sufficiently compelling to pursue further discussions and instructed Mr. Glick to so inform GE. The board also concluded that it was not necessary to engage a financial advisor at that time given the informal nature of GE’s preliminary valuation range, the increased risk of information leaks that could accompany any such engagement and the board’s decision not to proceed with a transaction within the preliminary valuation range proposed by GE.

On October 30, 2012, Mr. Glick contacted Ms. Daley by telephone and informed her that the board had determined that GE’s preliminary valuation range was not sufficiently compelling to pursue further discussions with respect to a potential business combination transaction. Ms. Daley acknowledged the company’s position, but requested a follow-up discussion between GE and Mr. Christopher L. Boone, the company’s Chief Financial Officer, solely to verify information that previously had been provided by Lufkin, to which Mr. Glick consented. The follow up discussion between Mr. Boone and Mr. Robert Duffy, Vice President of Global Business Development for GE, occurred on November 1, 2012.

At the regularly-scheduled November 7, 2012 board meeting, the board reviewed, among other items, Lufkin’s third quarter operating results and the operating and capital budgets for 2013. Mr. Glick also provided the board with an update of the October 30, 2012 and November 1, 2012 discussions, and advised the board that he had not received further contact from GE. The board determined that no further action was required with respect to GE at this time.

On November 19, 2012, Mr. Immelt contacted Mr. Glick by telephone and informed him that GE’s further analysis of the information provided by the company did not support a valuation significantly above GE’s previously-indicated preliminary valuation range. Mr. Glick reiterated that the board did not view the preliminary valuation range to be compelling. At the conclusion of the meeting, Mr. Glick and Mr. Immelt agreed to suspend discussions with respect to a potential acquisition of Lufkin. Following the November 19, 2012 conversation, Mr. Glick contacted each other member of board individually to inform them of his discussion with Mr. Immelt and to confirm that each director agreed with the decision to suspend discussions with GE. Each director confirmed his or her view that GE’s preliminary valuation range was not sufficiently compelling to pursue a potential acquisition by GE and concurred with the decision to suspend discussions with GE.

In anticipation of an upcoming Lufkin board meeting, in late January 2013, Mr. Glick requested that Mr. Stewart contact Mr. Rice to determine whether the company should treat the previously suspended discussions with GE as terminated, or if GE had any continuing interest in acquiring Lufkin. Mr. Rice suggested that Mr. Glick should call Mr. Immelt directly, which Mr. Glick did on February 7, 2013. In that call, Mr. Immelt advised Mr. Glick that GE was still interested in a potential acquisition of Lufkin and that Mr. Immelt would discuss the matter internally and revert shortly.

On February 9, 2013, Mr. Immelt contacted Mr. Glick by telephone and indicated that GE would be interested in exploring a transaction at an increased valuation from its previously expressed range, and that GE would be willing to use cash, stock or a combination thereof for an acquisition. The conversation led Mr. Glick to believe that GE could be willing to acquire the company at a value of up to $87.50 per share.

During late January and the first weeks of February, the members of the board individually reflected on the interest shown by GE and considered the time it might take for Lufkin’s business operations and general economic and market conditions to result in a Lufkin stock price significantly in excess of $80 per share. This culminated in a lengthy discussion at a board dinner facilitated by Mr. Glick on the evening of February 11, 2013, the night before the regularly-scheduled first quarter 2013 board meeting. At the dinner, the directors discussed, among other things, Lufkin’s year-end 2012 operating and financial results as well as management’s operating and financial estimate for 2013. The board also received an update from Mr. Glick with respect to GE’s interest in a transaction and its updated valuation, which Mr. Glick believed could be $87.50 per share. The board engaged in a lengthy discussion of the advantages, disadvantages and merits of a potential transaction as well the various challenges facing the company, including, among others, the fact that management’s updated 2013 budget was more cautious than prior iterations of the 2013 budget that had been provided during 2012; the challenges associated with the company’s international expansion initiatives; and an increasingly competitive landscape for Lufkin’s oilfield segment due to new entrants using aggressive pricing practices to gain market share. In particular, the board focused on the potential benefits of a transaction with GE, including, among others, the significant corporate resources that GE could provide for Lufkin’s international expansion initiatives, the synergistic opportunities provided by GE’s complementary product offerings, GE’s willingness to value Lufkin as a whole and GE’s existing familiarity with and ability to pay full value for Lufkin’s power transmission segment. The board noted that Lufkin had previously received unsolicited indications of interest from various parties about buying the company’s power transmission division, one of which was received as recently as February 7, 2013. The board believed that these overtures did not provide high enough values to be of interest, and supported its belief that Lufkin as a whole could be worth more than the sum of its parts. All of the foregoing considerations, among others, led the board to believe that GE was the potential acquiror that would be most likely to place the highest value on Lufkin as a whole and that would have the financial ability to complete a transaction. In noting the challenges facing Lufkin, the board focused on, among others, the significant future costs and risks associated with Lufkin’s international expansion initiatives and the time frame when those initiatives likely would result in significant contributions to the company’s operating and financial results, the significant costs and resources required to expand the company’s operations and the challenges of maintaining the resulting higher cost structure during a market downturn, the challenges in attracting and retaining qualified professionals in the competitive oilfield manufacturing industry, the continued integration efforts with respect to recent acquisitions and the anticipated future regulatory and tax landscape. The board believed that Lufkin’s operating environment and outlook had evolved since October 2012 when the board last considered a potential transaction with GE, that Lufkin had a greater likelihood of achieving significant growth with the additional resources that a larger enterprise such as GE could bring to bear and that GE’s proposal merited further consideration. The board also believed that it was now appropriate to engage a financial advisor to provide an independent view of Lufkin’s intrinsic value against which to evaluate GE’s proposal, to advise the board with respect to other potential acquirors or transaction alternatives and generally to advise the board with respect to a potential transaction. The matters discussed and the conclusions reached at the board dinner were further discussed and confirmed at the board meeting the following day on February 12, 2013, at which meeting the board also received advice from Bracewell regarding the board’s renewed interest in a transaction with GE. Additionally, at the board meeting, the board selected Simmons as its financial advisor for a potential transaction. Simmons was chosen, among other reasons, due to its experience and expertise in the oilfield services industry generally and its familiarity with Lufkin by virtue of serving as the company’s financial advisor for recent acquisitions.

On February 13, 2013, Mr. Immelt contacted Mr. Glick by telephone and inquired as to whether any developments had occurred at the recent board meeting with respect to GE’s proposal. Mr. Glick explained that the board had discussed GE’s proposal and felt that the updated valuation was at least in a range that merited further consideration. Mr. Glick also advised Mr. Immelt that the board was in the process of engaging an investment bank to assist it in evaluating GE’s updated valuation. In a telephone conversation on February 23, 2013, Mr. Immelt confirmed to Mr. Glick that GE was interested in pursuing a transaction at $87.50 per share. This was followed by a February 27, 2013 discussion in which Mr. Glick advised Mr. Immelt that the board required additional time to receive and evaluate information from its financial advisor and determine whether to proceed further with respect to a potential acquisition.

Between February 12, 2013 and February 27, 2013, Mr. Glick and other Lufkin representatives participated in various meetings and telephone discussions with representatives of Simmons in which they negotiated and executed an engagement letter, reviewed certain estimates and financial information of Lufkin and in which Simmons expressed its preliminary view, which confirmed the board’s impression, that GE’s proposal represented a compelling valuation that merited further consideration. At a brief board meeting on February 22, 2013, Mr. Glick updated the board on these matters and suggested February 28, 2012 as the date for a special board meeting with Simmons and Bracewell.

On February 28, 2013, the board held a special meeting to discuss recent developments and to receive a presentation from Simmons regarding its view of the company’s intrinsic value. Mr. Glick updated the board on his conversations with Mr. Immelt, the engagement of Simmons as the company’s financial advisor and the company’s preliminary arrangements to respond to anticipated diligence requests from GE in the event that the board determined to proceed further. The board and Simmons then participated in an interactive discussion in which Simmons presented its views of Lufkin’s intrinsic value, including a discussion of Simmons’ current outlook and forecast for the oilfield services industry generally. Simmons presented its analysis of the company’s intrinsic value compared to GE’s updated valuation of $87.50 per share using a variety of methods. Simmons explained that GE’s updated valuation exceeded the valuations produced by all but one of the valuation metrics. Simmons also identified and discussed other potential acquirors, including large-cap, diversified oilfield service companies, other strategic buyers and financial buyers, and compared these candidates with GE using a variety of criteria, including strategic interest in Lufkin, ability to consummate a transaction at a superior price to GE’s valuation and ability to cross-sell Lufkin products to existing customers. Simmons concluded that, in their view, in the event that the board decided to pursue a sale of Lufkin, GE would represent the most logical acquiror for the company due to GE’s ability to fully value both of Lufkin’s operating segments and the complementary nature of Lufkin’s artificial lift products to GE’s existing portfolio. The board and Simmons generally discussed the advantages and disadvantages of approaching other potential acquiror candidates to determine their interest in acquiring Lufkin. The board recognized that doing so would increase the potential for leaks of confidential information, would potentially expose Lufkin’s proprietary information to competitors and, in light of GE’s previously-expressed view of exclusivity, could diminish GE’s interest in pursuing a transaction. The board also solicited Simmons’ advice regarding the form of consideration and concluded that an all cash transaction was more attractive given, among other things, the difficulty of assessing the risk-adjusted value of stock consideration in a cross-industry transaction. Following Simmons’ presentation, the board generally considered and discussed GE’s offer and the appropriate responses thereto. The board discussed Lufkin’s ability to achieve performance levels consistent with the upside valuation metrics presented by Simmons, noting that the company had struggled to achieve board-established target performance objectives, which were meant to provide achievable goals, in recent periods. The board also considered Simmons’ view that it was unlikely that another acquiror would be willing to top GE’s proposal. The board reached a consensus that, on balance, merger consideration consisting of all cash presented the best opportunity to all Lufkin shareholders. The board also concluded that any definitive merger agreement must provide the board with the ability to terminate the merger agreement in favor of a superior proposal and, although GE would likely demand a break-up fee as is standard practice in public company mergers, the board should negotiate the lowest fee practical so as not to preclude any such proposal. Simmons’ representatives left the meeting, and representatives of Bracewell conducted an interactive discussion with the board regarding fiduciary duties. After further discussion, the board determined that Mr. Glick should (i) advise GE that, although no decision to sell Lufkin had been made, GE’s valuation was sufficiently compelling to warrant the establishment of a process for GE to perform a more thorough due diligence investigation, (ii) pursue discussions with GE regarding a potential acquisition, subject to a minimum price of $87.50 per share, (iii) with the assistance of Lufkin’s legal and financial advisors, commence the negotiation of a definitive transaction agreement containing customary terms for transactions of this type and that provides the board with the ability to consider and consummate potentially superior transactions that arise between signing and closing, and (iv) coordinate and cooperate with Simmons to allow it to render a fairness opinion to the board if and when the necessity arose. The board also requested that Mr. Glick continue to report to the board on a periodic basis regarding material developments in the discussions with GE until such time as Mr. Glick might believe it appropriate to present a definitive transaction proposal to the board for its consideration.

On March 1, 2013, Mr. Glick contacted Mr. Immelt by telephone and advised him that the board had not made a decision to sell, but that, based on the board’s review to date, the board concluded that GE’s updated valuation of $87.50 per share for Lufkin was sufficiently compelling to allow GE to commence substantive due diligence and that it would make Lufkin’s legal and financial advisors available to begin negotiating a definitive transaction agreement.

On March 6, 2013, Lufkin made available to GE an online data room, and GE and its advisors commenced due diligence. Beginning on such date and continuing through the date the merger agreement was executed, GE’s internal and external legal, financial, environmental and other subject matter experts engaged in continued due diligence of Lufkin, including through the company’s online data room, site visits and phone conferences and meetings with Lufkin’s management and advisors.

On March 20, 2013, representatives of Weil, Gotshal & Manges LLP, referred to as Weil, outside counsel for GE, provided a draft merger agreement to Bracewell. Beginning on such date and continuing through the date on which the merger agreement was executed, Weil and Bracewell exchanged drafts of the merger agreement and, together with representatives of both companies, engaged in extensive negotiations with respect thereto. Mr. Glick, Mr. Alejandro Cestero, Lufkin’s Vice President, General Counsel, Secretary and Chief Compliance Officer, and representatives of Bracewell regularly communicated with the board regarding material developments in the negotiation process. The negotiations addressed the structure of the transaction, the nature of the representations and warranties to be made by the parties, the conditions to closing, the covenants pending closing, termination rights and the fees payable upon termination in certain circumstances, remedies for breaches of the covenants and agreements contained in the merger agreement, non-solicitation obligations and matching right provisions.

On March 26, 2013, Mr. Glick and Mr. Immelt met to discuss status with respect to a potential transaction. Mr. Glick informed Mr. Immelt that the board viewed GE’s valuation of $87.50 per share as not fully valuing the company, noting that Lufkin’s common stock had traded as high as $94 within the past two years and that under certain narrow assumptions, data prepared by Simmons could support a valuation in the mid-$90s. In response, Mr. Immelt expressed an unwillingness to increase GE’s valuation above $87.50. Mr. Glick and Mr. Immelt also discussed deal protection provisions in the draft merger agreement, in particular the “go shop” provision proposed by the company, and Mr. Immelt stated that GE would not be willing to accept a go-shop provision and reiterated that GE would not pursue a transaction other than on an exclusive basis. Mr. Glick concluded the meeting by informing Mr. Immelt that the board would await a revised valuation from GE.

On March 27, 2013, Mr. Heintzelman communicated to Mr. Glick that GE was unlikely to raise its valuation of the company above the previously-indicated $87.50 per share.

On March 28, 2013, the board held a special meeting to discuss recent developments with respect to a potential transaction with GE, to receive Simmons’ updated analysis of the proposed transaction and to receive an update from Bracewell regarding the ongoing negotiation of the merger agreement and a summary of the current draft. Mr. Glick updated the board regarding his recent discussions with Mr. Immelt and Mr. Heintzelman and related to the board Mr. Immelt’s message that GE was not interested in pursuing a transaction other than on an exclusive basis and that an increased valuation seemed unlikely. Simmons then provided an updated presentation regarding the company’s intrinsic valuation. Simmons began by discussing recent macroeconomic developments in the oilfield services industry. Simmons noted that, based on its preliminary information, first quarter 2013 spending by exploration and production companies was lower than expected. Simmons also noted that natural gas prices had increased since the previous presentation to the board but that investors were beginning to express concern about a potential domestic oil oversupply situation due to increasing domestic oil production. Simmons explained that, on balance, these developments negatively impacted the company’s long-term outlook, though not significantly. Simmons then revisited the valuation metrics initially discussed at the February 28, 2013 meeting. Simmons stated that GE’s updated valuation of $87.50 per share for Lufkin continued to exceed nearly all of the traditional valuation metrics produced by Simmons’ analysis. Simmons concluded by stating that it believed that GE’s valuation fully valued the company and likely incorporated expected synergies from a potential transaction and that a significant increase to the valuation was unlikely. Representatives of Bracewell then provided an update on the status of negotiations regarding the merger agreement. Based on such update, the board recognized that the principal outstanding issues remaining in the merger agreement concerned the inclusion of a go-shop provision, the closing conditions, the amount of the termination fee and the circumstances under which it would be payable, the ability of the company to terminate the merger agreement in favor of a superior proposal and whether the company would be required to submit the GE transaction to its shareholders in the event it desires to accept a superior proposal. Following a lengthy discussion regarding the foregoing, the board directed Mr. Glick to pursue a transaction on the following basis: (i) merger consideration of greater than $87.50 per share, which the board viewed as being supported by some of the data provided by Simmons and the previous trading high for Lufkin’s common stock; (ii) a reasonable and customary termination fee and a reduced termination fee for the first 30 days after signing; and (iii) no “force the vote” obligation in Lufkin’s fiduciary out provision that would prohibit Lufkin from terminating the merger agreement if it receives a superior proposal.

On March 29, 2013, Mr. Glick communicated the board’s positions to Mr. Immelt, and Bracewell communicated such positions to Weil. Mr. Glick again urged Mr. Immelt to consider a higher valuation for the company for the reasons previously discussed. Mr. Glick also advised Mr. Immelt that Lufkin would drop its demand for a go-shop provision in exchange for the revised deal protection provisions requested by the board.

On March 30, 2013, Mr. Immelt advised Mr. Glick that GE would agree to merger consideration of $88.50 per share. He also advised Mr. Glick that Mr. Glick’s requests regarding the various deal protection provisions were generally acceptable to GE. Mr. Glick advised Mr. Immelt that he would discuss the new valuation with the board and that he believed that this compromise justified the parties’ continuing their work on the merger agreement. Following his conversation with Mr. Immelt, Mr. Glick determined that GE’s increased indication of price and its concessions on deal protection warranted a board meeting with the board’s financial and legal advisors and asked Mr. Smith to schedule a board meeting for April 5, 2013.

From March 30, 2013 until the Lufkin board meeting on April 5, 2013, representatives of GE and Lufkin, and their respective legal advisors, continued to negotiate the merger agreement.

On April 5, 2013, Merger Sub was incorporated in Texas.

After the close of trading on Friday, April 5, 2013, Lufkin’s board held a special meeting attended by all members of the board as well as representatives of management and of Simmons and Bracewell. At the meeting, and before Simmons representatives were present, Bracewell reviewed the board’s fiduciary duties and the legal framework in which to consider the proposed transaction. Representatives of Simmons then joined the meeting and presented its final financial analyses of the proposed transaction, noting that the materials and financial analyses were substantially equivalent to those previously presented to the board, updated for developments since the prior materials. Simmons also delivered its oral opinion to the board, which opinion was later confirmed by delivery of its written opinion dated as of such date, that, as of April 5, 2013, based upon and subject to the assumptions and limitations set forth therein, the merger consideration to be received by Lufkin shareholders pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. The full text of Simmons’ written opinion is attached as Annex B to this proxy statement. See also the section entitled “—Opinion of Simmons & Company International.” Representatives of Bracewell then summarized the material terms of the proposed transaction and noted the material changes made to the merger agreement subsequent to the board’s prior meeting on March 28, 2013. For a full summary of the merger agreement, please see the section entitled “The Merger Agreement (Proposal 1).” Following review and discussion by the board, the board unanimously determined that the merger agreement was fair to, advisable to and in the best interests of Lufkin shareholders, and voted to approve the merger agreement and the merger and to recommend that Lufkin shareholders approve the merger agreement and the merger. Following the board meeting, the merger agreement was executed.

On Monday, April 8, 2013, Lufkin and GE jointly publicly announced the execution of the merger agreement. The merger agreement and various communications were filed with the SEC on that date and thereafter.

Reasons for the Merger and Recommendation of the Board of Directors

By vote at a meeting held on April 5, 2013, our board of directors unanimously determined that the merger agreement and the transaction contemplated by the merger agreement are fair to, advisable to and in the best interests of our shareholders, approved the merger agreement and the transaction contemplated by the merger agreement and resolved to recommend that the merger agreement and the merger be approved by the company’s shareholders. Accordingly, the board unanimously recommends that our shareholders vote ‘‘FOR’’ the proposal to approve the merger agreement at the special meeting. In evaluating the merger agreement and the transaction contemplated by the merger agreement, the board consulted with Lufkin management and its legal and financial advisors and considered a number of factors in reaching its determination, approval and recommendation. The board also consulted with outside legal counsel regarding its duties and obligations and the terms of the merger agreement.

In the course of determining that the merger agreement and the transaction contemplated by the merger agreement are fair to, advisable to and in the best interests of our shareholders, the board considered, in addition to the matters discussed by the board as described above under “—Background of the Merger,” the following factors, each of which the board believes supports its decision:

•	The value of the merger consideration to be received by our shareholders in the merger.

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The current and historical market prices of our common stock, including the market price of our common stock in relation to those of other participants in the industries in which the company participates and general market indices.

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That on April 5, 2013 (the last trading date before the announcement of the merger and the date on which the board approved the merger agreement), the merger consideration of $88.50 per share of our common stock represented a premium of approximately 38.4% to the closing price of $63.93 for our common stock on such date.

•

That on April 4, 2013 (the last trading date before Simmons conducted its final financial analyses), the merger consideration of $88.50 per share of our common stock represented a premium of approximately:

¡	35.6% to the company’s 30-day average trading price;

¡	46.5% to the company’s 90-day average trading price; and

¡	50.8% to the company’s 52-week average trading price.

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That the merger consideration is all cash, so that the merger will allow shareholders to promptly receive the merger consideration, in cash, for their investment in Lufkin, thereby providing shareholders certainty of value for their shares, especially when viewed against the risks inherent in the company’s business plan, which risks include, among others:

¡

that the business plan is subject to a number of uncertainties, including the successful execution of Lufkin’s international expansion initiatives, controlling costs associated with domestic and international expansion, the increased competitive factors and capital spending by our customers, which can be influenced to a large extent by the prices for oil and other hydrocarbon commodities; and

¡	that the business plan is subject to an economic environment that historically has been difficult to predict and is subject to a higher level of uncertainty than that of many industries.

•	The board’s belief that the merger consideration represented the highest consideration that could be obtained from a potential business combination transaction.

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The board’s comparison of the merger consideration to any potential shareholder value that might result from other alternatives available to Lufkin, including remaining an independent public company and either (i) pursuing the company’s budget and planned expansion initiatives and the impact of that pursuit on the company’s ability to achieve market prices for shares of its common stock in the near term comparable to that represented by the merger consideration or (ii) disposing of a portion of the company’s business.

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The board’s belief that merger consideration offered by GE is likely higher than the consideration that might be obtained from other potential acquirors because our power transmission and oilfield segments constitute a “double fit” for GE.

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The board’s belief, based on its familiarity with the industries in which Lufkin operates and the advice of its financial advisor and the unique position of GE as a strategic buyer of both of Lufkin’s business segments, that it was unlikely that any other strategic or financial buyers would be willing and able to acquire Lufkin at a price that exceeds the merger consideration, even if Lufkin were to conduct an auction process or other solicitation of alternative acquisition proposals (and the risk that any such auction process or other solicitation of acquisitions proposals might cause GE to withdraw its offer).

•	The board was able to increase the merger consideration to $88.50 per share from GE’s initial valuation range proposed on October 24, 2012, as described above under “—Background of the Merger.”

•	The merger agreement affords the board flexibility to consider, evaluate and accept superior proposals prior to approval of the merger agreement by our shareholders as follows:

¡

the board is permitted, subject to certain limitations, to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited written acquisition proposal for Lufkin, if the board determines, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or could reasonably be expected to lead to or result in, a superior proposal;

¡

the board is permitted, subject to certain limitations, to change its recommendation to shareholders with respect to the merger or terminate the merger agreement to enter into an alternative transaction that is a superior proposal, subject to, in the case of termination, the payment of a termination fee to GE of either $47.0 million, during the first 30 days after signing the merger agreement, or $95.0 million thereafter;

¡

the board is permitted, subject to certain limitations, to change its recommendation to shareholders with respect to the merger in response to an intervening event (as that term is defined in the merger agreement);

¡	the board is permitted, subject to certain limitations, to take, and disclose to shareholders, a position with respect to any tender or exchange offer by a third party; and

¡

the board’s belief that the termination fee of $95.0 million payable to GE in the period described above is reasonable and would not be likely to preclude another party that is so inclined from making a superior proposal, and the board’s belief that, although it does not anticipate that a third party is likely to offer a superior proposal to that of GE, the lower termination fee of $47.0 million payable to GE during the first 30 days after signing the merger agreement could motivate any such third party to act promptly.

•	The terms and conditions of the merger agreement, including the ability of Lufkin to continue to pay its regular quarterly dividend of $0.125 per share prior to the consummation of the merger.

•	The absence of a financing condition to GE’s obligation to consummate the merger.

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The merger is conditioned upon the approval of the merger agreement by the affirmative vote of the holders of at least two-thirds of Lufkin’s common stock entitled to vote thereon at the special meeting.

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The financial analyses of Simmons presented to the board at its meetings on February 28, March 28 and April 5, 2013, and the oral opinion of Simmons delivered to the board on April 5, 2013, which was subsequently confirmed by delivery of a written opinion dated the same date, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the merger consideration to be received by our shareholders pursuant to the merger agreement was fair, from a financial point of view, to such shareholders, as more fully described above under “—Opinion of Simmons & Company International.” The full text of the written opinion of Simmons, dated April 5, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

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The availability of rights of dissent and appraisal under Texas law to shareholders who dissent from the merger and comply with the required procedures under Texas law, which rights and procedures are described below under “—Rights of Dissent and Appraisal.”

•	The board’s belief that it was fully informed of the extent to which interests of management in the merger differed from those of other shareholders.

•	The board’s familiarity with, and understanding of, Lufkin’s business, assets, financial condition, results of operations, current business strategy and prospects.

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That Lufkin’s legal and financial advisors were involved throughout the deliberation and negotiation process and that such advisors provided regular updates to the board directly, which provided the board with additional perspectives on the negotiations.

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The review by the board with its legal and financial advisors of the structure of the proposed transaction and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination and termination fee provisions, the provisions relating to the board’s ability to engage in negotiations with respect to a competing transaction should one be proposed, as well as the likelihood of consummation of the proposed transaction and the board’s evaluation of the likely time period necessary to close the transaction.

In the course of reaching the determinations and decisions and making the recommendations described above, the board considered the following risks and potentially negative factors relating to the merger agreement and the related transaction:

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Shareholders will have no ongoing equity interest in Lufkin, and will not be able to participate directly in any future earnings or growth in Lufkin, recognizing, among other things, that the ongoing interest in shale plays in North America and the high rig count for liquids drilling, both in the U.S. and internationally, present Lufkin with growth opportunities.

•	The board did not conduct a formal auction process or otherwise solicit interest from third parties for the acquisition of Lufkin.

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The merger agreement restricts the conduct of Lufkin’s business prior to the completion of the merger, which may delay or prevent us from pursuing business opportunities that may arise pending completion of the merger.

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The risks and costs to Lufkin if the merger does not close, including the diversion of management and employee attention, the impact on employee morale and potential employee attrition and the potential effect on business and customer relationships, as well as the possibility that failure to close the merger could negatively impact the trading price of Lufkin’s common stock.

•	The receipt of cash in exchange for shares of common stock pursuant to the merger will be a taxable transaction to our shareholders for U.S. federal income tax purposes.

•	GE’s obligation to consummate the merger is subject to some conditions that are outside of Lufkin’s control.

•

The merger agreement’s limitations on our ability to solicit other offers, and the conditions it places on our ability to negotiate or discuss alternative proposals with third parties, to change the board’s recommendation that shareholders vote to approve the merger agreement and to terminate the merger agreement to accept a superior proposal.

•

Lufkin is generally required to give GE notice of any third party acquisition proposal, and provide GE with five business days’ notice and negotiate in good faith with GE before Lufkin terminates the merger agreement to accept a superior proposal.

•	Lufkin has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed merger, whether or not the merger is completed.

•

The possibility that, under certain circumstances, Lufkin will be obligated to pay GE the applicable termination fee and/or reimburse up to $5.0 million of GE’s expenses, which expenses will be credited against the termination fee to the extent it becomes due.

•

The risks of the type and nature described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. See “Where You Can Find More Information” and “Incorporation by Reference.”

The board of directors considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the board includes the material factors considered, but is not exhaustive. In view of the wide variety of factors considered by the board in connection with its evaluation of the proposed merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board evaluated the factors described above, among others, and reached a consensus that the proposed transaction is fair to, advisable to and in the best interests of our shareholders. Accordingly, the board unanimously approved the merger agreement and recommends that our shareholders approve the merger agreement. In considering the factors described above and any other factors, individual members of the board may have viewed factors differently or given different weight or merit to different factors. The board approved and recommends the merger based on the totality of the information presented to and considered by it.

In considering the recommendation of the board to vote for the approval of the merger agreement, you should be aware that our executive officers and directors may have certain interests in the proposed transaction that may be different from, or in addition to, the interests of our shareholders generally. The board was aware of these interests and considered them when approving the merger agreement and recommending that the shareholders vote to approve the merger agreement. See “—Interests of Directors and Executive Officers of Lufkin in the Merger.”

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Opinion of Simmons & Company International

The Lufkin board retained Simmons on February 26, 2013 to provide it with financial advisory services. Simmons was retained on the basis of its experience in similar transactions, its reputation in the investment community and its familiarity with Lufkin and its business. On April 5, 2013, Simmons rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of Lufkin to the effect that, based on and subject to various assumptions and limitations described in its opinion, as of April 5, 2013, the $88.50 in cash to be received by the shareholders of Lufkin for each share of Lufkin common stock pursuant to the terms of the merger agreement is fair, from a financial point of view, to such shareholders.

The full text of Simmons’ written opinion is attached to this proxy statement as Annex B. It describes, among other things, certain assumptions made, procedures followed, factors considered and limitations on the scope of review undertaken. You are encouraged to read Simmons’ opinion in its entirety. Simmons delivered its opinion to the board of directors of Lufkin for the benefit and use of the board of directors of Lufkin in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Simmons’ opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Lufkin or Lufkin’s underlying business decision to effect the merger. Simmons’ opinion did not address any other aspect of the merger and does not constitute a recommendation to any shareholder of Lufkin as to how to vote or act in connection with the proposed merger.

Simmons’ opinion was furnished for the use and benefit of Lufkin’s board of directors in connection with its consideration of the merger and was not intended to be used for any other purpose, without Simmons’ prior written consent. Simmons has expressly consented to the inclusion of its opinion in this proxy statement.

In connection with rendering its opinion, Simmons reviewed and analyzed, among other things:

•	the draft merger agreement dated as of April 4, 2013;

•

the financial statements and other information concerning Lufkin, including Lufkin’s (i) Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2012; (ii) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012; (iii) certain other communications from Lufkin to its shareholders; and (iv) the preliminary Proxy Statement on Schedule 14A filed on March 27, 2013;

•

certain other internal information, primarily financial in nature, relating to Lufkin, which was provided to Simmons by the management of Lufkin, including internal financial forecasts and other estimates of the future operating and financial performance of Lufkin, in each case developed by the management of Lufkin;

•	certain publicly available information concerning the trading of, and the trading market for, the common stock of Lufkin;

•	certain publicly available information with respect to certain other companies Simmons believed to be comparable to Lufkin and the trading markets for certain of such companies’ securities;

•

certain publicly available information concerning the estimates of the future operating and financial performance of Lufkin and the comparable companies prepared by industry experts unaffiliated with Lufkin;

•	certain publicly available information concerning the markets in which Lufkin operates prepared by industry experts unaffiliated with Lufkin;

•	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to Simmons’ analysis; and

•	such other analyses and examinations as Simmons deemed necessary and appropriate.

In addition, Simmons also met with certain officers and employees of Lufkin to discuss the foregoing, as well as other matters believed relevant to its analysis and have considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which Simmons deemed relevant.

In arriving at its opinion, Simmons did not independently verify any of the foregoing information and relied on it being complete and accurate in all material respects. With respect to Lufkin’s financial forecasts, Simmons assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Lufkin’s management as to the future financial performance of Lufkin. Simmons relied on assurances of Lufkin management that it was not aware of any facts or circumstances that would make such financial forecasts inaccurate or misleading in any material respect. Simmons assumed that the execution version of the merger agreement was substantially the same as the draft dated April 4, 2013 that Simmons reviewed and that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions. Simmons assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the receipt of the merger consideration by the shareholders of Lufkin. Simmons is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of Lufkin and its legal, tax and regulatory advisors with respect to such matters. Simmons did not perform any tax analysis, nor was Simmons furnished with any such analysis. In addition, Simmons did not make an independent evaluation or appraisal of the assets of Lufkin, nor did Simmons conduct a physical inspection of any of Lufkin’s properties or facilities. While Simmons was asked to analyze certain third parties as potential transaction parties, Simmons was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Lufkin.

In conducting its analysis and arriving at its opinion, Simmons considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Lufkin; (ii) the business prospects of Lufkin; (iii) the historical and current market for the common stock of Lufkin and for the equity securities of certain other companies believed to be comparable to Lufkin; (iv) the value of the discounted cash flows of Lufkin under two scenarios and related sensitivities; and (v) the nature and terms of certain other acquisition transactions that Simmons believed to be relevant. Simmons also took into account its assessment of general economic, monetary, market and financial conditions and its experience in connection with similar transactions and securities valuation generally. Simmons’ opinion necessarily was based upon conditions as they existed and could be evaluated on, and on the information made available at April 5, 2013. No limitations were imposed by the Lufkin board upon Simmons with respect to the investigations made or procedures followed by it in rendering its opinion. Simmons has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Simmons’ opinion of which Simmons became aware after the date of its opinion.

The following represents a brief summary of the material financial analyses presented by Simmons to the board of directors of Lufkin in connection with its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Simmons. The order of analyses described does not represent relative importance or weight given to those analyses by Simmons. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Simmons’ financial analyses. Considering the summary data and tables alone without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Simmons. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 4, 2013 and is not necessarily indicative of current market conditions.

Financial Analysis. Simmons reviewed Lufkin’s historical and projected financial performance, including, among other things, Lufkin’s historical and projected income statement data such as revenue, earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, earnings before interest and taxes, net income, and diluted earnings per share. Projected financial performance was based on the average of estimates of securities research analysts obtained from Bloomberg L.P., referred to as “consensus estimates,” using data as of April 4, 2013. Simmons reviewed projected EBITDA growth rates for Lufkin relative to public companies Simmons considered comparable to Lufkin based on their comparable business characteristics to those of Lufkin. Simmons also reviewed projected quarterly performance for Lufkin in 2013 as well as the most recent published balance sheet for Lufkin.

Transaction Premium Analysis. Simmons analyzed the merger consideration to be received by the holders of Lufkin common stock as set forth in the merger agreement based on the historical market prices of Lufkin’s common stock. The following table presents the results of this analysis:

Date/Time Period (through April 4, 2013)	Price of Lufkin Common Stock	Implied Premium At Offer Price ($88.50)
As of April 4, 2013	$63.69	39.0%
10-trading day average	64.78	36.6%
30-trading day average	65.28	35.6%
60-trading day average	62.45	41.7%
90-trading day average	60.41	46.5%
Year-to-date 2013 average	62.69	41.2%
52-week average	58.67	50.8%
52-week high	79.98	10.7%
52-week low	45.67	93.8%
1-year average	58.74	50.7%
2-year average	66.35	33.4%
3-year average	61.67	43.5%

Securities Research Analyst Price Targets. Simmons analyzed the price targets of Lufkin, as determined by eight securities research analysts. These eight analysts represent all price target data publically available to Simmons as of April 4, 2013. In general, these price target estimates reflect a one-year forward outlook. The offer price represents a 23.6% premium to the average undiscounted research analyst target price of Lufkin and a 39.0% premium to the present value of the average target price of Lufkin using a 12.5%, which approximates Simmons’ estimate of Lufkin’s cost of capital, discount rate and a one-year discount period. Each of the eight research analyst price targets were below the offer price.

Selected Publicly Traded Companies Analysis. Simmons reviewed and compared certain financial information of Lufkin to corresponding financial information, ratios and market multiples for the following publicly traded equipment manufacturing companies:

Energy Equipment Manufacturers

•	Cameron International Corporation
•	Chart Industries, Inc.
•	CIRCOR International, Inc.
•	Dresser-Rand Group Inc.
•	Dril-Quip, Inc.
•	FMC Technologies, Inc.
•	Forum Energy Technologies, Inc.
•	Hunting PLC
•	National Oilwell Varco, Inc.
•	ShawCor Ltd.

Diversified Manufacturers with Energy Exposure

•	Dover Corporation
•	Flowserve Corporation
•	IMI plc
•	SPX Corporation
•	The Weir Group PLC

Simmons selected these companies on the basis of their comparable business characteristics to those of Lufkin. Although none of the selected companies are directly comparable to Lufkin, the selected companies are publicly traded companies with business and market characteristics that, for purposes of analysis, may be considered similar to certain business and market characteristics of Lufkin.

Simmons calculated and compared various financial multiples and ratios for the selected companies, and for Lufkin, based on SEC and/or international securities law filings by the respective companies and the average of consensus estimates, using closing prices on April 4, 2013. Simmons calculated the enterprise value, referred to in this section as the “Enterprise Value,” of each company as the market value of its common equity, plus the book values of its debt and preferred stock, plus minority interests held by other companies, minus investments in unconsolidated affiliates and cash and cash equivalents, including short-term and long-term marketable securities and restricted cash, plus unfunded pension liabilities. Simmons calculated Enterprise Value to EBITDA multiples of each company by dividing such company’s Enterprise Value by such company’s EBITDA. Simmons used publicly available SEC and international securities law filings for historical EBITDA data. For projected EBITDA data for the selected companies and Lufkin, Simmons used consensus estimates. Simmons also calculated net income and cash flow (defined as net income plus depreciation and amortization) multiples by dividing the market value of Lufkin common equity by consensus estimates for Lufkin’s projected net income and cash flow. The results of these analyses are summarized as follows:

	Energy Equipment Manufacturers		Diversified Manufacturers with Energy Exposure		Lufkin at April 4, 2013 (Consensus)	Lufkin at Offer Price ($88.50)
Selected Companies	Range	Median	Range	Median
Ratio of Enterprise Value to:
2012 EBITDA	6.9x - 18.1x	11.0x	9.1x - 11.0x	9.5x	13.1x	17.5x
2013 Projected EBITDA	6.2x - 14.1x	9.3x	8.5x - 9.9x	9.5x	10.5x	14.1x
2014 Projected EBITDA	5.7x - 11.1x	7.7x	7.3x - 9.1x	8.8x	8.8x	11.8x

Ratio of Market Value to:
2012 Net Income	10.9x - 31.0x	20.6x	14.3x - 18.1x	15.3x	24.3x	34.1x
2013 Projected Net Income	9.9x - 23.8x	15.3x	13.7x - 15.9x	14.5x	18.1x	25.3x
2014 Projected Net Income	9.3x - 17.8x	12.5x	12.2x - 13.8x	13.3x	14.3x	20.0x

2012 Cash Flow	8.7x - 23.2x	13.9x	10.7x - 14.5x	11.6x	16.4x	23.0x
2013 Projected Cash Flow	8.1x - 19.0x	11.6x	9.8x - 13.0x	11.7x	12.8x	18.0x
2014 Projected Cash Flow	7.4x - 15.9x	9.7x	8.5x - 11.5x	10.7x	10.5x	14.8x

Selected Transactions Analysis. Simmons also analyzed certain information relating to 36 selected energy equipment manufacturing transactions since 2007. Simmons selected these transactions because the business characteristics of the acquired companies were comparable to those of Lufkin. This sample of transactions was considered to evaluate the contemplated transaction in comparison to selected energy equipment manufacturing transactions on a transaction value-to-EBITDA multiple basis. For each of the selected transactions and for the transaction contemplated by the merger agreement, Simmons calculated and compared the ratio of the transaction value to the trailing twelve month EBITDA and projected EBITDA. EBITDA multiples for the selected transactions were derived primarily from public sources (company filings, press releases, Bloomberg and IHS Herold). Bloomberg and IHS Herold data are both available to the public at a subscription cost. Simmons has certain material, non-public and proprietary information regarding transactions that it receives in the course of conducting its business. Simmons used this information in its analyses, but refrained from releasing specific, identifying transaction details. The following table summarizes this analysis (code names are used for transactions in which Simmons has confidential information):

Year Announced	Acquiror	Target
2013	KKR & CO. L.P.	Gardner Denver, Inc.
2013	Acquiror A	Target A
2012	Acquiror B	Target B
2012	Acquiror C	Target C
2012	Acquiror D	Target D
2012	National Oilwell Varco, Inc.	Robbins & Myers, Inc.
2012	Acquiror E	Target E
2012	Acquiror F	Target F
2012	Nexans SA	AmerCable Holdings Inc.
2012	Lufkin Industries Inc.	Zenith Oilfield Technology Ltd.
2012	National Oilwell Varco, Inc.	NKT Flexibles I/S
2012	The Weir Group plc	Novatech LLC
2011	Acquiror G	Target G
2011	Lufkin Industries Inc.	Quinn’s Oilfield Supply Ltd.
2011	Acquiror H	Target H
2011	Acquiror I	Target I
2011	Cameron International Corporation	LeTourneau Technologies Drilling Systems

Year Announced	Acquiror	Target
2011	SPX Corporation	ClydeUnion Pumps
2011	Forum Energy Technologies, Inc.	Davis-Lynch LLC
2011	National Oilwell Varco, Inc.	Ameron International Corp.
2011	General Electric Company	John Wood Group plc (Well Support)
2011	Kirby Corporation	United Holdings LLC
2011	Acquiror J	Target J
2010	General Electric Company	Wellstream Holdings plc
2010	Acquiror K	Target K
2010	Acquiror L	Target L
2010	Acquiror M	Target M
2010	Toromont Industries Ltd.	Enerflex Systems Income Fund
2008	Actuant Corporation	Cortland Companies
2008	National Oilwell Varco, Inc.	Grant Prideco, Inc.
2008	General Electric Company	Hydril Pressure Control Business (Tenaris S.A.)
2007	General Electric Company	Sondex plc
2007	Acquiror N	Target N
2007	Acquiror O	Target O
2007	Tenaris S.A.	Hydril Company
2007	General Electric Company	Vetco Gray

For each of the selected transactions and for the transaction contemplated by the merger agreement, Simmons calculated and compared the ratio of the transaction value to EBITDA of the twelve-months preceding the transaction announcement. Simmons also calculated the ratio of transaction value to projected EBITDA results. For Lufkin, trailing twelve-month EBITDA represented the period of April 1, 2012 through March 31, 2013 (based on consensus estimates for Q1 2013 results), and projected EBITDA represented consensus analyst estimates for 2013. The following table summarizes this analysis:

All Transactions	Range	Median	Lufkin at Offer Price ($88.50)
Ratio of Transaction Value to Trailing Twelve-Months EBITDA Multiple	7.0x - 16.9x	9.8x	17.8x
Ratio of Transaction Value to Projected EBITDA Multiple	4.7x - 14.4x	8.6x	14.1x

Transactions Above $1 Billion	Range	Median	Lufkin at Offer Price ($88.50)
Ratio of Transaction Value to Trailing Twelve-Months EBITDA Multiple	8.3x - 16.9x	9.8x	17.8x
Ratio of Transaction Value to Projected EBITDA Multiple	8.5x - 14.4x	9.5x	14.1x

Discounted Cash Flow Analysis. Simmons performed a discounted cash flow analysis of Lufkin to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Lufkin forecast to generate for the projected five-year period beginning on January 1, 2013 and ending on December 31, 2017. Simmons utilized consensus analyst estimates and a projection scenario provided by Lufkin’s management to develop two discounted cash flow cases, a base case and a high growth case. The base case was developed using consensus analyst forecasts for 2013 and 2014. Simmons extrapolated projections for years 2015 through 2017. The high growth case was developed using management projections for 2013, 2014 and 2015, and Simmons extrapolated projections for years 2016 and 2017. Case results did not reflect any transaction adjustments or forecasted synergies.

Simmons calculated illustrative implied present values of unlevered free cash flows, defined as EBITDA minus amounts estimated by Simmons for cash taxes, capital expenditures, increases (plus decreases) in net working capital and other one-time items, for the projected five-year period for both cases using discount rates ranging from 12% to 13%, which were selected based on an analysis of weighted average cost of capital for comparable companies and Lufkin. The terminal values for the cases were derived using forward EBITDA multiples of 8.0x to 9.0x, which were selected based on an analysis of average historical EBITDA multiples, and other factors, including, but not limited to, historical financial performance, profitability and scale of Lufkin’s business and comparable companies. Implied per share equity value was calculated as implied enterprise value less net debt less unfunded pension liabilities as of December 31, 2012, divided by the number of fully-diluted shares of Lufkin common stock outstanding as of February 27, 2013. This analysis indicated implied per share equity value ranges for Lufkin, as compared to the merger consideration of $88.50, of (i) $50.60 to $58.86, under the base case, and (ii) $61.38 to $71.32, under the high growth case.

Select M&A Transaction Premiums Paid. Simmons also analyzed certain information relating to the following 32 selected public energy service transactions greater than $500 million since 2006:

Year Announced	Acquiror	Target
2013	KKR & CO. L.P.	Gardner Denver, Inc.
2012	National Oilwell Varco, Inc.	Robbins & Myers, Inc.
2011	Superior Energy Services, Inc.	Complete Production Services, Inc.
2011	Technip SA	Global Industries, Ltd.
2011	Transocean Ltd.	Aker Drilling ASA
2011	National Oilwell Varco, Inc.	Ameron International Corporation
2011	ENSCO plc	Pride International, Inc.
2010	General Electric Company	Wellstream Holdings plc
2010	Robbins & Myers, Inc.	T-3 Energy Services, Inc.
2010	Seawell Limited	Allis-Chalmers Energy Inc.
2010	Nabors Industries Ltd.	Superior Well Services, Inc.
2010	Rowan Companies, Inc.	Skeie Drilling & Production ASA
2010	Seadrill Limited	Scorpion Offshore Limited
2010	Schlumberger Ltd.	Smith International, Inc.
2009	Baker Hughes Incorporated	BJ Services Company
2009	Cameron International Corporation	NATCO Group, Inc.
2008	China Oilfield Services Ltd.	Awilco Offshore ASA
2008	Smith International, Inc.	W-H Energy Services, Inc.
2008	First Reserve Corporation and others	Saxon Energy Services Inc.
2008	First Reserve Corporation	CHC Helicopter Corporation
2007	National Oilwell Varco, Inc.	Grant Prideco, Inc.
2007	First Reserve Corporation	Abbot Group plc
2007	General Electric Company	Sondex plc
2007	GS Capital Partners LP and others	CCS Income Trust
2007	Cal Dive International, Inc.	Horizon Offshore, Inc.
2007	Ssab Svenskt Stal AB	IPSCO Inc.

Year Announced	Acquiror	Target
2007	Hercules Offshore, Inc.	TODCO, Inc.
2007	Tenaris S.A.	Hydril Company
2006	IPSCO Inc.	NS Group, Inc.
2006	Compagnie Générale de Géophysique	Veritas DGC Inc.
2006	Tenaris S.A.	Maverick Tube Corporation
2006	Mullen Group Ltd.	Producers Oilfield Services Inc.

For each of the selected transactions and for the transaction contemplated by the merger agreement, Simmons calculated and compared the type of consideration, transaction value and the premium or discount to the one-day and 30-trading day average closing market prices. The proposed transaction premiums are based on closing prices as of April 4, 2013. While none of the companies included in the preceding transaction premium analysis are directly comparable to Lufkin, Simmons selected these companies for comparison because they have operations that, for the purposes of analysis, may be considered similar to certain of Lufkin with respect to market size and product and service offerings. The following table summarizes this analysis:

Transactions Involving All Forms of Consideration	Range	Median	Lufkin at Offer Price ($88.50)
Premium/(Discount) to one-day closing market price	(0.8)% - 98.5%	28.2%	39.0%
Premium to 30-trading day average closing market price	11.2% - 92.1%	29.1%	35.6%

The premiums and discounts presented above were obtained from Bloomberg and Securities Data Corporation.

Simmons also analyzed one-day and one-month prior premiums and discounts paid in public mergers and acquisitions transactions greater than $500 million since January 1, 2000, excluding any stock-funded transactions, using data obtained from Capital IQ. For each of the transactions and for the transaction contemplated by the merger agreement, Simmons analyzed the transaction value and the premium or discount to the one-day and one-month prior closing market prices. The proposed transaction premiums are based on closing prices as of April 4, 2013. The following table presents the results of this analysis:

	One-Day Premiums	One-Month Premiums
Median	17.0%	25.5%
Middle 50% of Data Set	7.7% - 30.0%	12.1% - 39.8%
Lufkin at Offer Price ($88.50)	39.0%	32.8%

The premiums and discounts presented above were obtained from Capital IQ.

Miscellaneous. The discussion set forth above is a summary of the material financial analyses presented by Simmons to the board of directors of Lufkin in connection with the opinion of Simmons and is not a comprehensive description of all analyses undertaken by Simmons in connection with such opinion. The presentation of an opinion as to the fairness, from a financial point of view, of consideration to be received pursuant to a proposed transaction is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial analysis is not readily susceptible to partial analysis or summary description. Simmons believes that its analyses summarized above must be considered as a whole. Simmons further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Simmons’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Simmons considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Lufkin. The estimates of the future performance of Lufkin in or underlying Simmons’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Simmons’ analyses. Neither Lufkin, Simmons nor any other person assumes responsibility if future results are materially different from those discussed. The analyses presented were prepared solely as part of Simmons’ analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of Lufkin’s common stock and were provided to the board of directors of Lufkin in connection with the delivery of Simmons’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Simmons’ view of actual values with respect to Lufkin.

The terms of the merger were determined through negotiations between Lufkin and GE, rather than by any financial advisor, and was approved by the board of directors of Lufkin. Simmons did not recommend that any specific form of consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the board of directors of Lufkin. As described above under “—Background of the Merger,” Simmons’ opinion and analyses were only one of many factors considered by the board of directors of Lufkin in its evaluation of the merger and should not be viewed as determinative of the views of Lufkin’s board of directors or management with respect to the merger or the merger consideration.

Pursuant to the terms of its engagement with Simmons, Lufkin has agreed to pay Simmons for its financial advisory services in connection with the merger an aggregate transaction fee estimated to be approximately $18.9 million, $1.5 million of which was payable upon delivery of Simmons’ opinion and $17.4 million will be payable to Simmons upon consummation of the merger. Lufkin has also agreed to reimburse Simmons for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with the engagement, including the delivery of the opinion, and to indemnify Simmons against certain losses or liabilities that may arise out of Simmons’ engagement, or to contribute to payments which Simmons might be required to make with respect to such liabilities.

In the past two years, Simmons acted as financial advisor to Lufkin on its acquisition of Quinn’s Oilfield Supply Ltd. and on other unconsummated acquisition opportunities. For this work, Simmons received fees of approximately $3.3 million. Simmons, through its subsidiary Simmons & Company International Limited, also acted as financial advisor to Zenith Oilfield Technology Ltd on its sale to Lufkin in 2012.

Simmons is an internationally recognized investment banking firm that specializes in the energy industry and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of Simmons’ business, Simmons actively trades the debt and equity securities of both Lufkin and GE for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of Lufkin and GE.

Effects on Lufkin if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on The NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, as well as general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. If the merger is not completed, our board of directors will from time to time evaluate and review the business operations, properties, dividend policy and capitalization of Lufkin and will make such changes as are deemed appropriate. If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Lufkin will be offered or become available, or that our stock price, business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under circumstances described in the section entitled “The Merger Agreement (Proposal 1) —Termination Fees,” we will be obligated to pay a termination fee of $95.0 million or, under certain circumstances, $47.0 million to GE.

Delisting and Deregistration of Lufkin Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

Source of Funds

GE and Merger Sub currently intend that the required funds for the merger consideration and other payments under the merger agreement and related expenses will be provided through available cash on hand of GE and its subsidiaries. The completion of the merger is not subject to any financing condition.

Interests of Directors and Executive Officers of Lufkin in the Merger

In considering the recommendation of the board of directors to approve the merger agreement, shareholders should be aware that our executive officers and directors may have certain interests in the proposed transaction that may be different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of these interests and considered them when approving the merger agreement and recommending that our shareholders vote for the approval of the merger agreement.

Treatment of Outstanding Equity Awards

Pursuant to the term of the merger agreement, Lufkin equity awards held by its executive officers and directors that are outstanding immediately prior to the closing of the merger will be subject to the following treatment. All the payments noted below will be made less any applicable withholding taxes.

Options. As of             , 2013, the record date for the special meeting, our directors and executive officers held options to purchase              shares of our common stock with an exercise price of less than $88.50 per share and with a weighted average exercise price of $             per share, of which              of such options were vested and              of such options were unvested. The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger, whether or not vested or exercisable, shall be cancelled and converted into the right receive a sum in cash equal to (i) the number of shares of common stock subject to their option, multiplied by (ii) $88.50 minus the per share exercise price of the option, net of any applicable withholding taxes. There are certain restrictions under the merger agreement relating to the grant of new options after April 5, 2013, and it is not expected that any of the executive officers or directors will receive any option grants between April 5, 2013 and the completion of the merger.

Restricted Stock. As of             , 2013, the record date for the special meeting, there were              shares of our restricted common stock held by or issuable to our directors and executive officers. The merger agreement provides that each share of restricted stock that is outstanding immediately prior to the completion of the merger will vest in full upon the completion of the merger. Each holder of shares of restricted stock will be entitled to receive $88.50 in cash, without interest and less any applicable withholding taxes, for each share of restricted stock held immediately prior to the completion of the merger.

Summary Table. The following table shows, for each executive officer and each director, as applicable, (i) the number of shares subject to vested options held by him or her, (ii) the cash consideration that he or she will receive for such vested options upon completion of the merger, (iii) the number of shares subject to unvested options held by him or her, (iv) the cash consideration that he or she will receive for such options upon completion of the merger, (v) the number of shares of restricted stock held by him or her, (vi) the cash consideration that he or she will receive for such shares of restricted stock upon completion of the merger, (vii) the total cash consideration he or she will receive for all unvested equity awards upon completion of the merger, and (viii) the total cash consideration he or she will receive for all outstanding equity awards upon completion of the merger, in each case as of an assumed merger closing date of October 30, 2013, based on applicable holdings on the date hereof and assuming continued employment or service through the assumed merger closing date, October 30, 2013.

Name	Number of Shares Subject to Vested Options	Cash-Out Payment for Vested Options	Number of Shares Subject to Unvested Options	Cash-Out Payment for Unvested Options	Number of Shares Subject to Unvested Restricted Stock	Cash-Out Payment for Unvested Restricted Stock	Total Payment for Unvested Equity Awards	Total Payment for Outstanding Equity Awards
Executive Officers

John F. Glick	147,684	$7,159,841	94,116	$3,088,070	92,824	$8,214,924	$11,302,994	$18,462,835

Mark E. Crews	53,700	$2,690,435	36,400	$1,433,885	28,641	$2,534,729	$3,968,614	$6,659,049

Christopher L. Boone	33,967	$1,618,791	27,933	$1,110,759	21,313	$1,886,201	$2,996,959	$4,615,751

Alejandro Cestero	10,217	$146,874	26,683	$317,216	16,354	$1,447,329	$1,764,545	$1,911,419

Claude D. Hay	4,367	$135,814	8,733	$271,596	15,441	$1,366,529	$1,638,125	$1,773,939

Brian J. Gifford	15,300	$550,960	19,600	$684,690	15,577	$1,378,565	$2,063,255	$2,614,215

Scott H. Semlinger	62,450	$3,392,568	23,700	$968,868	13,629	$1,206,167	$2,175,034	$5,567,602

Directors

John F. Anderson	24,000	$1,142,540	—	—	1,617	$143,105	$143,105	$1,285,645

Suzanne V. Baer	44,000	$2,432,140	—	—	1,617	$143,105	$143,105	$2,575,245

John D. Hofmeister	28,000	$1,241,820	—	—	1,617	$143,105	$143,105	$1,384,925

James T. Jongebloed	28,000	$1,435,240	—	—	1,617	$143,105	$143,105	$1,578,345

John H. Lollar	12,000	$419,920	—	—	1,617	$143,105	$143,105	$563,025

Douglas V. Smith	83,000	$4,776,495	—	—	1,617	$143,105	$143,105	$4,919,600

Richard R. Stewart	8,000	$216,120	—	—	1,617	$143,105	$143,105	$359,225

Howard J. Trout, Jr.	24,000	$1,142,540	—	—	1,617	$143,105	$143,105	$1,285,645

Thomas E. Wiener	26,000	$1,288,890	—	—	1,617	$143,105	$143,105	$1,431,995

Indemnification of Directors and Officers

Each of GE and the surviving corporation in the merger has agreed to indemnify and hold harmless each of our present and former directors and officers for six years following completion of the merger to the fullest extent permitted by applicable law. Additionally, we are entitled to obtain a policy of directors’ and officers’ liability insurance coverage for the benefit of our executive officers and directors for at least six years following completion of the merger. In the event that we do not obtain a policy prior to the effective time, the surviving corporation also has agreed that it will obtain and maintain, and GE has agreed that it will cause the surviving corporation to obtain and maintain, such insurance coverage, subject to certain limitations, for a period of at least six years following completion of the merger.

Directors’ Compensation

Members of our board have historically received an annual grant of restricted stock having a value of $125,000 on or about the date of our annual meeting. On or about the date our 2013 annual meeting would have been held but for the pendency of the merger, each director will receive a cash payment of $125,000 in lieu of the annual equity award.

Named Executive Officer Severance and Employment Agreements

Each of Messrs. Glick, Crews, Boone, Cestero and Hay, referred to as our named executive officers, is party to a severance agreement that provides for compensation to be paid to him in certain circumstances following a termination during the two-year period immediately following a change in control. Specifically, the severance agreements provide that, if a named executive officer is terminated without “cause,” or if a named executive officer terminates his employment for “good reason,” in each case following a change in control, the named executive officer would be entitled to: (i) a lump-sum cash payment equal to the sum of (A) his accrued base salary, (B) a pro-rated bonus (using the highest bonus paid to the named executive officer by Lufkin with respect to the three fiscal years immediately preceding the year in which the change in control occurs as the amount to be pro-rated) and (C) a multiple (three times for Mr. Glick and two times for all other named executive officers) of the sum of his base salary (using the highest annual base salary paid immediately before or since the change in control) and his bonus (using the highest bonus paid to the named executive officer by Lufkin with respect to the three fiscal years immediately preceding the year in which the change in control occurs as the bonus amount); (ii) a lump-sum retirement benefit equal to the difference between (A) the actuarial equivalent of the benefit the named executive officer would have received under all retirement plans if he remained employed through the two-year protection period and (B) the actuarial equivalent of his benefit, if any, actually accrued and vested under the Company’s plans; (iii) continued health and other benefits for up to two years; and (iv) a tax gross up payment for any excise tax imposed under Section 280G of the Internal Revenue Code on any benefit received in accordance with any plan or agreement of Lufkin and any taxes that result from Lufkin paying the excise tax. A named executive officer will also be entitled to this package of benefits if, during the one year period immediately preceding the change in control, the named executive officer’s employment was terminated without “cause” or for “good reason” and such termination was related to the change in control. Lufkin believes that the benefits provided for in the severance agreements are consistent with those provided by our peers.

The severance agreements also provide the named executive officers a “walk-away” right, under which a named executive officer may terminate his employment for any reason during the 30 days following the first day of the calendar month following the first anniversary of the change in control event and, assuming the named executive officer has been continuously employed by the company or its acquiror since the change in control event, such termination will be deemed to have been a termination without “cause,” triggering the named executive officer’s entitlement under the severance agreement to the benefits described in the immediately preceding paragraph. Because of this walk-away right, the benefits paid under the severance agreements are considered “single-trigger” in nature even though a named executive officer will not be entitled to such benefits unless, in addition to the change in control, the named executive officer’s employment is terminated.

Additionally, Mr. Glick is party to an employment agreement, which also provides for a lump sum payment and continued benefits in certain circumstances. Mr. Glick’s employment agreement provides that if he is terminated without “cause,” or if he terminates his employment for “good reason,” in each case following a change in control, he will receive a lump-sum cash payment equal to the sum of the base salary that would have been paid to him for the remainder of the term of the agreement (at a rate not less than the “base rate”) and a bonus based on the amount of his bonus for the immediately preceding year. The term of Mr. Glick’s employment agreement will expire March 1, 2014. The severance benefits provided for in Mr. Glick’s employment agreement are “double-trigger” in nature, because eligibility to receive these severance benefits requires both the occurrence of a change in control and a qualifying termination of Mr. Glick’s employment.

Change in Control Benefits Under Other Lufkin Plans

Lufkin’s Incentive Stock Compensation Plan 2000 and 2013 Variable Compensation Plan provide for benefits to be paid following a change in control event. The Incentive Stock Compensation Plan 2000 provides that, upon a change in control, all awards under the plan automatically and fully vest, all restrictions lapse, and all performance criteria will be deemed satisfied. Under our 2013 Variable Compensation Plan, within 60 days of a change in control, each participant, including our named executive officers, is to be paid a cash bonus equal to the respective participant’s target bonus amount for the change in control year, prorated to reflect the number of days completed in the year prior to the change in control.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the merger, nor has any executive officer, who has plans or is expected to remain with the surviving corporation, entered into any agreement, arrangement or understanding with GE or its affiliates regarding employment with, or the right to purchase or participate in the equity of, GE or the surviving corporation. Although no such agreement, arrangement or understanding currently exists, it is generally expected that some of our executive officers will remain after the merger is completed, which means that such executive officers may, prior to the closing of the merger, enter into new arrangements with GE or its affiliates regarding employment or the right to purchase or participate in the equity of GE.

Merger-Related Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each Lufkin named executive officer that is based on or otherwise relates to the merger, or the “merger-related compensation.” The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including without limitation the assumptions described below. For purposes of calculating such amounts, we have assumed the following:

•	the price per share to be paid to shareholders of the company in the merger is $88.50 per share,

•	the merger were to close on October 30, 2013; and

•

the employment of each of the named executive officers terminates without “cause” or for “good reason” immediately following the merger, assuming the merger constitutes a “change in control” (each, as defined in the applicable employment agreement or severance agreement).

Name	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Tax Reimbursement(5)	Total(6)
John F. Glick	$5,882,229	$18,462,835	$483,312	$54,193	$5,300,428	$29,699,685

Mark E. Crews	$1,900,702	$6,659,049	$210,202	$62,096	$1,455,592	$10,067,439

Christopher L. Boone	$1,540,779	$4,615,751	$119,612	$40,387	$1,096,724	$7,293,641

Alejandro Cestero	$878,583	$1,911,419	—	$24,253	$742,927	$3,557,182

Claude D. Hay	$748,900	$1,733,939	—	$10,463	$638,350	$3,131,652

(1)

Cash. For each named executive officer, this amount represents the lump-sum cash payment to be made under each named executive officer’s severance agreement, the terms of which are discussed above under “—Named Executive Officer Severance and Employment Arrangements,” and the pro rata bonus award to be made to each named executive officer under Lufkin’s 2013 Variable Compensation Plan, the terms of which are discussed under “—Change in Control Benefits Under Other Lufkin Plans.” Mr. Glick’s total also reflects payments to be made under his employment agreement, which is discussed under “—Named Executive Officer Severance and Employment Arrangements.”
(2)	Equity. Under the terms of the merger agreement, the holder of an option (whether or not vested or exercisable) to acquire shares of common stock will receive, for each such option, an amount equal to (i) the number of shares of common stock subject to the option, multiplied by (ii) $88.50 minus the per share exercise price of the option, net of any applicable withholding. Also, under the terms of the merger agreement, each outstanding share of restricted stock will be deemed issued and outstanding, without any restrictions, and the holder of such share will be entitled to receive the merger consideration of $88.50 for each such share.
(3)	Pension/Nonqualified Deferred Compensation Enhancements. For each named executive officer, represents the lump-sum retirement benefit to which the named executive officer is entitled under his severance agreement, as explained under “—Named Executive Officer Severance and Employment Arrangements.” For each named executive officer, the amount in this column is also included in the amount represented in the “Cash” column for that named executive officer.
(4)	Perquisites/Benefits. For each named executive officer, represents the value of the continued participation in Lufkin’s welfare benefit plans, including, among others, health, dental, and life insurance, to which the named executive officer is entitled under his severance agreement, as explained under “—Named Executive Officer Severance and Employment Arrangements.” For each named executive officer, the amount represented in this column includes the value, $9,561, attributable to continued payment by Lufkin of the named executive officer’s membership dues at the Crown Colony Country Club in Lufkin, Texas. Mr. Glick is also entitled to continued health insurance and similar benefits under his employment agreement, but, as they are redundant of benefits provided for in his severance agreement, they are not reflected in the amount shown in this column. The amount represented for Mr. Hay is based on the assumption that, for the insurance plans subsidized by Lufkin, Mr. Hay continues his choice to participate only in the long-term disability plan.
(5)	Tax Reimbursement. For each named executive officer, represents the tax gross up payment to which the named executive officer is entitled under his severance agreement, as explained under “—Named Executive Officer Severance and Employment Arrangements.”
(6)	Double/Single Trigger. The following chart demonstrates the breakdown of the “Total” column into double and single trigger benefits for each named executive officer.

NEO	Double Trigger	Single Trigger
John F. Glick	$286,833	$29,412,852
Mark E. Crews	—	$10,067,439
Christopher L. Boone	—	$7,293,641
Alejandro Cestero	—	$3,557,182
Claude D. Hay	—	$3,131,652

Regulatory Matters

We are required to make a filing under the HSR Act in connection with the merger. The HSR Act provides that a notifiable transaction, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or early termination of that waiting period, following the filing of notification forms by both parties to the merger with the Antitrust Division of the DOJ and the FTC. The DOJ or the FTC may extend the waiting period by requesting additional information and documentary material from the parties to the merger. If such a request is made, the parties may not consummate the merger until 30 calendar days after both parties have substantially complied with the request for information, unless the waiting period is terminated earlier or the parties enter into a timing agreement with the government. The expiration or early termination of the applicable waiting period under the HSR Act is a condition to completion of the merger. See “The Merger Agreement (Proposal 1)—Conditions to the Merger.” Lufkin and GE filed the requisite notification and report forms with the DOJ and FTC on April 22, 2013.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after completion of the merger, either of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or otherwise seeking divestiture of particular assets of either the merged entity or its subsidiaries. In addition, U.S. state attorneys general could take legal action under the antitrust laws as they deem necessary, including seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under antitrust laws under certain circumstances.

Lufkin and GE conduct operations in foreign jurisdictions where antitrust/competition filings or approvals may be required or advisable in connection with the merger. Lufkin and GE expect to make antitrust/competition filings in a number of those jurisdictions. However, there can be no guarantee if or when any such approvals will be obtained or as to the conditions that such approvals may contain.

Material U.S. Federal Income Tax Consequences

The following discussion describes the material U.S. federal income tax consequences of the merger to the holders of our common stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or any U.S. federal tax laws including the recently effective Medicare tax with respect to certain investment income, other than the income tax. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not address U.S. federal income tax considerations that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation U.S. expatriates, partnerships and other pass-through entities (or persons holding our common stock through such entities), “controlled foreign corporations,” “passive foreign investment companies,” a trader in securities that has elected the mark-to-market method of accounting for its securities, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, real estate investment trusts and regulated investment companies, banks, insurance companies and other financial institutions, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, and persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion does not consider the U.S. federal income tax consequences to holders of our common stock who exercise dissent and appraisal rights under Texas law.

WE URGE HOLDERS OF OUR COMMON STOCK TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE MERGER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

For purposes of this discussion, a U.S. holder means a beneficial owner of a share of our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of our common stock that is not a U.S. holder.

If a partnership or other entity taxed as a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold common stock and partners in such partnerships are urged to consult their tax advisors regarding the tax consequences of the merger.

U.S. Holders

Effect of the Merger. The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss will be calculated for each block of shares of our common stock (i.e., shares of our common stock acquired at the same time in a single transaction), and will be long-term capital gain or loss if the holding period for the shares of our common stock exceeds one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Payments made with respect to our common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding tax unless the U.S. holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an IRS Form W-9) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner. Each U.S. holder should provide an IRS Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent.

Non-U.S. Holders

Effect of the Merger. Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

such gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the U.S.);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period the non-U.S. holder held the shares of our common stock and the non-U.S. holder actually or constructively owns or owned more than 5% of our common stock.

Unless an applicable tax treaty provides otherwise, a non-U.S. holder who has gain that is described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation has gain described under the first bullet point immediately above, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits as adjusted for certain items or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% tax (or lower applicable treaty rate) on the gain from the exchange of the shares of our common stock, which may be offset by U.S.-source capital losses, even though the individual is not considered a resident of the U.S., provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we have not been in the past five years, and we do not anticipate being at the time of the merger, a USRPHC. Even if we were to be treated as a USRPHC, because our common stock is regularly traded on an established securities market, a non-U.S. holder would not recognize taxable gain on a sale of our common stock under the third bullet point above unless the non-U.S. holder actually or constructively owned more than 5% of our common stock at any time during the past five years.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

Information Reporting and Backup Withholding. In general, a non-U.S. holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of our common stock exchanged for cash in the merger if the non-U.S. holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the IRS in a timely manner.

Projected Financial Information

We do not, as a matter of course, generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations other than providing, from time to time, certain earnings guidance in our regular press releases and other investor materials. In connection with the evaluation of a possible transaction, our management prepared certain nonpublic prospective financial information that was not intended for public disclosure. A summary of that information is provided below. The prospective financial information was prepared solely for purposes of evaluating a potential strategic transaction, and thus was not prepared in the same manner as the financial guidance that we prepare for public disclosure.

Lufkin shareholders are cautioned not to place undue reliance on the prospective financial information. It is not being included in this proxy statement for the purpose of influencing your decision whether to vote for approval of the merger agreement and should not be regarded as an indication that any of Lufkin, or our advisors, officers, employees, directors or representatives or any recipient of the information considered, or now considers, it to be necessarily predictive of actual future results, and the prospective financial information should not be relied on as such. Further, any forward-looking statement speaks only as of its date, and none of Lufkin, nor our advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from the projected results, and none undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing, or changes in assumptions or outlook occurring, after the date the information was generated or to reflect the occurrence of future events, even in the event that any or all of the estimates and assumptions underlying the prospective financial information are shown to be in error. We do not intend to update or otherwise revise the prospective financial information. None of Lufkin, nor our advisors, officers, employees, directors or representatives has made or makes any representation to any shareholder or other person (including to GE) regarding our ultimate performance compared to the prospective financial information or that projected results will be achieved.

The following tables present summaries of the prospective financial information under a scenario of high revenue growth and high margins prepared by our management for the fiscal years ending 2013 through 2015. The prospective financial information was used by Simmons as the basis for its high growth case, as described under “—Opinion of Simmons & Company International.”

High Growth Projections

	Year Ended December 31, (dollar amounts in millions)
	2013E(1)	2014E	2015E
Revenue	$1,483	$1,623	$1,793
Net Income	$140	$166	$198
EBITDA	$272	$318	$368

(1)	The information for 2013 provided to Simmons was updated at various times before being finalized for Simmons’ work; however such revisions were not material.

As prepared by our management and presented above, EBITDA represents earnings before interest, taxes, depreciation and amortization. As presented above, EBITDA is a non-GAAP financial measure. We provided this information to Simmons because we believed it could be useful in evaluating, on a prospective basis, our potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies.

The prospective financial information was used by Simmons solely in performing its discounted cash flow analyses, and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions made by our management with respect to industry performance and competition, general business, economic, market and financial conditions, demand for natural gas, natural gas liquids and oil, production growth, capacity utilization and additional matters specific to our business or that of our customers, all of which are difficult to predict and many of which are beyond our control. Any or all of such estimates and assumptions may turn out to be wrong. Other important factors that may affect actual results and cause the prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other matters described or referred to under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” As a result, there can be no assurance that the prospective financial information will be realized or that actual results will not be materially different than estimated in the prospective financial information, and it is likely that actual results will differ.

The prospective financial information covers multiple years and, even to the extent such information may provide guidance as to management’s view of possible future performance in a particular scenario, such information by its nature becomes less predictive with each successive year. You are urged to review our SEC filings for a description of risk factors with respect to our business. See “Cautionary Statement Regarding Forward-Looking Statements,” “Where You Can Find More Information” and “Incorporation by Reference.”

The prospective financial information was not prepared with a view toward complying with the published guidelines of any regulatory or professional body (e.g. American Institute of Certified Public Accountants) for preparation and presentation of financial projections but, in the view of our management, was prepared on a reasonable basis, and based on the assumptions upon which the prospective financial information is based, reflect the best currently available estimates and judgments of our management. The prospective financial information was prepared by, and is the responsibility of Lufkin. Neither Deloitte & Touche LLP, our independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or other form of assurance on such information or its achievability. Accordingly, Deloitte & Touche LLP assumes no responsibility for, and disclaims any association with, our prospective financial information. The reports of Deloitte & Touche LLP, our independent registered public accounting firm, incorporated by reference in this proxy statement relate to our historical financial information. Those reports do not extend to the financial projections and should not be read to do so.

Rights Of Dissent and Appraisal

Under Texas law, shareholders who do not vote in favor of the approval of the merger agreement and who properly dissent from the merger and demand appraisal of their shares will be entitled to the rights of dissent and appraisal under Subchapter H of Chapter 10 of the TBOC. Shareholders electing to exercise their rights of dissent and appraisal must strictly comply with the provisions of Subchapter H in order to properly demand and perfect their rights.

The following is a brief summary of the material provisions of the Texas statutory procedures required to be followed by a shareholder in order to properly demand and perfect the shareholder’s rights of dissent and appraisal. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Subchapter H of Chapter 10 of the TBOC, which is set forth in Annex C to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that our shareholders exercise their rights of dissent and appraisal under Subchapter H. If you wish to consider exercising your rights of dissent and appraisal, you should carefully review the text of Subchapter H because failure to timely and properly comply with the requirements of Subchapter H will result in the loss of your rights of dissent and appraisal under Texas law.

In this section of the proxy statement, the word “you” refers to the record owner of shares. If you hold your shares in “street name” and you wish to exercise rights of dissent and appraisal, you should consult with your broker or other nominee to determine how to follow the appropriate procedures for the making of a demand for appraisal by such broker or nominee.

Summary

Subchapter H requires that, where a merger agreement is to be submitted for adoption at a shareholders’ meeting, a notice regarding the availability of rights of dissent and appraisal to shareholders must accompany the notice of the shareholders’ meeting. A copy Subchapter H must be included with such notice. This proxy statement constitutes notice to our shareholders of the availability of rights of dissent and appraisal in connection with the merger and a copy of Subchapter H of Chapter 10 of the TBOC is attached hereto as Annex C in compliance with the requirements of Subchapter H.

In order to exercise your rights of dissent and appraisal, you must vote against the approval of the merger agreement either by proxy or in person at the special meeting and comply with the procedures described below. Voting against the approval of the merger agreement, either by proxy or in person, does not by itself constitute a notice of objection to the merger or a demand for payment of fair value of your shares (each as more fully described below). In order to perfect your rights of dissent and appraisal, you must comply with the following procedures:

•	before the special meeting, you must deliver to the company a written notice of objection to the merger that complies with the requirements set forth below under “—Notice of Objection;”

•	you must vote against the approval of the merger agreement, either by proxy or in person, at the special meeting;

•

if the merger is approved at the special meeting, then, not later than the 20th day after the surviving corporation has sent to you notice that the merger has taken effect, you must deliver to the surviving corporation a written demand for payment of fair value of your shares for which rights of dissent and appraisal are sought that complies with the requirements set forth below under “—Demand for Payment of Fair Value;”

•

not later than the 20th day after you deliver to the surviving corporation a written demand for payment of the fair value of your shares, you must submit to the surviving corporation any certificates representing your shares as described below under “—Delivery of Share Certificates to the Surviving Corporation;” and

•

if you and the surviving corporation are unable to reach an agreement as to the fair value of your shares, then not later than 150 days after the effective time of merger, you or the surviving corporation must file a petition in a court in Angelina County, Texas, the county in which Lufkin’s principal office in Texas is located, requesting a finding and determination of the fair value of your shares as described below under “—Filing of Petition with Court; Determination of Fair Value.” The surviving corporation is under no obligation to file any such petition and has no intention of doing so.

If you fail to comply with any of these procedures, and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but will have no rights of demand and appraisal with respect to your shares.

Notice of Objection

In order to preserve your rights of dissent and appraisal, prior to the special meeting, you must deliver to the company a written notice of objection to the merger that fully complies with the requirements described herein. Each written notice of objection to the merger must:

•	be addressed to Lufkin Industries, Inc., Attn: John F. Glick, President, or Alejandro Cestero, Secretary, 601 South Raguet, Lufkin, Texas 75904-3951;

•	be delivered before the special meeting;

•	state that the shareholder’s right to dissent will be exercised if the merger becomes effective; and

•	provide an address to which notice of effectiveness of the merger should be delivered or mailed to such shareholder.

The written notice of objection must be in addition to and separate from any proxy or ballot voting against the approval of the merger agreement or any demand for payment of fair value.

Vote Against the Merger

In order to exercise your rights of dissent and appraisal, you must vote against the approval of the merger agreement either by proxy or in person at the special meeting. A vote in favor of the approval of the merger agreement, by proxy or in person, or abstaining from voting on the merger agreement will constitute a waiver of your rights of dissent and appraisal in respect of you shares and will nullify any previously filed written notice of objection. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval of the merger agreement, and it will constitute a waiver of your right of appraisal and will nullify any previously delivered written notice of objection. If you do not submit a proxy, your shares will not be voted, either in favor of the approval of the merger agreement or against the approval of the merger agreement, and accordingly will not preserve your right to exercise rights of dissent and appraisal. Therefore, a shareholder who wishes to exercise rights of dissent and appraisal must vote against the approval of the merger agreement either by proxy or in person.

Demand for Payment of Fair Value

If the merger is approved at the special meeting, then, within 10 days following the effective time of the merger, the surviving corporation must provide notice of that the merger has taken effect to each shareholder who voted against the merger, either by proxy or in person, and who properly submitted a written notice of objection to the merger. Voting against the approval of the merger agreement, either by proxy or in person, does not by itself constitute a demand for payment of fair value under Subchapter H. In order to preserve your rights of dissent and appraisal, within 20 days of the date on which the surviving corporation sends you notice that the merger has taken effect, you must deliver to the surviving corporation a written demand for payment of fair value of your shares that fully complies with the requirements described herein. Each demand for payment of fair value of shares must:

•	be addressed to Lufkin Industries, Inc., Attn: John F. Glick, President, or Alejandro Cestero, Secretary, 601 South Raguet, Lufkin, Texas 75904-3951;

•	be delivered within 20 days of the date on which the surviving corporation sends notice to an objecting shareholder that the merger has taken effect;

•	demand payment of the fair value of your shares for which rights of dissent and appraisal are sought;

•	must state the number of shares you own; and

•	must state your estimation of the fair value of your shares.

The demand for payment of fair value must be in addition to and separate from your notice of objection or any proxy voting against the approval of the merger agreement

Delivery of Share Certificates to the Surviving Corporation

Additionally, within 20 days after the date on which your demand for payment of the fair value of your shares is delivered to the surviving corporation, you must submit to the surviving corporation any certificates representing your shares for purposes of making a notation on such certificates that a demand for payment of fair value for your shares has been made under Subchapter H. All such certificates should be sent to Lufkin Industries, Inc., Attn: Corporate Secretary, 601 South Raguet, Lufkin, Texas 75904-3951. The failure to submit your share certificates will have the effect, at the option of the surviving corporation, of terminating your rights of dissent and appraisal unless a court, for good cause shown, directs otherwise.

Response from Surviving Corporation to Demand for Payment of Fair Value; Payment

Within 20 days after receiving a demand for payment of fair value of shares from a dissenting shareholder, the surviving corporation must provide a written response to such dissenting shareholder, in which response the surviving corporation may either (i) accept the amounts claimed in the demand as the fair value of the shares specified in the demand or (ii) reject the demand, provide the surviving corporation’s estimate of the fair value of the dissenting shareholder’s shares and offer to pay to the dissenting shareholder the amount of such estimate. If the surviving corporation accepts the amounts claimed in the demand as the fair value of the shares, then the surviving corporation shall pay to the dissenting shareholder such amount within 90 days after the effective time of the merger if the shareholder delivers to the surviving corporation endorsed share certificates representing his shares or executed assignments of the shares if the shares are uncertificated.

If a dissenting shareholder decides to accept the counteroffer made by the surviving corporation in its written response, the shareholder must provide notice to the surviving corporation of such acceptance within 90 days of the effective time of the merger. If a dissenting shareholder validly accepts the surviving corporation’s counteroffer or the dissenting shareholder and the surviving corporation otherwise reach an agreement of the fair value of such shareholder’s shares within 90 days of the effective time of the merger, then the surviving corporation shall pay to the dissenting shareholder the agreed amount within 120 days after the effective time of the merger if the shareholder delivers to the surviving corporation endorsed share certificates representing his shares or executed assignments of the shares if the shares are uncertificated.

Filing of Petition with Court; Determination of Fair Value

If the surviving corporation has rejected a dissenting shareholder’s demand for payment of fair value of such shareholder’s shares and the surviving corporation and the dissenting shareholder are unable to reach an agreement as to the fair value of such dissenting shareholder’s shares, then within 150 days after the effective time of the merger, either the surviving corporation or the dissenting shareholder who has complied with the requirements of Subchapter H may file a petition in a court in Angelina County, Texas requesting a finding and determination of the fair value of the shares. The surviving corporation has no obligation (and has no present intention) to file such a petition in the event there are dissenting shareholders and the surviving corporation and such dissenting shareholders are unable to reach an agreement as to the fair value of the shares. Accordingly, the failure of a dissenting shareholder to file such a petition within the period specified could nullify such shareholder’s previous demand for payment of fair value of his shares and lose such shareholder’s rights of dissent and appraisal.

If any shareholder files a petition requesting a finding and determination of the fair value of its shares, then within 10 days of receipt of service of such petition by the surviving corporation, the surviving corporation must file with the court a list containing the names and addresses of all shareholders who have demanded payment for fair value of their shares and with whom agreements as to the fair value of their shares have not been reached by the surviving corporation. If the surviving corporation files a petition, then such list must accompany the petition.

After notice to shareholders who have demanded an appraisal of their shares, the court will conduct a hearing upon the petition to determine those shareholders who have perfected their rights of dissent and appraisal in compliance with Subchapter H and who subsequently become entitled to receive payment for the fair value of their shares. Additionally, the court will appoint one or more qualified appraisers to determine the fair value of the shares. Each appraiser so appointed must determine the fair value of the shares of a dissenting shareholder entitled to payment for the shares. Fair value of the shares must be determined exclusive of any element of value arising from the accomplishment or expectation of the merger and considering the value of the company as a going concern without reference to any control premium, minority interest discount or discount for lack of marketability. In determining fair value of the shares, an appraiser may examine the books and records of the surviving corporation and conduct such other investigations as the appraiser determines to be appropriate. A dissenting shareholder or the surviving corporation may submit to an appraiser such information as it deems relevant to the determination of fair value of the shares. Following the appraiser’s determination of the fair value of the shares, the appraiser must file with the court a report of that determination and the clerk of the court will provide notice of the filing of such report to each dissenting shareholder and the surviving corporation.

Following notice of the appraisal report containing the fair value of the shares, a dissenting shareholder or the surviving corporation may object to all or part of such report, in which case the court will conduct a hearing to determine the fair value of the shares. After such hearing, the court will direct the surviving corporation to pay to the dissenting shareholders entitled to receive payment of fair value of their shares the amount determined by the court to be the fair value thereof, together with interest from the 91st day after the effective time of the merger. Such interest will accrue at the same rate as is provided for the accrual of prejudgment interest in civil cases during the period between the 91st day after the effective date of the merger and the date of payment of the judgment. Once directed by the court, the surviving corporation will immediately pay the amount of the judgment to each dissenting shareholder whose shares are uncertificated and, for dissenting shareholders whose shares are certificated, will pay the amount of the judgment immediately after such shareholder surrenders to the surviving corporation the endorsed certificates representing the shares.

Withdrawal for Demand for Payment of Fair Value

At any time before payment has been made in respect of a demand for payment of fair value of shares or a petition has been filed in respect of a demand for payment of fair value of shares, a dissenting shareholder may withdraw its demand for payment of fair value of shares and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the shareholder’s demand for payment of fair value of shares. However, after such time, any attempt to withdraw will require the consent of the surviving corporation. If the surviving corporation does not consent to a shareholder’s request to withdraw a demand for payment of fair value of shares when that consent is required, the shareholder would be entitled to receive only the fair value determined by the court, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

Other Important Considerations for Shareholders Considering Whether to Exercise Rights of Dissent and Appraisal

In considering whether to exercise your rights of dissent and appraisal, you should be aware that the fair value of your shares as so determined could be more than, the same as or less than the consideration you would receive pursuant to the merger agreement if you did not exercise your rights of dissent and appraisal and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Subchapter H. Although the company believes that the merger consideration is fair, no representation is made as to the outcome of the determination of fair value as determined by a court, and you should recognize that such a determination of fair value could result in a determination of a fair value higher or lower than, or the same as, the merger consideration. The company does not anticipate offering more than the applicable merger consideration to any shareholder exercising rights of dissent and appraisal, and the company reserves the right to assert, in any response to a dissenting shareholder or appraisal proceeding, that for purposes of Subchapter H, the “fair value” of a share of common stock of the company is less than the applicable consideration pursuant to the merger agreement, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, the statutory rights of dissent and appraisal are a dissenting shareholder’s exclusive remedy for the recovery of the value of its shares or money damages in respect of the merger. If a petition for determination of fair value of shares is not timely filed, then the dissenting shareholder’s rights of dissent and appraisal will cease. All court costs, including reasonable fees for the appraisers, will be allocated between the surviving corporation and the dissenting shareholders as determined by the court.

If any shareholder who demands appraisal of shares of our common stock under Subchapter H fails to perfect, or successfully withdraws the demand or loses, such shareholder’s rights of dissent and appraisal, the shareholder’s shares of common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A shareholder will fail to perfect, or effectively lose or withdraw, the shareholder’s rights of dissent and appraisal if, among other things:

•	such shareholder fails to deliver written notice of objection to the company before the special meeting;

•	such shareholder votes in favor of the merger, either by proxy or in person, or abstains from voting on the merger;

•

such shareholder fails to deliver written demand for payment of fair value of its shares within 20 days of the date on which the surviving corporation sends such shareholder notice that the merger has taken effect;

•

such shareholder fails to deliver to the surviving corporation any certificates representing its shares within 20 days of delivering to the surviving corporation written demand for payment of the fair value of its shares;

•	no petition for determination of fair value of the shares is filed within 150 days after the effective time of the merger; or

•

such shareholder delivers to the surviving corporation a written withdrawal of the shareholder’s demand for payment of fair value of its shares before payment has been made or a petition has been filed.

Any dissenting shareholder who has delivered a demand for payment of fair value of its shares in compliance with Subchapter H will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

Failure to comply strictly with all of the procedures set forth in Subchapter H will result in the loss of a shareholder’s statutory rights of dissent and appraisal. Consequently, any shareholder wishing to exercise rights of dissent and appraisal is urged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT (PROPOSAL 1)

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Lufkin contained in this proxy statement or in Lufkin’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Lufkin contained in the merger agreement and described in this summary. The representations, warranties and covenants were qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from the standards of materiality applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by Lufkin to GE and Merger Sub, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of any date other than the date of the merger agreement or such other prior date as may be specified in a particular representation or warranty, may have changed since the date of the merger agreement and subsequent developments or new information affecting a representation or warranty may not have been included in this proxy statement.

The Merger

Under the terms and subject to the conditions of the merger agreement and in accordance with the TBOC, at the effective time of the merger, Merger Sub will be merged with and into Lufkin, with Lufkin continuing as the surviving corporation. Following the consummation of the merger, Lufkin will be a wholly-owned subsidiary of GE and the separate corporate existence of Merger Sub will cease.

Time of Closing and Effective Time of the Merger

The consummation of the merger will take place at 10:00 a.m. New York time no later than the fifth business day after the date on which the closing conditions contained in the merger agreement have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions), unless another date or time is agreed to in writing by Lufkin and GE.

At the closing, Lufkin will file a certificate of merger with the Secretary of State of the State of Texas. The merger will become effective at such date and time as the certificate of merger has been filed with, and accepted by, the Secretary of State of the State of Texas (or at such later date or time as mutually agreed to by Lufkin and GE in writing and as specified in the certificate of merger).

Merger Consideration

At the effective time of the merger, each share of Lufkin common stock issued and outstanding as of immediately prior to the effective time of the merger (excluding any shares of stock held by GE or Merger Sub, any shares of stock held by Lufkin in treasury or by any direct or indirect wholly owned subsidiary of Lufkin and any shares of stock held by persons who have properly perfected their rights of dissent and appraisal) will be converted into the right to receive $88.50 in cash, referred to as the merger consideration, payable without interest. All such shares of common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist, and holders of shares of Lufkin common stock immediately prior to the effective time of the merger will cease to have any rights as a shareholder, except the right to receive the merger consideration.

Any shares of Lufkin common stock held by Lufkin in treasury immediately prior to the effective time of the merger and any shares of Lufkin common stock owned by GE or Merger Sub immediately prior to the effective time of the merger will be automatically cancelled and will cease to exist and no payment will be made with respect to such shares.

Shares of Lufkin common stock held by any shareholder who is entitled to demand, and who properly perfects, rights of dissent and appraisal with respect to such shares in accordance with the TBOC will be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the TBOC. If, after the effective time of the merger, any such shareholder fails to perfect, effectively withdraws or otherwise loses such shareholder’s rights of dissent and appraisal, that shareholder’s shares will be converted into and become exchangeable solely for the right to receive the merger consideration. See “The Merger—Rights of Dissent and Appraisal.”

Treatment of Options, Restricted Stock Units and Restricted Stock

Options

At the effective time of the merger, each option that represents the right to acquire shares of Lufkin common stock that is outstanding immediately prior to the effective time of the merger, whether or not vested or exercisable, will be cancelled and terminated and converted into the right to receive for each share of Lufkin common stock then subject to such option a cash amount equal to the excess, if any, of (i) the merger consideration over (ii) the exercise price payable in respect of such share of Lufkin common stock issuable under such option.

Restricted Stock Units

At the effective time of the merger, each restricted stock unit that is outstanding immediately prior to the effective time of the merger, whether or not then vested, that represents the right to acquire shares of Lufkin common stock will be cancelled and terminated and converted into the right to receive a cash amount equal to the merger consideration for each share of Lufkin common stock subject to such restricted stock unit.

Restricted Stock

At the effective time of the merger, each share of Lufkin restricted stock that is outstanding immediately prior to the effective time of the merger will vest in full, the restrictions with respect to such restricted stock will lapse, and each share of restricted stock will be deemed issued and outstanding as of immediately prior to the effective time of the merger and will be converted into the right to receive the merger consideration.

Payment Procedures

At or prior to the effective time of the merger, GE will appoint a paying agent for the payment of the merger consideration and will deposit with the paying agent the consideration to be paid under the merger agreement with respect to shares of Lufkin common stock.

As soon as reasonably practicable after the effective time of the merger, but not later than five business days thereafter, the paying agent will mail to each holder of record of Lufkin common stock at the effective time of the merger (including restricted stock) a letter of transmittal and instructions for use in effecting the surrender of the certificates representing any such shares of Lufkin common stock.

Shareholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the paying agent without a letter of transmittal.

Upon surrender of the certificates representing shares of Lufkin common stock to the paying agent or, in the case of shares held in book-entry form, receipt of an “agent’s message” by the paying agent, together with a properly completed letter of transmittal and other documents that may be customarily required by the paying agent, the holder of such shares will be entitled to receive a check in an amount equal to the product of (i) $88.50 multiplied by (ii) the number of shares of Lufkin common stock represented by such holder’s properly surrendered certificates or book-entry shares. Until so surrendered, each such certificate or book-entry share represents only the right to receive the merger consideration, without interest.

No later than the first payroll date at least five business days following the later of the effective time of the merger and the surrender to the surviving corporation (or the subsidiary of the surviving corporation that employs the applicable holder of restricted stock) of certificates evidencing shares of Lufkin restricted stock or, in the case of shares of restricted stock held in book-entry form, the receipt of an “agent’s message” by the paying agent, together with a properly completed letter of transmittal, the surviving corporation (or its applicable subsidiary) shall pay through its payroll system to each holder of such shares of restricted stock an amount equal to the product of (i) $88.50 multiplied by (ii) the number of shares of Lufkin common stock represented by such holder’s properly surrendered certificates or book-entry shares representing such restricted stock.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or book-entry share is registered, it will be a condition of such payment that the person requesting such payment pay any transfer or other similar taxes required by reason of the making of such payment to a person other than the registered holder or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.

Payments with regard to Lufkin stock options and Lufkin restricted stock units described above will be paid by the surviving corporation (or the subsidiary of the surviving corporation that employs the holder of such stock options or restricted stock units) through its payroll system as soon as practicable after the effective time of the merger, and in any event, no later than the first payroll date at least five business days following the effective time of the merger.

Lufkin, GE, the paying agent and the surviving corporation are entitled to deduct and withhold from any consideration otherwise payable pursuant to the merger agreement such amounts as are required to be deducted and withheld under applicable law.

If you have lost a certificate representing shares of Lufkin common stock or restricted stock, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you must (i) make an affidavit of the loss, theft or destruction, and (ii) if required by the surviving corporation, post a bond in a reasonable amount as directed by GE as indemnity against any claim that may be made against it with respect to such certificate.

At the effective time of the merger, the stock transfer books of Lufkin will be closed, and there will be no further registration of transfers of shares of Lufkin common stock that were outstanding immediately prior to the effective time of the merger. If, at any time after the effective time of the merger, certificates or book-entry shares representing shares of Lufkin common stock are presented to the surviving corporation or GE for any reason, they will, upon compliance with the exchange and surrender procedures described above, be cancelled and exchanged for the merger consideration. Any portion of the merger consideration made available to the paying agent (including the proceeds of any investments from such cash) that remains undistributed one year after the effective time of the merger will be returned to the surviving corporation, upon request, and any holder who has not exchanged its shares of Lufkin common stock prior to that time may thereafter look only to the surviving corporation for payment of the merger consideration, without interest, upon due surrender of such shares.

Unclaimed Funds

None of Lufkin, GE, Merger Sub, the surviving corporation, the paying agent or any other person will be liable to any former holder of shares of Lufkin common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

The merger agreement contains representations and warranties made by Lufkin, GE and Merger Sub to each other as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties made as of a specific date may be subject to a contractual standard of materiality different from that generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The representations and warranties made by Lufkin to GE and Merger Sub include representations and warranties relating to, among other things:

•	due organization, standing and corporate power;

•	the capitalization of Lufkin and its subsidiaries and the absence of preemptive rights or other similar rights or repurchase or redemption obligations;

•

the approval of the merger agreement and the transaction contemplated by the merger agreement by Lufkin’s board of directors, and the recommendation of approval of the merger agreement and the transaction contemplated by the merger agreement by Lufkin’s board of directors to Lufkin’s shareholders;

•

the absence of conflicts with, or violations of, the organizational documents of Lufkin and its subsidiaries, applicable laws, or other contracts or permits as a result of the execution of the merger agreement and consummation of the merger;

•	the shareholder approval required to approve the merger;

•

Lufkin’s corporate power and authority to execute, deliver and perform, and to consummate the transaction contemplated by, the merger agreement, and the enforceability of the merger agreement against Lufkin;

•

the absence of required action or filings with governmental authorities other than the filing of this proxy statement and the certificate of merger and other filings and actions taken to comply with applicable domestic and foreign antitrust laws, securities laws, and NASDAQ rules;

•	Lufkin’s SEC filings since December 31, 2010 and the financial statements included therein, including the accuracy and compliance with GAAP of such financial statements;

•

Lufkin’s compliance with certain securities laws and listing rules, including, among other things, its disclosure controls and procedures, its internal control over financial reporting and its compliance with the Sarbanes-Oxley Act;

•	the absence of liabilities not disclosed in Lufkin’s financial statements, other than those incurred in the ordinary course of business or as related to the merger agreement;

•	the absence of a Company Material Adverse Effect (as defined below) and the ordinary course operations of Lufkin from December 31, 2012 to the date of the merger agreement;

•	the absence of legal proceedings pending or threatened against Lufkin and its subsidiaries;

•	compliance with applicable laws, permitting requirements and the U.S. Foreign Corrupt Practices Act of 1977, as amended;

•	the accuracy of the information provided by or on behalf of Lufkin for inclusion in this proxy statement;

•	compliance with applicable tax laws and other tax-related matters;

•	employee benefit plans and the absence of additional payments and benefits to employees as a result of the consummation of the merger;

•	compliance with applicable employment and labor practices laws and other labor matters;

•	compliance with applicable environmental laws and other environmental matters;

•	material contracts and the absence of any defaults thereunder;

•	Lufkin’s owned and leased real property and its owned personal property;

•

various matters related to Lufkin’s intellectual property and practices related thereto, including, among other things, sufficiency of rights and ownership of intellectual property, the absence of legal claims relating to intellectual property and Lufkin’s safeguarding of material trade secrets;

•	insurance covering Lufkin’s properties, operations, personnel and businesses;

•

conformity of products manufactured, sold or delivered by Lufkin with product specifications, express and implied warranties and applicable laws, and the absence of asbestos or asbestos-containing materials in such products;

•	the receipt by Lufkin’s board of directors of a fairness opinion from Simmons & Company International;

•	broker’s fees and commissions;

•	the absence of antitakeover provisions affecting Lufkin; and

•	compliance with anti-corruption and export control requirements.

Many of Lufkin’s representations and warranties are qualified as to, among other things, “materiality” and “Company Material Adverse Effect.” “Company Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Lufkin and its subsidiaries on a consolidated basis. However, any adverse changes, effects, events or occurrences resulting from or due to any of the following will generally be disregarded in determining whether there has been a “Company Material Adverse Effect”:

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(i) any changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which Lufkin and its subsidiaries operate, (ii) acts of war or terrorism (including cyber-attacks) (or the escalation of any of the foregoing) or natural disasters or other force majeure events or (iii) changes in any laws or regulations applicable to Lufkin or its subsidiaries or applicable accounting regulations or principles or the interpretation thereof (provided, that in the case of each of (i), (ii) and (iii) above, such changes, effects, events or occurrences have not had or would not reasonably be expected to have a disproportionate adverse effect on Lufkin and its subsidiaries on a consolidated basis, as compared to other companies operating in the industries in which Lufkin and its subsidiaries operate);

•	the announcement or pendency of the merger agreement or the transaction contemplated by the merger agreement or the performance of the merger agreement;

•	any change in the market price or trading volume of Lufkin common stock;

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any legal proceedings commenced by or involving any current or former shareholder of Lufkin (on their own or on behalf of Lufkin) arising out of or related to the merger agreement or the transaction contemplated by the merger agreement; and

•	changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other hydrocarbon commodities.

The representations and warranties made by GE and Merger Sub to Lufkin include representations and warranties relating to, among other things:

•	due organization, standing and corporate power;

•	the authorization and approval of the merger agreement and the transaction contemplated by the merger agreement by the boards of directors of GE and Merger Sub and the sole shareholder of Merger Sub;

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the absence of conflicts with, or violations of, the organizational documents of GE and Merger Sub, applicable laws, or other contracts or permits as a result of the execution of the merger agreement and consummation of the merger;

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GE’s and Merger Sub’s corporate power and authority to execute, deliver and perform, and to consummate the transaction contemplated by, the merger agreement, and the enforceability of the merger agreement against each of GE and Merger Sub;

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the absence of required action or filings with governmental authorities other than the filing of the certificate of merger and other filings and actions taken to comply with applicable domestic and foreign antitrust laws and securities laws;

•	the accuracy of the information provided by GE or Merger Sub for inclusion in this proxy statement;

•	broker’s fees and commissions;

•	the availability of funds necessary to consummate the merger and to pay the cash amounts required to be paid in connection with the merger; and

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the absence of any contracts between GE or any of its subsidiaries, on the one hand, and any officer or director of Lufkin or any person that owns 5% or more of Lufkin common stock, on the other hand, as of the date of the merger agreement that relate to consideration to be received in the merger or employment following the merger.

Shareholders Meeting

Lufkin agreed to prepare and file this proxy statement, including Lufkin’s board recommendation that shareholders approve the merger agreement (with such exceptions as set forth below in “—Non-Solicitation”), as soon as practicable and, in any event, within 20 calendar days following the date the merger agreement was signed, and to notify GE of any comments on this proxy statement or requests for additional information received from the SEC. Additionally, Lufkin agreed to establish a record date and hold a special meeting of its shareholders as soon as practicable following the date of the merger agreement for the purpose of voting on the approval of the merger agreement. However, Lufkin may adjourn or postpone the special meeting (i) to solicit additional proxies for the purpose of obtaining shareholder approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Lufkin has determined is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Lufkin’s shareholders prior to the shareholders meeting and (iv) if Lufkin has delivered any notice to GE in connection with a superior proposal (as defined below in “—Non-Solicitation”) and the notice period applicable thereto has not expired.

Conduct of Business Pending the Merger

Lufkin has agreed that, subject to certain exceptions, from the date of the merger agreement until the earlier of the termination of the merger agreement or the effective time of the merger, Lufkin will, and will cause each of its subsidiaries and joint ventures to:

•	conduct its business in the ordinary course consistent with past practice; and

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use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (ii) to keep in full force and effect all material insurance policies and (iii) comply in all material respects with all applicable laws and the requirements of Lufkin’s material contracts.

Lufkin has also agreed, subject to certain exceptions, during the period from the date of the merger agreement to the effective time of the merger, not to, and not to permit any of its subsidiaries or joint ventures to:

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issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its shares of capital stock, voting securities or equity interests, other than shares of Lufkin common stock issued upon the exercise of stock options that are outstanding on the date of the merger agreement and in accordance with the terms thereof and annual grants of restricted stock to Lufkin’s directors in the ordinary course of business consistent with past practice;

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redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, except in connection with the exercise of any stock options outstanding as of the date of the merger agreement and in accordance with the terms thereof, or the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity based awards under any of Lufkin’s stock plans;

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declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Lufkin common stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends to its equity holders by a direct or indirect subsidiary or joint venture of Lufkin or Lufkin’s regular quarterly cash dividend;

•	split, combine, subdivide or reclassify any shares of its capital stock;

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amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of any Lufkin stock plan or any agreement evidencing any outstanding stock option or other right to acquire capital stock of Lufkin or any restricted stock purchase agreement or any similar or related contract;

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incur or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Lufkin or any of its subsidiaries or joint ventures, other than (i) borrowings under Lufkin’s current revolving credit facility and under purchase money contracts; (ii) refinancing, replacement or amendment of any indebtedness that may default or come due as a result of the transaction contemplated by the merger agreement or that is required to be repaid or repurchased pursuant to its terms, (iii) inter-company borrowings to the extent not in excess of $25.0 million, (iv) cash pooling or creating inter-company payables and receivables for the provision of services or goods in the ordinary course of business, and (v) guarantees by Lufkin or any of its subsidiaries of indebtedness of Lufkin or any of its subsidiaries;

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prepay, refinance or repurchase any long-term indebtedness for borrowed money or debt securities of Lufkin or any of its subsidiaries, other than (i) repayments of such indebtedness in the ordinary course of business, (ii) required or permitted repayments of such indebtedness under the terms of any contract in place as of the date of the merger agreement or entered into in compliance with the merger agreement and (iii) permitted repayments of such indebtedness under any revolving credit facility, in each case by Lufkin or any of its subsidiaries and (iv) repayments of certain indebtedness permitted to be incurred under the merger agreement;

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sell, transfer, lease, license or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of any subsidiaries) with a fair market value in excess of $500,000 individually or $5.0 million in the aggregate, except (i) pursuant to certain contracts in force at the date of the merger agreement and other potential transactions disclosed in connection with the merger agreement, (ii) dispositions of obsolete or worthless equipment, (iii) sales of inventory in the ordinary course of business, (iii) dispositions of certain equipment in the ordinary course of business or (iv) inter-company sales, transfers, leases, licenses or other disposals to Lufkin or any of its subsidiaries;

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make any capital expenditure (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) that involves the purchase of real property or is in excess of $250,000 individually or $5.0 million in the aggregate, except as provided for in Lufkin’s 2013 capital expenditure plan;

•	acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or division, business or equity interest of any person;

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make any loans or advances to any person, other than (i) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business, (ii) loans and advances to Lufkin or any of its subsidiaries and (iii) trade credit granted in the ordinary course of business;

•	enter into any lease that provides for a payment of greater than $1,000,000 during any 12 month period covered thereunder or with a term of greater than five years;

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except for certain types of permitted contracts, (i) enter into any material contract other than in the ordinary course of business, (ii) terminate or amend any material contract, (iii) waive any material rights under any material contract, (iv) enter into or extend the term or scope of any material contract that materially restricts Lufkin or any of its subsidiaries from engaging in any line of business or in any geographic area, (v) enter into any material contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transaction contemplated by the merger agreement or (vi) release any person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of Lufkin or any of its material subsidiaries;

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except as required by applicable law, required by the terms of any material Lufkin benefit plan or in the ordinary course of business, (i) increase the compensation of any executive officer whose annual cash compensation exceeds $150,000, (ii) pay any bonus or incentive compensation, (iii) grant any new equity or non-equity based compensation award, (iv) enter into, establish, amend or terminate any Lufkin benefit plan or (v) fund any Lufkin benefit plan or trust relating thereto;

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except as required by applicable law, (i) change its fiscal year or any method of tax accounting, (ii) make, change or revoke any material tax election, (iii) settle or compromise any right to a refund of, or liability for, a material amount of taxes or (iv) file any material amended tax return;

•	make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•	amend Lufkin’s or its subsidiaries’ organizational documents, except for immaterial or ministerial amendments to the organizational documents of Lufkin’s subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

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except as provided under any agreement entered into prior to the date of the merger agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $100,000 individually or $1,000,000 in the aggregate;

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without consulting with GE to the extent practicable, institute any material litigation other than (i) litigation against GE or one of its subsidiaries or (ii) the filing of a claim or counterclaim seeking damages not to exceed $1,000,000 in response to litigation instituted against Lufkin; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Non-Solicitation

Upon signing the merger agreement, Lufkin agreed to, and to cause its subsidiaries and its and their respective representatives to:

•	cease any ongoing discussions and negotiations with other parties related to an alternative proposal;

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demand that any parties and their representatives in possession of confidential information about Lufkin and its subsidiaries that was previously provided to such parties in connection with an alternative proposal return or destroy all such information;

•	prohibit any access by other parties to any physical or electronic data room maintained by Lufkin or any of its representatives relating to a possible alternative proposal;

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not solicit, initiate, knowingly facilitate, knowingly encourage or knowingly induce or take any other action designed to lead to any inquiries or proposals that constitute the submission of an alternative proposal;

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except for confidentiality agreements on terms that are in the aggregate not materially less favorable to Lufkin than the provisions of the confidentiality agreement between GE and Lufkin (other than with respect to “standstill” provisions or similar restrictions), not enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or stock exchange agreement, option agreement or other similar agreement relating to an alternative proposal; and

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(i) not withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to GE, Lufkin’s board recommendation to Lufkin’s shareholders to approve the merger agreement, or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal and (ii) upon GE’s request and subject to certain limitations, publicly reconfirm Lufkin’s board of directors’ recommendation to Lufkin’s shareholders to approve the merger agreement (the failure to provide such reconfirmation or the taking of any action described in clause (i) being referred to as an adverse recommendation change).

An “alternative proposal” means any inquiry, proposal or offer from any party or group, other than GE and its subsidiaries, relating to any:

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direct or indirect acquisition of (i) 20% or more of Lufkin’s consolidated assets or to which 20% or more of Lufkin’s revenues or earnings on a consolidated basis are attributable or (ii) 20% or more of any class of equity securities of Lufkin;

•	tender offer or exchange offer that if consummated would result in any other party or group beneficially owning 20% or more of any class of equity securities of Lufkin; or

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merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lufkin that is structured to permit any other party or group to acquire beneficial ownership of at least 20% of Lufkin’s consolidated assets or equity interests.

If at any time on or following the date of the merger agreement and prior to obtaining approval of the merger agreement by Lufkin’s shareholders, (i) Lufkin receives a written alternative proposal that Lufkin’s board of directors believes is bona fide and, after consultation with its financial advisors and outside legal counsel, determines in good faith constitutes or could reasonably be expected to lead to or result in a superior proposal and (ii) such alternative proposal did not result from a material breach of the non-solicitation provisions of the merger agreement, then Lufkin may (A) furnish information with respect to Lufkin and its subsidiaries and joint ventures to the party making such alternative proposal and (B) participate in discussions or negotiations regarding such alternative proposal. However, Lufkin will not disclose any non-public information unless Lufkin has, or first enters into, an acceptable confidentiality agreement with such party, and Lufkin must provide to GE any non-public information that was not previously provided or made available to GE prior to or substantially concurrent with providing such information to the other party.

In addition, Lufkin must promptly notify GE in writing (and in no event later than 24 hours after receipt) if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Lufkin in respect of any alternative proposal, and shall, in any such notice to GE, indicate the identity of the other party making such proposal, offer, inquiry or request and the terms and conditions of any such proposals or offers or the nature of any inquiries or requests (and include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter must keep GE reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Lufkin must promptly provide GE with copies of any additional written materials received by Lufkin or that Lufkin has delivered to any third party making an alternative proposal) and of the status of any such discussions or negotiations.

Notwithstanding the foregoing, if Lufkin receives a written alternative proposal that Lufkin’s board of directors believes is bona fide and, after consultation with its financial advisors and outside legal counsel, concludes constitutes a superior proposal, then Lufkin’s board of directors may, at any time prior to obtaining approval of the merger agreement by Lufkin’s shareholders, make an adverse recommendation change and/or enter into a definitive agreement with respect to such superior proposal if:

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Lufkin’s board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

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Lufkin has provided written notice to GE at least five calendar days in advance of such action, or as many days as reasonably practicable if there are less than five calendar days prior to Lufkin’s shareholders meeting, specifying the basis for the adverse recommendation change or termination, describing the material terms of such superior proposal and delivering a copy of the latest version of any proposed acquisition agreement for such superior proposal, including copies of relevant documents related thereto (and if there are any material amendments to such superior proposal, Lufkin has delivered a new written notice to GE two business days prior to such recommendation change or termination); and

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during the five day (or shorter, as described above) notice period, Lufkin has negotiated with GE in good faith (to the extent GE desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement as would enable Lufkin’s board of directors to determine that such superior proposal no longer constitutes a superior proposal.

A “superior proposal” means a bona fide written offer, obtained after the date of the merger agreement and not in breach of the non-solicitation provisions set forth in the merger agreement (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of Lufkin or assets of Lufkin and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which Lufkin’s board of directors determines in good faith to be more favorable to Lufkin’s shareholders from a financial point of view than the transaction contemplated by the merger agreement, taking into account at the time of determination any changes to the terms of the merger agreement committed to by GE in writing and the ability of the person making such proposal to consummate the transaction contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

In addition, at any time prior to obtaining approval of the merger agreement by Lufkin’s shareholders, the Lufkin board of directors may make an adverse recommendation change in response to a material event or circumstance (unrelated to an alternative proposal) that arises or occurs after the date of the merger agreement, or a material consequence relating to an event or circumstance existing on or before the date of the merger agreement, that was in either case not, prior to the date of the merger agreement, known by Lufkin’s board of directors, if:

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Lufkin’s board of directors concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

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Lufkin has provided prior written notice to GE specifying in reasonable detail the reasons for such action (including a description of the material facts concerning such event or circumstance) at least five calendar days in advance of its intention to effect such adverse recommendation change (unless at the time such notice is otherwise required to be given there are less than five calendar days prior to Lufkin’s shareholders meeting, in which case Lufkin must provide as much notice as is reasonably practicable); and

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during the five day (or shorter, if applicable) notice period, Lufkin has negotiated with GE in good faith (to the extent GE desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement as would enable Lufkin’s board of directors to conclude that the failure to make such adverse recommendation change would not be reasonably likely to be inconsistent with its fiduciary duties.

Nothing in the merger agreement will prohibit Lufkin or Lufkin’s board of directors from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (ii) if Lufkin’s board of directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would constitute a violation of applicable law, complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an alternative proposal. However, any adverse recommendation change may only be made in accordance with provisions set forth in the merger agreement. A public statement that describes Lufkin’s receipt of an alternative proposal and the operation of the merger agreement with respect thereto will not be deemed an adverse recommendation change.

Commercially Reasonable Efforts

Each of Lufkin, on the one hand, and GE and Merger Sub, on the other hand, have agreed to cooperate with the other and use its commercially reasonable efforts to promptly take all actions necessary, proper or advisable to consummate the transaction contemplated by the merger agreement as promptly as practicable, including obtaining all necessary regulatory and governmental approvals and defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger. The parties have also agreed to keep each other informed of, and consult with the other party in connection with, any communication received by such party from, or given by such party to, a governmental authority or private party, in each case regarding the transaction contemplated by the merger agreement, and to involve the other party in resolving any related matters. However, the parties specifically agreed that, in connection with any filing or submission required or action to be taken to consummate the transaction contemplated by the merger agreement, (i) Lufkin would not, without GE’s consent, commit to any divestiture transaction, or commit to alter its business or commercial practices in any way, and (ii) neither GE nor any of its affiliates will be required to (A) divest, license or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Lufkin (or any of the businesses, product lines or assets of Lufkin) or GE or of any of its affiliates (or any of the businesses, product lines or assets of GE or any of its affiliates) or (B) alter or restrict in any way the business or commercial practices of GE or any of its affiliates or Lufkin.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, GE and the surviving corporation have agreed to indemnify the officers and directors of Lufkin and its subsidiaries to the extent permitted or required pursuant to the organizational documents of Lufkin or its subsidiaries or any indemnification agreements with such individuals and, for a period of six years following the effective time of the merger, not to amend such documents to contain less favorable indemnification, reimbursement or advancement provisions than those in effect as of the date of the merger agreement. Additionally, prior to the effective time of the merger, Lufkin will (or, if Lufkin is unable to, the surviving corporation as of the effective time of the merger will) obtain and fully pay the premium for “tail” insurance policies for the extension of the existing directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Lufkin and its subsidiaries, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger, and which policies shall contain benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the indemnified parties as the existing policies with respect to any matters that existed or occurred at or prior to the effective time of the merger. If Lufkin and the surviving corporation fail to obtain such “tail” insurance, the surviving corporation and its subsidiaries will maintain in effect for at least six years following the effective time of the merger the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Lufkin and its subsidiaries as of the date of the merger agreement (provided that such policies will not exceed an annual premium amount in excess of 300% of the annual premiums currently paid by Lufkin and its subsidiaries for such insurance).

Employee Matters

The merger agreement provides, solely for the benefit of the parties thereto, the following covenants relating to the Lufkin employees as of the effective time of the merger. From and after the effective time of the merger, GE will assume the Lufkin benefit plans in accordance with their terms in effect immediately prior to the effective time of the merger, subject to any amendment or alteration that may be permitted by such plans.

For a period of one year after the effective time of the merger, GE will provide non-union employees of Lufkin and its subsidiaries who remain employed by GE, the surviving corporation or any of their respective affiliates during such period with (i) base salary or regular hourly pay no less favorable than that provided to such employee immediately before the effective time of the merger and (ii) eligibility to participate in employee benefit plans that are substantially comparable in the aggregate to the applicable Lufkin benefit plans (excluding equity or incentive compensation and individual agreements) or are comparable to employee benefit plans provided to similarly situated employees of GE or any of its subsidiaries.

For purposes of vesting, eligibility to participate and calculation of vacation and severance benefits under the employee benefit plans of GE and its subsidiaries providing benefits to any Lufkin employees after the effective time of the merger, each Lufkin employee will be credited with his or her years of service with Lufkin and its subsidiaries and their respective predecessors before the effective time of the merger to the same extent as such employee was entitled to credit for such service under any similar Lufkin benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time of the merger. In addition, each Lufkin employee will be immediately eligible to participate, without any waiting time, in each benefit plan of GE or its subsidiaries to the extent coverage thereunder is comparable to and replaces a Lufkin benefit plan in which such employee participated immediately prior to the effective time of the merger and, for purposes of each benefit plan of GE or its subsidiaries providing medical, dental, pharmaceutical and/or vision benefits to any Lufkin employee, GE will cause all pre-existing condition exclusions and actively-at-work requirements of its plans to be waived for such employee and his or her covered dependents unless such conditions would not have been waived under the comparable Lufkin benefit plan in which such employee participated immediately prior to the effective time of the merger. GE will also cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Lufkin benefit plans ending on the date such employee’s participation in the corresponding new GE company benefit plan begins to be taken into account under such new plan, without duplication, for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan. GE will also allow each Lufkin employee to utilize his or her earned and unused vacation as of the effective time of the merger during the remainder of the calendar year, subject to scheduling and applicable law.

With respect to all compensation and benefit matters affecting Lufkin employees covered by a collective bargaining agreement, in lieu of the foregoing GE will comply with the compensation and benefit provisions contained in each applicable collective bargaining agreement.

Other Covenants

The merger agreement contains additional agreements between Lufkin, GE and Merger Sub relating to, among other things:

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Public Announcements. Neither Lufkin nor GE will issue or cause the publication of any press release or make any other public announcement with respect to the merger agreement or the transaction contemplated by the merger agreement without the prior written consent of the other party, except as may be required by law, or by any applicable NASDAQ or stock exchange rule, in which case the party proposing to issue such press release or make such public announcement must first consult with the other party. Lufkin need not consult with or obtain the consent of GE or Merger Sub in connection with any public announcement in connection with an alternative proposal that Lufkin’s board of directors believes is bona fide, or a superior proposal or an adverse recommendation change.

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Access to Information. Subject to certain exceptions and to the extent not unduly disruptive to Lufkin’s business, Lufkin will (i) give GE copies of Lufkin’s and its subsidiaries’ commitments, books, contracts, records and correspondence, including certain financial and operating data, as well as reasonable access to Lufkin’s officers, key employees, subject matter experts and other personnel as agreed to by Lufkin and, subject to supervision by a Lufkin employee, accountants, counsel, financial advisors, sales agents, distributors and other representatives and (ii) afford access to the physical properties of Lufkin and its subsidiaries accompanied by a Lufkin employee, in each case for the purposes of integration planning and to determine whether the conditions to the closing of the merger have been satisfied. Lufkin must also furnish to GE a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of securities laws, a copy of any communication received by Lufkin from the SEC concerning compliance with securities laws and all other information concerning Lufkin’s and its subsidiaries’ business, properties and personnel as GE may reasonably request.

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Notification of Certain Matters. Lufkin and GE must give prompt notice to each other of, among other things, communication received from any governmental authority in connection with the transaction contemplated by the merger agreement, any actions threatened or commenced relating to the transaction contemplated by the merger agreement and any event that would cause any of the conditions to the closing of the merger not to be satisfied.

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Litigation. Lufkin must give GE the opportunity to participate in the defense or settlement of any shareholder litigation against Lufkin and/or its directors relating to the transaction contemplated under the merger agreement, and no such settlement will be agreed to without GE’s prior consent.

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Environmental Matters. Prior to the closing of the merger, Lufkin and its subsidiaries must commence and take commercially reasonable steps to (i) address or (ii) undertake corrective action to address any issues that GE and Lufkin agree could reasonably be expected to result in (A) material non-compliance with any environmental laws or environmental permits or (B) a material limitation or suspension of Lufkin’s or its subsidiaries’ operations due to non-compliance with environmental laws or any environmental permit.

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Compliance Matters. Prior to the closing of the merger, Lufkin must promptly notify GE if Lufkin discovers any violation of law or facts or circumstances that Lufkin reasonably believes are likely to constitute a violation of law. In such event and if GE reasonably considers such violation to be significant, Lufkin has agreed, upon notice by GE, to undertake an investigation of such facts and circumstances, to give due regard to any recommendations by GE with respect to such investigation and any request by GE to participate in such investigation, to keep GE regularly informed and to disclose to GE its final conclusions following such investigation. Lufkin must discuss with GE the necessity to report such violation to the relevant governmental authorities and the parties will cooperate in connection with any matters related to such reporting. In addition, Lufkin has agreed to cooperate with GE to determine whether Lufkin or any of its subsidiaries is required to register as a manufacturer or exporter of defense articles with respect to the manufacture and sale of certain parts for use by domestic or foreign military organizations.

Conditions to the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	the merger agreement must have been approved by holders of two-thirds of the outstanding Lufkin common stock;

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the waiting period under the HSR Act relating to the merger must have been terminated or expired and any required filings or approvals with any other governmental authorities must have been made or obtained; and

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no law or injunction having been enacted, entered, promulgated or enforced by any governmental authority prohibiting, enjoining, restraining or preventing the merger and no action, proceeding or litigation having been instituted or commenced and continuing or having been threatened in writing by any governmental authority that would or would be reasonably likely to restrain or prevent the consummation of the merger.

The obligation of GE and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following further conditions:

•

the representations and warranties of Lufkin in the merger agreement being true and correct both when made and at and as of the date of the closing of the merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to Company Material Adverse Effect or materiality contained in any individual representation or warranty), would not have, individually or in the aggregate, a Company Material Adverse Effect (apart from certain identified representations and warranties (i) that there will not have been a material adverse effect on Lufkin from December 31, 2012 through the closing date, with respect to the authority to execute the merger agreement and consummate the transaction contemplated by the merger agreement, and that the approval of the merger agreement by the affirmative vote or consent of the holders of two-thirds of the outstanding Lufkin common stock is the only approval of the holders of any equity interests in Lufkin that is required for approval of the merger, which in each case must be true and correct in all respects and (ii) with respect to Lufkin’s capitalization, which must be true and correct in all respects other than variations that are de minimis);

•	Lufkin having performed in all material respects all obligations under the merger agreement required to be performed by it at or prior to the closing of the merger;

•	the receipt of a certificate signed by an executive officer of Lufkin certifying that the two preceding conditions have been satisfied;

•	the absence of a Company Material Adverse Effect having occurred since December 31, 2012; and

•

no action, investigation, proceeding or litigation having been instituted or commenced and continuing or having been threatened in writing by any governmental authority that would or is reasonably likely to impose limitations on the ability of GE or its affiliates to effectively exercise full rights of ownership of the surviving corporation or result in a governmental investigation reasonably expected to result in significant criminal or civil sanctions or material governmental damages being imposed on GE or the surviving corporation or any of their respective affiliates.

The obligation of Lufkin to consummate the merger is subject to the satisfaction or waiver of the following further conditions:

•

the representations and warranties of GE in the merger agreement being true and correct both when made and on the closing date of the merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty), would not, individually or in the aggregate, prevent or materially delay or impair the ability of GE or Merger Sub to consummate the transaction contemplated by the merger agreement;

•	GE and Merger Sub having performed in all material respects all obligations under the merger agreement required to be performed by them at or prior to the closing of the merger; and

•	The receipt of a certificate signed by an executive officer of GE certifying that the two preceding conditions have been satisfied.

No party may rely on the failure of any of the above conditions to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the merger and other transaction contemplated by the merger agreement.

Termination

Lufkin and GE may mutually agree to terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger by either Lufkin or GE if:

•

the merger has not occurred on or before October 30, 2013, subject to extension in certain circumstances (in which case such date shall be automatically extended for one year or such shorter period as may be mutually agreed between the parties); provided that the right to terminate the merger agreement for this reason will not be available to a party if the failure of the merger to be consummated was due to the failure of such party to perform any of its obligations under the merger agreement or to a party if the other party has filed and is pursuing an action seeking specific performance under the merger agreement;

•

any governmental authority has enacted, entered, promulgated or enforced a final and non-appealable law or injunction that prohibits, enjoins, restrains or prevents the consummation of the merger; provided that the right to terminate the merger agreement for this reason will not be available to a party if the issuance of such restraint was due to the failure of such party to perform any of its obligations under the merger agreement; or

•	Lufkin’s shareholders do not approve the merger agreement at the shareholders meeting or any adjournment or postponement of such meeting.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger by GE if:

•	an adverse recommendation change shall have occurred;

•

prior to the approval of the merger agreement by Lufkin’s shareholders, Lufkin is in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of Lufkin’s shareholders for the purpose of obtaining approval of the merger agreement and, through Lufkin’s board of directors, recommend the approval of the merger agreement to Lufkin’s shareholders or (ii) comply with the non-solicitation requirements described above in “—Non-Solicitation,” other than in the case where such willful breach was not caused by, or within the knowledge of, Lufkin and Lufkin has taken appropriate actions to remedy such willful breach upon discovery thereof; provided that the right to terminate the merger agreement for this reason will not be available if GE is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or

•

Lufkin has breached or failed to perform any of its representations, warranties, covenants or agreements under the merger agreement (or if any such representations or warranties fail to be true), other than as provided in clause (i) and (ii) of the preceding termination right, which breach or failure (i) would (if it occurred and was continuing on the closing date of the merger) result in the failure of certain closing conditions to be satisfied and (ii) is incapable of being cured or, if capable of being cured, has not been cured within 30 days following receipt of written notice from GE of such breach or failure; provided that the right to terminate the merger agreement for this reason will not be available if GE is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger by Lufkin if:

•

GE or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements in the merger agreement (or if any such representations or warranties fail to be true), which breach or failure (i) would (if it occurred and was continuing on the closing date of the merger) result in the failure of certain closing conditions to be satisfied and (ii) is incapable of being cured or, if capable of being cured, has not been cured within 30 days following receipt of written notice from Lufkin of such breach or failure; provided that the right to terminate the merger agreement for this reason will not be available if Lufkin is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or

•	Lufkin wishes to enter into a transaction that is a superior proposal, provided that Lufkin pays the applicable termination fee described under “—Termination Fees” below.

Termination Fees

Lufkin is required to pay GE a termination fee of $95.0 million (but in no event will Lufkin be required to pay a termination fee on more than one occasion):

•

if (i) an alternative proposal was publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Lufkin shareholders meeting (or, if the shareholders meeting did not occur, prior to the date on which the merger agreement was terminated as a result of the failure to consummate the merger prior to October 30, 2013 (as such date may be extended under certain circumstances)), (ii) the merger agreement is terminated (x) as a result of the failure to consummate the merger prior to October 30, 2013 (as such date may be extended under certain circumstances) or (y) due to the failure of Lufkin’s shareholders to approve the merger agreement at the shareholders meeting and (iii) Lufkin enters into a definitive agreement with respect to, or consummates, an alternative proposal within 12 months following such termination; provided that references to “20% or more” in the definition of alternative proposal are deemed to be references to “50% or more” for purposes of this termination right; provided further that the termination fee will be reduced by any transaction expenses previously paid to GE by Lufkin;

•	if the merger agreement is terminated by GE as a result of an adverse recommendation change having occurred;

•

if, prior to the approval of the merger agreement by Lufkin’s shareholders, GE terminates the merger agreement due to Lufkin being in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of Lufkin’s shareholders for the purpose of obtaining approval of the merger agreement and, through Lufkin’s board of directors, recommend the approval of the merger agreement to Lufkin’s shareholders or (ii) comply with the non-solicitation requirements described above in “—Non-Solicitation,” other than in the case where such willful breach was not caused by, or within the knowledge of, Lufkin and Lufkin has taken appropriate actions to remedy such willful breach upon discovery thereof;

•

if the merger agreement is terminated by Lufkin due to the failure of the Lufkin shareholders to approve the merger agreement at the shareholders meeting in a case where an adverse recommendation change has occurred; or

•	if the merger agreement is terminated by Lufkin to enter into a definitive agreement relating to a superior proposal following the date that is 30 days after the date of the merger agreement.

Lufkin is required to pay GE a termination fee of $47.0 million if the merger agreement is terminated by Lufkin to enter into a definitive agreement relating to a superior proposal on or prior to the date that is 30 days after the date of the merger agreement.

If the merger agreement is terminated by either party due to the failure of the Lufkin shareholders to approve the merger agreement at the shareholders meeting, Lufkin will reimburse GE on the date of termination up to $5.0 million of GE’s documented out-of pocket expenses related to the transaction contemplated by the merger agreement.

If the merger agreement is terminated by Lufkin due to GE’s or Merger Sub’s breach or failure to perform any of its representations, warranties, covenants or agreements in the merger agreement causing a condition to the obligations of Lufkin to effect the merger not to be satisfied, if such breach or failure has not been cured by GE within 30 days after receipt of notice of the breach or failure from Lufkin, or if such breach or failure is incapable of being cured, GE will reimburse Lufkin on the date of termination up to $5.0 million of Lufkin’s documented out-of pocket expenses related to the transaction contemplated by the merger agreement.

Amendment; Waiver

Any provision of the merger agreement may be amended or supplemented prior to the effective time of the merger (whether before or after receiving shareholder approval) by written agreement of the parties authorized by their respective boards of directors. However, following approval of the merger and other transaction contemplated by the merger agreement by the shareholder of Lufkin, the parties may not amend the merger agreement in any way that by law would require further shareholder approval of the amendment without such approval.

Additionally, at any time prior to the effective time of the merger, a party may, to the extent legally allowed, waive any closing conditions, inaccuracies in representations and warranties, or compliance by the other party with any of their agreements contained in the merger agreement or extend the time for the performance of any of the other party’s obligations. Such agreement to a waiver or extension must be set forth in writing and signed by the party granting the waiver or extension.

Remedies; Specific Performance

The merger agreement provides that, in the event Lufkin pays the termination fee and/or expense reimbursement described above under “—Termination Fees” to GE when required, Lufkin will have no further liability to GE or Merger Sub (except in the circumstance where an expense reimbursement is paid and a termination fee is subsequently payable, and then only to the extent of the termination fee less the expense reimbursement). The merger agreement also provides that, in the event that GE pays the expense reimbursement described above under “—Termination Fees” to Lufkin when required, GE will have no further liability to Lufkin. The merger agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the merger agreement and to specifically enforce the merger agreement.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

If there are insufficient votes at the time of the special meeting to approve the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to approve the merger agreement. If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of our common stock present or represented by proxy at the meeting, whether or not a quorum exists.

The board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

ADVISORY VOTE REGARDING MERGER-RELATED COMPENSATION (PROPOSAL 3)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the “golden parachute” compensation arrangements for our named executive officers.

We are asking our shareholders to indicate their approval of the various change in control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table in the section of this proxy statement entitled “The Merger—Interests of Directors and Executive Officers of Lufkin in the Merger—Merger-Related Compensation” and are further described in the accompanying footnote and the associated narrative discussion. That summary includes all the compensation and benefits known at this time that may be paid or become payable to the Lufkin named executive officers that are based on or otherwise relate to the merger.

The board of directors encourages you to review carefully the named executive officer merger–related compensation information disclosed in this proxy statement.

The board of directors recommends that the shareholders of Lufkin approve the following resolution:

“RESOLVED, that the shareholders of Lufkin approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S–K under the heading “The Merger—Interests of Directors and Executive Officers of Lufkin in the Merger—Merger Related Compensation” (which disclosure includes the compensation table and the related narrative disclosures required pursuant to Item 402(t) of Regulation S-K).”

The vote on the related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the related compensation proposal and vice versa. Under our bylaws, the related compensation proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting. Abstentions will have the same effect as a vote “against” the related compensation proposal, while shares not in attendance, including broker non-votes, will not have the effect of a vote against the related compensation proposal.

Because the vote on the related compensation proposal is advisory only, it will not be binding on Lufkin or our board of directors. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Lufkin shareholders.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers in connection with the merger.

LUFKIN SHAREHOLDER PROPOSALS

Lufkin has postponed its annual meeting of its shareholders in 2013 in light of the proposed merger. If the merger is completed, we may not hold an annual meeting of shareholders in 2013. If the merger is not completed, as a shareholder, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we will hold a 2013 annual meeting of shareholders. In that case, we will provide notice of or otherwise publicly disclose the date on which such 2013 annual meeting will be held. If the 2013 annual meeting is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2013 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

Any proposal that a shareholder wishes to include in proxy materials for our 2013 annual meeting of shareholders pursuant to SEC Rule 14a-8 must have been received no later than the close of business on November 28, 2012 (unless the meeting date is changed by more than 30 days from the anniversary of the 2012 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials) and must be submitted in compliance with the rule. Proposals should be directed to Lufkin’s principal executive offices, Attn: Corporate Secretary, 601 South Raguet Street, Lufkin, Texas 75904-3951, and should comply with the requirements of Rule 14a-8.

Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2013 annual meeting of shareholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Article II, Section 12 of our bylaws, and must have been received at our principal executive offices not less than 60 nor more than 90 days prior to May 2, 2013, the first anniversary of the 2012 annual meeting. Thus, written notice must have been received no earlier than February 1, 2013 and no later than March 3, 2013. However, in the event the 2013 annual meeting of shareholders is delayed more than 60 days from May 2, 2013, written notice must be received not less than 60 nor more than 90 days prior to the actual date of the annual meeting of shareholders in 2013, or within 10 days following the first public announcement of the actual date of the 2013 annual meeting by Lufkin.

Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with Article II, Section 12 of our bylaws.

If our Corporate Secretary receives at the address listed above any shareholder proposal intended to be presented at the 2013 annual meeting without inclusion in the proxy statement for the meeting after the deadline specified in our bylaws (or if such proposal is received less than a reasonable time before we send proxy materials, if the date of the 2013 annual meeting of shareholders is changed by more than 30 days from the anniversary of the 2012 annual meeting), SEC Rule 14a-4(c) provides that the proxies designated by the board will have discretionary authority to vote on such proposal. The proxies designated by the board also will have such discretionary authority, notwithstanding the shareholder’s compliance with the deadlines described above, if we advise shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the shareholder does not comply with specified provisions of the SEC’s rules.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC through its Electronic Data Gathering Analysis and Retrieval (EDGAR) System. These filings may be reviewed at and downloaded from the website maintained by the SEC at www.sec.gov. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public from various commercial document retrieval services.

INCORPORATION BY REFERENCE

As allowed by SEC rules, we may “incorporate by reference” into this proxy statement the information we file with the SEC, which means that important information may be disclosed to you by referring you to those documents. This proxy statement contains summaries of certain provisions contained in some of our documents described in the proxy statement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will update and supercede such information. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.

We incorporate by reference into this proxy statement the documents listed below, and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Annual Report on Form 10-K filed on March 1, 2013;

•	Proxy Statement on Schedule 14A filed on April 8, 2013; and

•	Current Reports on Form 8-K filed on February 19, 2013 and April 8, 2013.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of any information incorporated by reference, other than exhibits unless such exhibits are specifically incorporated by reference into the information we incorporate by reference, without charge, by written or telephonic request directed to Lufkin Industries, Inc., Attn: Corporate Secretary, 601 South Raguet, Lufkin, Texas 75904-3951. If you would like to request documents, please do so by             , 2013, in order to receive them before the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED             , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor:

Georgeson Inc.

480 Washington Boulevard

26th Floor

Jersey City, New Jersey 07310

Toll Free: 800-905-7281

Email: lufkin@georgeson.com

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of April 5, 2013

among

GENERAL ELECTRIC COMPANY

RED ACQUISITION, INC.

and

LUFKIN INDUSTRIES, INC.

Page

ARTICLE I THE MERGER		A-5

Section 1.1.	The Merger	A-5

Section 1.2.	Closing	A-5

Section 1.3.	Effective Time	A-5

Section 1.4.	Effects of the Merger	A-6

Section 1.5.	Organizational Documents of the Surviving Corporation	A-6

Section 1.6.	Directors and Officers of the Surviving Corporation	A-6

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS AND RESTRICTED STOCK		A-6

Section 2.1.	Effect on Capital Stock	A-6

Section 2.2.	Exchange of Certificates	A-7

Section 2.3.	Treatment of Company Stock Options and Restricted Stock	A-9

Section 2.4.	Adjustments	A-10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-10

Section 3.1.	Organization, Standing and Corporate Power	A-11

Section 3.2.	Capitalization	A-12

Section 3.3.	Authority; Noncontravention; Voting Requirements	A-12

Section 3.4.	Governmental Approvals	A-13

Section 3.5.	Company SEC Documents; Undisclosed Liabilities	A-14

Section 3.6.	Absence of Certain Changes or Events	A-15

Section 3.7.	Legal Proceedings	A-15

Section 3.8.	Compliance with Laws; Permits	A-16

Section 3.9.	Information in Proxy Statement	A-17

Section 3.10.	Tax Matters	A-17

Section 3.11.	Employee Benefits	A-18

Section 3.12.	Labor Matters	A-20

Section 3.13.	Environmental Matters	A-20

Section 3.14.	Contracts	A-22

Section 3.15.	Property	A-23

Section 3.16.	Intellectual Property	A-24

Section 3.17.	Insurance	A-24

Section 3.18.	Products Liability	A-24

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 5, 2013 (this “Agreement”), is by and among General Electric Company, a New York corporation (“Parent”), Red Acquisition, Inc., a Texas corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Lufkin Industries, Inc., a Texas corporation (the “Company”). Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) deemed this Agreement and the transactions contemplated hereby, including the Merger, to be in the best interests of the shareholders of the Company, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Agreement and the Merger be approved by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub and Parent have each approved this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the TBOC, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue its existence under Texas law as the surviving entity in the Merger (the “Surviving Corporation”).

Section 1.2. Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153 at 10:00 A.M., New York time, on a date to be specified by the parties, which shall be no later than the fifth business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent may agree. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger, executed in accordance with the relevant provisions of the TBOC (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Texas. The Merger will become effective at such time as the Certificate of Merger has been duly filed with, and accepted by, the Secretary of State of the State of Texas or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the TBOC.

Section 1.5. Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger and the Certificate of Merger, be amended and restated in their entirety to be in the form of Exhibit A attached hereto and, as so amended, shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger and the Certificate of Merger, be amended and restated in their entirety to be in the form of Exhibit B attached hereto and, as so amended, shall be the bylaws of the Surviving Corporation from and after the Effective Time, and thereafter may be amended as provided therein, in the articles of incorporation of the Surviving Corporation or by Law, in each case, consistent with the obligations set forth in Section 5.8.

Section 1.6. Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and bylaws of the Surviving Corporation.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly appointed and qualified or upon their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS AND RESTRICTED STOCK

Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.4, each issued and outstanding share of Company Common Stock, other than (i) shares to be canceled in accordance with Section 2.1(c), (ii) any shares of Company Common Stock held by any direct or indirect wholly-owned subsidiary of the Company (the “Remaining Shares”), which shares shall remain outstanding except that the number of such shares shall be adjusted appropriately in the Merger to preserve the relative percentage interest in the Company represented by such shares immediately prior to the Effective Time and (iii) Appraisal Shares, shall be converted into and represent the right to receive $88.50 in cash (the “Merger Consideration”), payable without interest to the holder thereof in accordance with this Agreement. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) or any non-certificated shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor in accordance with Section 2.2(b), without interest.

(b) Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and, upon surrender of the certificate or certificates representing such shares of capital stock of Merger Sub, the Surviving Corporation shall promptly issue to Parent a certificate or certificates representing the shares of common stock of the Surviving Corporation into which it has been converted. As of immediately after the Effective Time, such shares, together with the Remaining Shares (as the same may be adjusted in accordance with Section 2.1(a)(ii)), shall be the only issued and outstanding capital stock of the Surviving Corporation.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned immediately prior to the Effective Time by the Company as treasury stock, and any shares of Company Common Stock owned immediately prior to the Effective Time by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Person who is entitled to demand, and who properly demands, appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with the provisions of Sections 10.351 through 10.368 of the TBOC, as applicable, shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the applicable provisions of the TBOC (and, at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the applicable provisions of the TBOC), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to receive the fair value of such Appraisal Shares under the TBOC. If any such holder of Appraisal Shares shall have failed to perfect or shall have effectively withdrawn or lost such right, then the right of such holder to be paid the fair value of such Appraisal Shares shall cease and such Appraisal Shares shall thereupon be treated as if they had been converted as of the Effective Time into and become exchangeable solely for the right to receive the Merger Consideration payable in accordance with Section 2.1(a). Prior to the Effective Time, the Company shall comply, and after the Effective Time, Parent shall comply, with the information delivery and other requirements under Sections 10.355 and 10.358 of the TBOC. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the TBOC and received by the Company relating to demands for appraisal and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the TBOC. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, or settle, or offer or agree to settle, any such demands. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand. Each shareholder who, pursuant to Sections 10.351 through 10.368 of the TBOC, as applicable, becomes entitled to payment of the fair value of any Appraisal Shares will receive payment therefor from the Surviving Corporation (but only after the value therefor has been agreed upon or finally determined pursuant to such applicable Section).

Section 2.2. Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Company Common Stock (other than Restricted Stock), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(c), the Remaining Shares, Restricted Stock and Appraisal Shares), payable upon due surrender of the Certificates or Book-Entry Shares pursuant to the provisions of this Article II (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, the Paying Agent shall mail to each holder of record of Company Common Stock (including Restricted Stock) whose Company Common Stock was converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent or, in the case of Restricted Stock, to the Surviving Corporation or the Subsidiary of the Surviving Corporation that employs the applicable holder of Restricted Stock, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock (other than Restricted Stock) that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate or Book-Entry Shares may be paid to such a transferee if the Certificate or Book-Entry Shares formerly representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other Taxes have been paid or are not applicable.

(iii) As soon after the Closing Date as shall be practicable and, in any event, no later than the first payroll date at least five (5) business days following the Effective Time, Parent shall cause to be paid by the Surviving Corporation (or the Subsidiary of the Surviving Corporation that employs the applicable holder of a Company Stock Option or a Restricted Stock Unit) to each holder of a Company Stock Option or a Restricted Stock Unit (whether or not then vested or exercisable) the amount due and payable to such holder pursuant to Section 2.3(a) hereof in respect of such Company Stock Option or such Restricted Stock Unit.

(iv) No later than the first payroll date at least five (5) business days following the later of (x) the Effective Time and (y) the surrender to the Surviving Corporation (or the Subsidiary of the Surviving Corporation that employs the applicable holder of Restricted Stock) of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares evidencing Restricted Stock pursuant to the provisions of this Article II, Parent shall cause to be paid by the Surviving Corporation (or the Subsidiary of the Surviving Corporation that employs the applicable holder of Restricted Stock) to each such holder of Restricted Stock (whether or not then vested or exercisable) the product of the Merger Consideration pursuant to Section 2.1(a) and the number of such holder’s shares of Restricted Stock, in exchange for all of the holder’s shares of Restricted Stock immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(c) and Appraisal Shares).

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of shares of Company Common Stock who have not surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Shares.

(d) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares or Company Stock Options pursuant to this Article II and Section 2.3(a). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(c).

(f) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(g) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(d), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for any reason, they shall be cancelled and exchanged pursuant to and subject to the requirements of this Article II.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of shares of Company Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

(i) Withholding Taxes. The Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Stock Options or Restricted Stock Units such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Company Common Stock, Company Stock Options or Restricted Stock Units, as applicable, in respect of whom such withholding was made.

Section 2.3. Treatment of Company Stock Options and Restricted Stock. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Stock Plan) will adopt resolutions, and the Company will take all other actions as may be necessary or required in accordance with applicable Law and each Company Stock Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that:

(a) Treatment of Company Stock Options and Restricted Stock Units. Prior to the Effective Time, the Company shall take all actions necessary to provide that (i) each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, a “Company Stock Option”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Company Stock Option and (ii) each restricted stock unit outstanding immediately prior to the Effective Time (whether or not then vested) that represents the right to acquire shares of Company Common Stock (each, a “Restricted Stock Unit”) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Merger Consideration for each share of Company Common Stock subject to such Restricted Stock Unit (“Restricted Stock Unit Consideration”). Subject to Section 2.2(b)(iii), the Option Consideration and Restricted Stock Unit Consideration shall be paid as soon after the Closing Date as shall be practicable and in any event, no later than the first payroll date at least five (5) business days following the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under each Company Stock Option, an amount equal to the excess, if any, of (y) the Merger Consideration per share of Company Common Stock over (z) the exercise price payable in respect of such share of Company Common Stock issuable under such Company Stock Option.

(b) Treatment of Restricted Stock. Each share of Restricted Stock that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each share of Restricted Stock shall be deemed issued and outstanding as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including, Sections 2.1 and 2.2).

(c) Termination of Company Stock Plans. Prior to the Effective Time, the Company shall take all actions necessary to terminate all of the Company Stock Plans, such termination to be effective at the Effective Time. From and after the Effective Time, all Company Stock Plans shall be terminated and no Company Stock Options, Restricted Stock, Restricted Stock Units or any other rights with respect to Company Common Stock shall be granted or be outstanding thereunder.

Section 2.4. Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be equitably adjusted to reflect fully the effect of such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction and to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 2.4.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed with the SEC on or after December 31, 2011 and prior to the date of this Agreement (but excluding any disclosure included therein to the extent that it is cautionary, predictive or forward-looking in nature, including any disclosure contained in any such Company SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements”

or similar heading, other than any factual information contained within such disclosures or headings), the relevance of such disclosure being reasonably apparent on its face (provided that this clause (a) shall not be applicable to the representations and warranties set forth in Section 3.5), or (b) the disclosure letter delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) a matter that is disclosed in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such section of the Company Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent as follows:

Section 3.1. Organization, Standing and Corporate Power.

Except as set forth on Section 3.1 of the Company Disclosure Schedule:

(a) each of the Company and its Subsidiaries is a legal entity duly incorporated, formed or organized, as the case may be, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate, limited liability company, partnership or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted;

(b) each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect;

(c) all the outstanding shares of capital stock of, or limited liability company interests, partnership interests or other equity interests in, each Subsidiary of the Company that are owned directly or indirectly by the Company have been duly authorized and validly issued and are fully paid and nonassessable (in the case of equity interests other than shares of capital stock, to the extent such concepts are applicable) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including, for purposes of this Section 3.1(c), any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various states of the United States) (collectively, “Liens”); and except for those of the Company Joint Ventures, all such shares of capital stock and interests of each Subsidiary are owned directly or indirectly by the Company; and

(d) the Company has made available to Parent correct and complete copies of its articles of incorporation and bylaws (the “Company Charter Documents”) and correct and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Company Subsidiary Documents”), in each case as amended to the date of this Agreement; and (i) all such Company Charter Documents are in full force and effect and the Company is not in violation of any of their provisions and (ii) except as would not, individually or in the aggregate, have any significant adverse impact on the Company and its Subsidiaries on a consolidated basis, all such Company Subsidiary Documents related to U.S. and Canadian Subsidiaries and, to the Knowledge of the Company, all such Company Subsidiary Documents related to other Subsidiaries are in full force and effect and no U.S. or Canadian Subsidiary of the Company or, to the Knowledge of the Company, any other Subsidiary, is in violation of any of their provisions.

Section 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value (“Company Preferred Stock”). As of the close of business on March 28, 2013, (i) 33,839,151 shares of Company Common Stock were issued and outstanding (which number includes 237,307 shares of Restricted Stock 113,676 of which were outstanding on March 28, 2013 and 123,631 of which are to be issued prior to the Effective Time), (ii) 1,815,648 shares of Company Common Stock were held by the Company in treasury, (iii) 1,959,997 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,592,520 shares of Company Common Stock were subject to outstanding Company Stock Options granted under the Company Stock Plans and 1,570 shares of Company Common Stock were subject to outstanding Restricted Stock Units granted under the Company Stock Plans), and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws. Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of March 28, 2013, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the name of the holder thereof, the number of shares of Company Common Stock subject thereto, the terms of vesting, the amount vested and outstanding, the amount unvested and outstanding, the grant and expiration dates, the exercise price thereof and the Company Stock Plan pursuant to which the award was made. All Company Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of Company Common Stock on the date of grant. Except as set forth above in this Section 3.2(a) or in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or other equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of the Company, including any representing the right to purchase or otherwise receive any of the foregoing. No shares of Company Common Stock are owned by any Subsidiary of the Company.

(b) Since the Balance Sheet Date, the Company has not issued any shares of capital stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of capital stock, voting securities or other equity interests, other than as set forth above in Section 3.2(a) or in Section 3.2(a) of the Company Disclosure Schedule. None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company (other than, with respect to the Company Joint Ventures, as set forth in the definitive agreements for such Company Joint Ventures). Except in connection with (i) the exercise of any Company Stock Options or (ii) the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity-based awards under the Company Stock Plans, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries (other than, with respect to the Company Joint Ventures, as set forth in the definitive agreements for such Company Joint Ventures).

Section 3.3. Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Company Board, which, at a meeting duly called and held, has unanimously (i) deemed this Agreement and the transactions contemplated hereby, including the Merger, to be in the best interests of the shareholders of the Company, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, in all respects and (iii) resolved to recommend that this Agreement and the Merger be approved by the shareholders of the Company, and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Company Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Company Permit (other than any Environmental Permits, which are addressed by Section 3.13(c)), to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The affirmative vote (in person or by proxy) of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote on the Merger at the Company Shareholders Meeting or any adjournment or postponement thereof (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock or other equity interests of the Company or any of its Subsidiaries necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

Section 3.4. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy or information statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”) or (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, (A) reasonably be expected to prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated hereby or (B) result in a Company Material Adverse Effect.

Section 3.5. Company SEC Documents; Undisclosed Liabilities.

(a) The Company and its Subsidiaries have filed all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2010 (collectively, and together with any other reports on Form 8-K (other than any information in or any exhibit to such reports which is deemed not to be “filed” and is not specifically identified in any filing under the Securities Act or the Exchange Act as being incorporated therein by reference) filed on a voluntary basis, and in each case including all other exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). The Company SEC Documents, as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, if amended, supplemented or superseded, as finally amended, supplemented or superseded prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Company included in the Company SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries on a consolidated basis).

(c) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the

Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. To the Knowledge of the Company, as of the date of this Agreement, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6. Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had a Company Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action described in Sections 5.2(b)(ii), (iii), (v), (vi), (vii) or (x) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

Section 3.7. Legal Proceedings. Except as set forth on Section 3.7 of the Company Disclosure Schedule, there are no investigations or proceedings pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against the Company or any of its Subsidiaries, in each case except for those that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8. Compliance with Laws; Permits.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are, and since the later of December 31, 2010 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, that this Section 3.8(a) shall not apply to the Company’s or its Subsidiaries’ compliance with, defaults under or violations of the provisions of ERISA and the Code related to Company Benefit Plans and other employee benefits matters, which matters are dealt with in Sections 3.11 and 3.12.

(b) The Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since December 31, 2010 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Without limiting the generality of Section 3.8(a), and except with respect to matters set forth on Section 3.8(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, Affiliates, agents or consultants, nor any other person acting for or on behalf of any of the foregoing, directly or indirectly, has, to the Knowledge of the Company:

(i) violated or is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) , or any other applicable Laws regarding illegal payments and gratuities (collectively with the FCPA, the “Improper Payment Laws”);

(ii) made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Improper Payment Law or otherwise, for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”);

(iii) been subject to any investigation by any Governmental Authority with regard to any actual or alleged violation of any Improper Payment Law, nor are there any actions, investigations or proceedings by any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the foregoing and there are no facts or circumstances that would reasonably be expected to form the basis for any such actions, investigations or proceedings;

(iv) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(v) made any false or fictitious entries in any books or records of the Company or any of its Subsidiaries relating to any Prohibited Payment or Prohibited Fund.

Section 3.9. Information in Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4, none of the information supplied (or to be supplied) in writing by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10. Tax Matters.

Except as set forth on Section 3.10 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all income and franchise Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are correct and complete in all material respects. All material amounts of Taxes owed by the Company or its Subsidiaries have been timely paid except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established on the most recent consolidated financial statements contained in the Company SEC Documents in accordance with GAAP.

(b) The most recent consolidated financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such consolidated financial statements. No material deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries.

(c) All Tax withholding and deposit requirements under all applicable Laws imposed on or with respect to the Company or any of its Subsidiaries have been complied with in all material respects. All material amounts required to be withheld and paid over to the appropriate Governmental Authority have been duly and timely withheld and paid by the Company and its Subsidiaries.

(d) The federal income Tax Returns of the Company and each of its U.S. Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statute of limitations has expired) for all taxable years ending on or prior to December 31, 2008. The income Tax Returns of the Company and each of its applicable Subsidiaries have been examined by and settled with the applicable Governmental Authority (or the applicable statute of limitations has expired) for all taxable years ending on or prior to: December 31, 2008 with respect to Canada; December 31, 2009 with respect to France; December 31, 2005 with respect to Argentina; and December 31, 2010 with respect to the United Kingdom. Neither the Company nor any of its Subsidiaries has consented to any extension or waiver of the statute of limitations applicable to any taxable period for which the statute of limitation, as extended or waived, has not expired. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been paid.

(e) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(f) The Company has made available to Parent complete and correct copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the last three taxable years for which Tax Returns have been filed and (ii) any audit reports issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Authority with respect to such taxable period.

(h) Neither the Company nor any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Company or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement.

(i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(j) Each of the Company and its Subsidiaries is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Governmental Authority, and the transactions and actions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(k) For purposes of this Agreement: (i) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clauses (A) or (B), and (C) any liability in respect of any items described in clauses (A) or (B) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(l) Notwithstanding anything to the contrary herein, except for the representations and warranties of the Company contained in Section 3.6(b), this Section 3.10 or Section 3.11, the Company has not made and is not making any other express or implied representation or warranty, either written or oral, as to Taxes or Tax Returns, and no other representation or warranty shall be construed to encompass such matters.

Section 3.11. Employee Benefits.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash- or equity or equity-based, employment, retention, change of control, incentive compensation, tax gross up, medical, dental, welfare benefit, disability, accident, life insurance, vacation, severance, retirement, pension or savings, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries have any current or contingent liability, except that no “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) shall be considered a Company Benefit Plan.

(b) Except for such claims which would not have, individually or in the aggregate, a Company Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan other than claims for benefits in the ordinary course, (y) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties with respect thereto or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect. Any Company Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Neither the Company nor any of its Subsidiaries maintains or contributes to or is required to contribute to any plan, agreement or arrangement which provides post-termination or post-retirement health or life insurance benefits or coverage to any Person, except (i) as set forth on Section 3.11(c) of the Company Disclosure Schedule, (ii) as required by applicable Law or (iii) as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates has any current or contingent liability or obligation with respect to any employee pension benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, including any Multiemployer Plan, or is a defined benefit pension plan subject to ERISA.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Company Benefit Plan, all contributions, premiums and other payments due from any of the Company or its Subsidiaries required by Law or any Company Benefit Plan have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 162(m) or Section 280G of the Code.

(g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, no director, officer, employee or other service provider of the Company or any of its Subsidiaries is entitled to a gross up, make whole or other payment as a result of the imposition of Taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries.

(h) Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, no Company Benefit Plan is subject to the Laws of any Governmental Authority other than those of the United States.

Section 3.12. Labor Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, (i) none of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of the Company or any Subsidiary by any labor organization and (ii) neither the Company nor any Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Schedule or except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule or except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no (and have not been during the two (2) year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no (and has not been during the two (2) year period preceding the date of this Agreement) union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no (and has not been during the two (2) year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (iv) there is no (and has not been during the two (2) year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by the Company that would have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule or except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since the later of December 31, 2010 and their respective dates of incorporation, organization or formation, have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

Section 3.13. Environmental Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries is, and since the later of January 1, 2008 and their respective dates of incorporation, organization or formation, has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws (“Environmental Permits”) and no actions, suits or proceedings are pending or threatened to revoke, adversely modify or terminate any such Environmental Permit, (ii) there has been no Release or, to the Knowledge of the Company, threatened Release of any Hazardous Substance by the

Company or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to the Company or any of its Subsidiaries incurring any investigation or remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for the Company or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law or Environmental Permit and (iv) there are, to the Knowledge of the Company, no current facts, circumstances or conditions that exist with respect to the Company or any of its Subsidiaries or any currently or formerly owned, leased or operated real property that would result, individually or in the aggregate, in the Company and its Subsidiaries incurring liabilities under Environmental Laws or unbudgeted capital expenditures to achieve or maintain compliance with Environmental Laws or Environmental Permits.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a list of all material Environmental Permits required under Environmental Laws to conduct of the business of the Company and its Subsidiaries as currently conducted.

(c) Except as set forth on Section 3.13(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the suspension, termination, revocation, cancellation, nonrenewal or modification of any Environmental Permit required for the continued operations of the Company and its Subsidiaries, nor give rise to a requirement or obligation under Environmental Laws to notify or make any filing with any Governmental Authority.

(d) The Company and its Subsidiaries have made available correct and complete copies of all material environmental, health and safety related audits, studies, reports, analyses, assessments, notices of violation or non-compliance and results of investigations with respect to Company or Subsidiary operations or any currently or formerly owned, leased or operated real properties of the Company or its Subsidiaries or their respective predecessors and all material correspondence related to any current or outstanding material liabilities under Environmental Laws that are in the possession, custody or control of the Company or any Subsidiary.

(e) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement or (iii) occupational safety and health.

(f) As used herein, “Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, mold, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

(g) As used herein, “Release” means any release, spill, effluent, emission, exposure, leaking, pumping, pouring, dumping, escaping, emptying, seeping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

(h) Notwithstanding anything in this Section 3.13 to the contrary, to the extent the representations and warranties of the Company contained in this Section 3.13 are made with regard to non-U.S. Environmental Law, non-U.S. Environmental Permits, or to non-U.S. locations, such representations and warranties are made to the Knowledge of the Company.

(i) Notwithstanding anything to the contrary herein, except for the representations and warranties of the Company contained in Section 3.5, Section 3.6(b), this Section 3.13 and Section 3.18(b), the Company has not made and is not making any other express or implied representation or warranty, either written or oral, as to Environmental Law, Hazardous Substances or Environmental Permits, and no other representation or warranty shall be construed to encompass such matters.

Section 3.14. Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a true and complete listing of the following Contracts to which any of the Company or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being a “Company Material Contract”):

(i) each Contract that constitutes a commitment relating to indebtedness for borrowed money in excess of $5,000,000 or the deferred purchase price of property in excess of $10,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset), other than Contracts solely between or among the Company and one or more of its Subsidiaries;

(ii) each guarantee by the Company or any of its Subsidiaries of any obligation of any Person that is not the Company or one of its Subsidiaries under any Contract of the type described in Section 3.14(a)(i);

(iii) each Contract for lease of personal property or real property involving aggregate payments in excess of $1,000,000 in any calendar year;

(iv) each Contract between any of the Company or any of its Subsidiaries, on the one hand, and any shareholder of the Company holding five percent (5%) or more of the issued and outstanding Company Common Stock, on the other hand;

(v) each Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing (each Contract described in this Section 3.14(a)(v), a “Non-Competition Agreement”);

(vi) each Contract that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries is reasonably expected to spend or receive, in the aggregate, in excess of $10,000,000 over the remaining term of such Contract other than any MSA;

(viii) the MSA, if any, with the twenty-five (25) largest customers of the Company and its Subsidiaries on a consolidated basis (as measured by revenues received by the Company and its Subsidiaries on a consolidated basis during 2012);

(ix) the principal or controlling Contract, if any, with the twenty-five (25) largest suppliers of the Company and its Subsidiaries on a consolidated basis (as measured by the dollar amount of purchases made by the Company and its Subsidiaries on a consolidated basis during 2012);

(x) each Nuclear Related Contract that has been entered into in the past five (5) years or under which the Company or any of its Subsidiaries has supplied, or performed services on, Nuclear Products during such period;

(xi) each Contract that has been entered into in the past five (5) years with respect to which the Company or any of its Subsidiaries has supplied equipment to, or provided services on any equipment used by, any United States or foreign military branch, division or organization;

(xii) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of the Company and its Subsidiaries on a consolidated basis;

(xiii) each material partnership, joint venture or limited liability company agreement to which the Company or any of its Subsidiaries is a party, and each Contract between the Company or any of its Subsidiaries and a Company Joint Venture, other than the Company Subsidiary Documents;

(xiv) each collective bargaining or similar agreement to which the Company or any of its Subsidiaries is a party or is subject; and

(xv) each Contract under which any of the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $25,000.

(b) Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, the Company has made available to Parent correct and complete copies of each Company Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto. Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable, subject to the Bankruptcy and Equity Exception, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, (iii) neither the Company nor any of its Subsidiaries has received written notice of, or to the Knowledge of the Company, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Material Contract and (iv) to the Knowledge of the Company, no other party to any Company Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

(c) To the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with all binding conditions imposed on them in relation to the grant of state aid made under, or pursuant to, the grant, dated July 2, 2010, and related letter, dated July 7, 2010, and the related Financing Approval Number 11, dated July 2, 2011, each from the Romanian Ministry of Finance to SC Lufkin Industries SRL and any amendments thereto, including all applicable requirements under the Romanian Government Decision No. 1680/2008.

Section 3.15. Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries owns and has good and indefeasible title to all of its owned real property free and clear of all Liens (except in all cases for Liens securing, permissible under or not prohibited by any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or its Subsidiaries (“Permitted Liens”)) (assuming the timely discharge of all obligations owing under or related to the owned real property).

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real property are valid and effective against the Company or any of its Subsidiaries and, to the Knowledge of the Company, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, the counterparties thereto, or, to the Knowledge of the Company, any event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, the counterparties thereto.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries owns and has good title to all of its owned personal property free and clear of all Liens (except Permitted Liens) (assuming the timely discharge of all obligations owing under or related to the owned personal property).

(d) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the owned real property, leased real property and owned personal property of the Company and its Subsidiaries, in each case, is sufficient to conduct their respective businesses as currently conducted as of the date of this Agreement.

Section 3.16. Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth all material registered Company Intellectual Property that is owned by the Company or any of its Subsidiaries or for which an application for registration has been submitted by the Company or any of its Subsidiaries.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses sufficient rights to use, free and clear of Liens, other than Permitted Liens, all Intellectual Property (the “Company Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken adequate measures, consistent with customary practices in the industry in which the Company and its Subsidiaries operate, to protect the confidentiality of all trade secrets owned by the Company and its Subsidiaries that are material to their businesses as currently conducted. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule or except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement or misappropriation by the Company or any of its Subsidiaries of such Person’s Intellectual Property, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or misappropriate any Intellectual Property rights of any Person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Company Intellectual Property, (iv) to the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property and (v) the Company or a Subsidiary of the Company solely and exclusively owns all right, title and interest in and to, or otherwise has a valid right to use, (y) all software, data and databases included in the Company Intellectual Property and (z) to the Knowledge of the Company, all materials collected, retained, developed, used, analyzed, disclosed, stored, distributed, sold, licensed, displayed, or otherwise exploited in connection therewith. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule or except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the collection, retention, development, use, analysis, licensing, distribution, disclosure or other exploitation of such software, data and databases by the Company, its Subsidiaries, their customers, licensees, distributors, resellers, and partners does not conflict with, infringe, misappropriate, misuse, or otherwise violate the Intellectual Property or other rights of any third party or breach, result in a default under or require any consent under any contract or other instrument or obligation to which the Company or any Subsidiary of the Company is a party or by which any of them is bound.

Section 3.17. Insurance. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force, in each case, on the date hereof.

Section 3.18. Products Liability.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each product manufactured, sold or delivered by the Company or its Subsidiaries since the later of December 31, 2010 and their respective dates of incorporation, organization or formation, has been in conformity with all product specifications and all express and implied warranties and all applicable Laws. Since the Balance Sheet Date, there have not been any (i) product lines which have been recalled by the

Company or any of its Subsidiaries or (ii) claims, demands, actions, litigations, suits, notices of violation or inquiry or other proceedings (whether completed or pending) seeking the recall, suspension or seizure of any product lines of the Company or any of its Subsidiaries.

(b) Since the later of January 1, 2008 and their respective dates of incorporation, organization or formation, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, to any material extent, manufactured, sold or distributed any products containing polychlorinated biphenyls (“PCB”), asbestos or asbestos-containing materials.

Section 3.19. Opinion of Financial Advisor. The Company Board has received the opinion of Simmons & Company International (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock (the “Company Fairness Opinion”). A correct and complete copy of the form of the Company Fairness Opinion has been made available to Parent.

Section 3.20. Brokers and Other Advisors. Except for the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Company Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 3.21. State Takeover Statutes. Assuming the accuracy of the representation and warranty contained in Section 4.2(c), the action of the Company Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 21.604 of the TBOC) as set forth in Section 21.606 of the TBOC. In addition, assuming the accuracy of the representation and warranty contained in Section 4.2(c), the Company Board has duly taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby the provisions of Article XI of the articles of incorporation of the Company to the extent, if any, such provisions would otherwise be applicable to this Agreement or the transactions contemplated hereby. There is no stockholder rights plan in effect, to which the Company is a party or otherwise bound.

Section 3.22. Export Controls and Sanctions.

To the Knowledge of the Company:

(a) except as set forth on Section 3.22(a) of the Company Disclosure Schedule, the Company and its Subsidiaries and their respective officers, directors, senior officials and any agents or other Persons acting on behalf of any of the foregoing are not Prohibited Persons;

(b) except as set forth on Section 3.22(b) of the Company Disclosure Schedule, none of the Company or its Subsidiaries and any agents or other Persons acting on behalf of any of the foregoing are a party to any contract or bid with, are now conducting or have conducted any business dealing directly or indirectly within the past five (5) years with, involving, or for the benefit of, any Persons who were Prohibited Persons at the time of the business dealing;

(c) except as set forth on Section 3.22(c) of the Company Disclosure Schedule, none of the Company or its Subsidiaries and no agent or other Person acting on behalf of any of the foregoing is engaging or in the past five (5) years has engaged in any activities that could result in the imposition of sanctions under the Laws of the United States, Canada or a European Union Member;

(d) except as set forth on Section 3.22(d) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has in the past five (5) years directly or indirectly supported or facilitated, or is committed to support or facilitate, any Person to engage in any of the activities or dealings subject to the representations and warranties set forth in Section 3.22(b) or Section 3.22(c);

(e) except as set forth on Section 3.22(e) of the Company Disclosure Schedule, there is no pending or threatened in writing action, suit or other proceeding against, or Governmental Investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or threatened in writing to be imposed) upon the Company or its Subsidiaries by or before any Governmental Authority, and there is no pending voluntary disclosure to any Government Authority, in each case, in connection with an alleged or possible violation of any applicable Export Control Requirements;

(f) none of the Company or its Subsidiaries has any outstanding commitment in any transaction directly or indirectly involving North Korea or countries or entities from countries that have been designated by the US State Department as State Sponsors of Terrorism; and

(g) except as set forth on Section 3.22(g) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with, and for the past five (5) years have maintained compliance with all applicable Export Control Requirements.

(h) For purposes of this Agreement:

(i) “Export Control Requirements” means any Law imposing economic sanctions of any kind (whether or not limited to exports), any Law restricting or controlling exports, and any Law prohibiting cooperation with any boycott maintained by another country or group of countries.

(ii) “Prohibited Person” means a Person with whom dealings are prohibited or restricted on account of any Export Control Requirements of the United States, Canada, a European Union Member or the United Nations.

Section 3.23. No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or its Subsidiaries or Affiliates or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their Representatives with respect to any one or more of the following, neither the Company nor any other Person make any express or implied representation or warranty or will have or be subject to any liability or other obligation to Parent, Merger Sub or their respective Representatives with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) a matter that is disclosed in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such section of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Company as follows:

Section 4.1. Organization, Standing and Corporate Power.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

(b) Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Section 4.2. Authority; Noncontravention; Voting Requirements.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Parent and Merger Sub and by the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Neither Parent nor any of its Subsidiaries holds any capital stock, voting securities or equity interests of the Company or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such shares of capital stock, voting securities or equity interests. Neither Parent nor Merger Sub is, or at any time during the last three (3) years has been, an “affiliated shareholder” of the Company as defined in Section 21.602 of the TBOC or a “Related Person” as defined in Article 11 of the Fifth Amended and Restated Certificate of Incorporation of the Company.

Section 4.3. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to shareholders of the Company, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5. Brokers and Other Advisors. Except for Goldman Sachs & Co., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.6. Financing. Parent and Merger Sub have (and at the Effective Time will have) available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

Section 4.7. Other Agreements. Parent has disclosed to the Company all contracts or other legal commitments (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent or any Subsidiary of Parent, on the one hand, and any officer or director of the Company or any person that owns five percent (5%) or more of the Company Common Stock, on the other hand, pursuant to which: (a) any such Person would be entitled to receive consideration in connection with the transactions contemplated hereby of a different amount or nature than the Merger Consideration or (b) any current employee of the Company has agreed to (i) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement), (ii) contribute or roll over any portion of such employee’s shares of Company Common Stock, Company Stock Options or shares of Restricted Stock to the Company or Parent or any of their respective Subsidiaries or (iii) receive any capital stock or equity securities of the Company or Parent or any of their respective Subsidiaries.

Section 4.8. No Other Representations or Warranties. Each of Parent and Merger Sub acknowledges and agrees that, other than the representations and warranties set forth in Article III, neither the Company nor any other Person makes, and it is not relying on, any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries or Affiliates. Without limiting the generality of the foregoing, and notwithstanding the delivery or disclosure to Parent, Merger Sub, or any of their respective Representatives or Affiliates of any documentation or other information by the Company or any of its Subsidiaries or any of its or their Representatives with respect to one or more of the following, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person makes any express or implied representation or warranty on the behalf of the Company or any of its Subsidiaries or Affiliates with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective Representatives or Affiliates.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1. Preparation of the Proxy Statement; Shareholder Meeting.

(a) As soon as reasonably practicable and, in any event, within twenty (20) calendar days following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall (i) use its commercially reasonable efforts to respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as reasonably practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement or any amendment or supplement thereto, the Company (x) shall provide Parent with a reasonable opportunity to review and comment thereon and on related correspondence and filings, (y) shall consider in good faith including therein all comments reasonably proposed by Parent and (z) other than with respect to unscheduled calls from, and routine calls to, the SEC, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated hereby. If at any time prior to the Company Shareholder Meeting, any event shall occur, or fact or information shall be discovered by the Company that should be set forth in an amendment of or a supplement to the Proxy Statement so that it would not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company.

(b) The Company shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Shareholder Approval. Subject to Section 5.3, the Company shall, through the Company Board, recommend to its shareholders approval of this Agreement (the “Company Board Recommendation”). The Proxy Statement shall include a copy of the Company Fairness Opinion and (subject to Section 5.3) the Company Board Recommendation. Without limiting the generality of the foregoing, but subject to Section 5.3, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or (ii) the withdrawal or modification by the Company Board or any committee thereof of the Company Board

Recommendation or the Company Board’s or such committee’s approval of this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of the Company prior to the Company Shareholders Meeting and (iv) if the Company has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2. Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any agreement of the Company or any of its Subsidiaries or any Company Joint Venture in effect as of the date of this Agreement or (v) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company shall, and shall cause each of its Subsidiaries and the Company Joint Ventures to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by the Company, its Subsidiaries and the Company Joint Ventures, other than changes to such policies made in the ordinary course of business consistent with past practice and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts.

(b) Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any Company Material Contract as in effect as of the date of this Agreement, or (v) as agreed in writing by Parent (in the case of clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (xii), (xiv) and (xvi) below (but, with respect to (xvi), only to the extent applicable to the other clauses designated in this Section 5.2(b)(v)), such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries and the Company Joint Ventures to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; provided that the Company may (y) issue shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement and in accordance with the terms thereof and (z) make annual grants of restricted Company Common Stock to directors of the Company in the ordinary course of business consistent with past practice; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its shares of capital stock, voting securities or equity interests, except in connection with the exercise of any Company Stock Options outstanding as of the date of this Agreement and in accordance with the terms thereof, or the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity based awards under the Company Stock Plans; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Company Common Stock, or otherwise make any payments to its shareholders in their capacity as such (other than (x) dividends to its equity holders by a direct or indirect Subsidiary of the Company or a Company Joint Venture or (y) the Company’s regular quarterly cash dividend in an amount not to exceed $0.125 per share of Company Common Stock), (D) split, combine, subdivide or reclassify any shares of its capital stock or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(ii) (x) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or the Company Joint Ventures, other than (A) (i) borrowings in the ordinary course of business consistent with past practice under the Company’s current revolving credit facility, which shall include the incurrence of reimbursement obligations thereunder in connection with the issuance of letters of credit and (ii) borrowings under purchase money contracts, (B) refinancing, replacement or amendment of any indebtedness that may default or come due as a result of the transactions contemplated hereby (provided, that the Company will consult with Parent in connection with any such action) or that is required to be repaid or repurchased pursuant to its terms (provided, that except with respect to clause (A) above, the Company and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (C) new borrowings from the Company or any of its Subsidiaries by the Company or any of its Subsidiaries to the extent not in excess of $25,000,000, calculated on a cumulative basis, or, with the written consent of Parent, in excess of $25,000,000 (which consent shall not be unreasonably withheld, delayed or conditioned), (D) cash pooling or creating intercompany payables and receivables reflecting “due tos” and “due froms” for the provision of services or goods in the ordinary course of business, in each case, consistent with past practice, and (E) guarantees by the Company or any of its Subsidiaries of indebtedness of the Company or any of its Subsidiaries, or (y) except as permitted pursuant to clause (x) above, prepay, refinance or repurchase any long-term indebtedness for borrowed money or debt securities of the Company or any of its Subsidiaries (other than (i) repayments of such indebtedness in the ordinary course of business, (ii) required or permitted repayments of such indebtedness under the terms of any Contract in place as of the date of this Agreement or entered into in compliance with this Section 5.2(b)(ii), (iii) permitted repayments of such indebtedness under any revolving credit facility, in each case by the Company or any of its Subsidiaries and (iv) repayments of indebtedness described in clause (x)(C) and (x)(D) above);

(iii) sell, transfer, lease, license or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (x) any of its properties or assets (including securities of Subsidiaries) with a fair market value in excess of $500,000 individually or $5,000,000 in the aggregate, except (A) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(b)(iii)(A) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent, and other potential transactions listed on Section 5.2(b)(iii)(A) of the Company Disclosure Schedule, (B) dispositions of obsolete or worthless equipment, (C) sales of inventory in the ordinary course of business consistent with past practice, (D) dispositions of equipment in the ordinary course of business consistent with past practice, so long as such disposition would not diminish the overall manufacturing capacity or operational capability of the Company and its Subsidiaries taken as a whole or (E) sales, transfers, leases, licenses or other disposals to the Company or any of its Subsidiaries;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) which (A) involves the purchase of real property or (B) is in excess of $250,000 individually or $5,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(b)(iv) of the Company Disclosure Schedule or except as provided for in the Company’s 2013 capital expenditure plan provided to Parent prior to the date of this Agreement;

(v) except as set forth in Section 5.2(b)(v) of the Company Disclosure Schedule, directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, except as permitted by Section 5.2(b)(iv);

(vi) make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to the Company or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii) enter into any lease (A) that provides for a payment of greater than $1,000,000 during any twelve (12) month period covered thereunder or (B) with a term of greater than five (5) years;

(viii) except (A) for contracts relating to matters permitted under this Section 5.2(b), (B) as set forth in Section 5.2(b)(viii) of the Company Disclosure Schedule and (C) for Company Material Contracts in the ordinary course of business consistent with past practice, other than Non-Competition Agreements, Uncapped Liability Contracts and Nuclear Related Contracts (which are not permitted to be entered into whether or not in the ordinary course of business consistent with past practice or otherwise), (1) enter into any contract or agreement that would be a Company Material Contract if in existence as of the date of this Agreement, (2) terminate or amend in any material respect any Company Material Contract, (3) waive any material rights under any Company Material Contract, (4) enter into or extend the term or scope of any Company Material Contract that materially restricts the Company or any of its Subsidiaries from engaging in any line of business or in any geographic area, (5) enter into any Company Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (6) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of the Company or any of its material Subsidiaries;

(ix) except as required by applicable Law (including to avoid the imposition of any penalty taxes under Section 409A of the Code) or required by the terms of any Company Benefit Plan as in effect on the date hereof and set forth in Section 3.11(a) of the Company Disclosure Schedule or as set forth in Section 5.2(b)(ix) of the Company Disclosure Schedule or in the ordinary course of business consistent with past practice, (A) increase the compensation of any executive officer whose annual cash compensation exceeds $150,000, (B) pay any bonus or incentive compensation, (C) grant any new equity or non-equity based compensation award, (D) enter into, establish, amend or terminate any Company Benefit Plan or any other agreement or arrangement which would be a Company Benefit Plan if it were in effect on the date of this Agreement, or (E) fund any Company Benefit Plan or trust relating thereto;

(x) except as required by applicable Law, (A) change its fiscal year or any method of tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any right to a refund of, or liability for, a material amount of Taxes or (D) file any material amended Tax Return;

(xi) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xii) amend the Company Charter Documents or the Company Subsidiary Documents, except for immaterial or ministerial amendments to the Company Subsidiary Documents;

(xiii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xiv) except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $100,000 individually or $1,000,000 in the aggregate;

(xv) without consulting with Parent to the extent practicable, institute any material litigation other than (i) litigation against Parent or one of its Subsidiaries or (ii) the filing of a claim or counterclaim seeking damages not to exceed $1,000,000 in response to litigation instituted against the Company; or

(xvi) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3. No Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.3 (including Section 5.3(b)), (x) the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, (i) immediately cease and cause to be terminated any discussions or negotiations with any Person (other than Parent, Merger Sub and their respective Representatives) that may be ongoing with respect to an Alternative Proposal, (ii) promptly demand that any Person (or its Representatives) in possession of confidential information about the Company or its Subsidiaries that was previously provided to such Persons by or on behalf of the Company or its Subsidiaries in connection with an Alternative Proposal return or destroy all such information, (iii) immediately prohibit any access by any Person (other than Parent, Merger Sub and their respective Representatives) to any physical or electronic data room maintained by the Company or any of its Subsidiaries or their respective Representatives relating to a possible Alternative Proposal and (iv) not (A) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action designed to lead to any inquiries or proposals that constitute the submission of an Alternative Proposal, (B) except for an Acceptable Confidentiality Agreement, enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or stock exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (C) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal and (y) within five (5) business days of receipt of a written request of Parent following receipt by the Company of an Alternative Proposal, the Company shall publicly reconfirm the Company Board Recommendation, provided that, Parent shall not be permitted to make such request on more than one (1) occasion with respect to a particular Alternative Proposal and one (1) additional occasion with respect to such Alternative Proposal each time that a material amendment is made to such Alternative Proposal, and the Company may not unreasonably withhold, delay (beyond the five (5) business day period) or condition the public reconfirmation of the Company Board Recommendation (the taking of any action described in clause (x)(iv)(C) or the failure to take the action described in clause (y) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions in this Section 5.3(a) by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time on or following the date of this Agreement and prior to the time the Company Shareholder Approval is obtained, (i) the Company or any of its Representatives has received a written Alternative Proposal that the Company Board believes is bona fide, (ii) the Company Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then the Company may, subject to provisos (x) and (y) below, (A) furnish information, including confidential information, with respect to the Company, its Subsidiaries and the Company Joint Ventures to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) the Company will not, and will use commercially reasonable efforts to cause its Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, an Acceptable Confidentiality Agreement and (y) the Company will provide to Parent non-public information about the Company or its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly notify Parent in writing (and in no event later than twenty-four (24) hours after receipt) if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or request and the terms and conditions of any such proposals or offers or the nature of any inquiries or requests (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly provide Parent with copies of any additional written materials received by the Company or that the Company has delivered to any third party making an Alternative Proposal (other than information provided by the Company in accordance with Section 5.3(b), but subject to the Company’s compliance with Section 5.3(b)(y)) that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding the foregoing, if the Company receives a written Alternative Proposal that the Company Board believes is bona fide and the Company Board, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Company Board may, at any time prior to obtaining the Company Shareholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties, (x) effect an Adverse Recommendation Change and/or (y) cause the Company to enter into a definitive agreement relating to such Superior Proposal and terminate this Agreement pursuant to Section 7.1(d)(ii); provided, however, that the Company Board may not effect an Adverse Recommendation Change and/or cause the Company to enter into a definitive agreement relating to such Superior Proposal and terminate this Agreement pursuant to Section 7.1(d)(ii) pursuant to the foregoing unless:

(i) the Company has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of the latest version of any proposed Acquisition Agreement for such Superior Proposal and of any other relevant proposed transaction documents related thereto, at least five (5) calendar days in advance of its intention to take such action, unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 5.3(d)(i) and a new Notice Period, except that such new Notice Period in connection with any material amendment shall be for two (2) business days from the time Parent receives such notice (as opposed to five (5) calendar days); and

(ii) during the Notice Period the Company has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal.

(e) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement with a Person with confidentiality provisions that are in the aggregate not materially less favorable to the Company than the provisions of the Confidentiality Agreement are to the Company (provided that such confidentiality agreement need not include “standstill” provisions or similar restrictions and may not restrict the Company from complying with this Section 5.3).

(ii) “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the Company’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

(iii) “Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of the Company or assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Company Board determines in good faith to be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

(f) Notwithstanding anything in this Section 5.3 to the contrary, the Company Board may, at any time prior to obtaining the Company Shareholder Approval, effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties. An “Intervening Event” means, with respect to the Company, a material event or circumstance that arises or occurs after the date of this Agreement, or a material consequence relating to an event or circumstance existing on or before the date of this Agreement, that was in either case not, prior to the date of this Agreement, known by the Company Board; provided, that in no event shall the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event. Notwithstanding the foregoing, no such Adverse Recommendation Change with respect to an Intervening Event shall occur unless and until (i) the Company has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material facts concerning the Intervening Event) at least five (5) calendar days in advance of its intention to effect such Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the Company Shareholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable and (ii) during the period after delivery of such notice and prior to effecting any Adverse Recommendation Change, the Company has negotiated, and has used commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Company Board no longer concludes that the failure to make such Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties.

(g) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or (ii) if the Company Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would constitute a violation of applicable Law, complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.3(d) or Section 5.3(f). For the avoidance of doubt, a public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

Section 5.4. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party (including any transfers, modifications or approvals related to Environmental Laws or Environmental Permits) necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) business days after the date of this Agreement, unless the Company and Parent agree on a later date, and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) the Company shall use its commercially reasonable efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing with or submission to a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any approvals or clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.6(b), the parties shall use commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, (i) the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction, or commit to alter its business or commercial practices in any way, and (ii) neither Parent nor any of its Affiliates shall be required to (A) divest, license or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company (or any of the businesses, product lines or assets of the Company) or Parent or of any of its Affiliates (or any of the businesses, product lines or assets of Parent or any of its Affiliates) or (B) alter or restrict in any way the business or commercial practices of Parent, any of its Affiliates, or the Company.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.

Section 5.5. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NASDAQ or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party; provided, however, that the Company shall not be required by this Section 5.5 to consult with or obtain the consent of any other party with respect to any public announcement in connection with an Alternative Proposal that the Company Board believes is bona fide, or a Superior Proposal or an Adverse Recommendation Change, and matters related to any of the foregoing, but nothing in this proviso shall limit the obligation of the Company under Section 5.3(d) to negotiate with Parent in good faith; provided further, that each party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.5).

Section 5.6. Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information and subject to the procedures set forth on Section 5.6(a) of the Company Disclosure Schedules, the Company shall, and shall cause each of its Subsidiaries to, (i) provide to Parent and its Representatives, to the extent reasonably requested by Parent, copies of its and its Subsidiaries’, commitments, books, Contracts, records and correspondence, including financial and operating data on a product line and/or segment-level basis, materials filed with or furnished to any Governmental Authority, monthly profit and loss statements, balance sheets, capital expenditure details, bookings and backlog schedules, monthly management reporting packages, budget to actual reports and full year 2013 reforecasts, as well as reasonable access to its officers, key employees, subject matter experts and other personnel as agreed to by the Company and, subject to the supervision by a Company employee, accountants, counsel, financial advisors, sales agents, distributors and other Representatives and (ii) afford access to the physical properties of the Company and its Subsidiaries accompanied by a Company employee and upon reasonable request, all of the foregoing to be used by Parent and its Representatives to conduct integration planning and to determine whether the conditions set forth in Article VI have been satisfied (and the Company agrees to provide, or cause to be provided, reasonable cooperation in connection therewith, provided, that all of the foregoing access or cooperation shall not be unduly disruptive to the operation of the Company’s business). The Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.

(b) Except for disclosures permitted by the terms of the Confidentiality and Standstill Agreement, dated as of October 2, 2012, between GE Energy, LLC and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and its Representatives shall hold information received from the Company in connection with the transactions contemplated by this Agreement in confidence in accordance with the terms of the Confidentiality Agreement. In the event of the termination of this Agreement in accordance with its terms, nothing in this Agreement shall be deemed to limit the restrictions applicable to Parent under the Confidentiality Agreement, including with respect to any information obtained by Parent pursuant to Section 5.6(a).

(c) This Section 5.6 shall not require the Company to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company would reasonably be expected to result in (i) any violation of any contract or Law to which the Company or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that the Company or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Person’s position in any pending or, what such Person believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided, that, in the case of clause (i), the parties hereto shall cooperate in seeking to facilitate disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of Parent shall be provided access to such information; provided, further, that the Company shall (x) notify Parent that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to Parent in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(c)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(d) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to the Company or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8. Indemnification and Insurance.

(a) For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries and any person who, while serving as an officer or director of the Company or any of its Subsidiaries, is or was serving at the request or direction of or on behalf of the Company or any of its Subsidiaries as a director, officer, partner, venturer, proprietor, trustee, country manager, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, together with such person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action, including, for the avoidance of doubt, in connection with (x) the Merger and the other transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person.

(b) From and after the Effective Time, solely to the extent that the Company or any Subsidiary would be permitted or required to indemnify or exculpate an Indemnified Person, whether pursuant to articles of incorporation, bylaws or comparable governing documents or any indemnification agreement, Parent and the Surviving Corporation jointly and severally agree to, and the Surviving Corporation shall cause each of its Subsidiaries to, (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) for a period of six (6) years following the Effective Time, maintain in effect the provisions in its certificate of incorporation, bylaws or comparable governing documents and indemnification agreements to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of the Indemnified Persons, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the certificate of incorporation, bylaws or comparable governing documents and indemnification agreements of such Person in effect on the date of this Agreement, to the fullest extent permitted from time to time by applicable Law, which provisions shall not be amended except as required by applicable Law or to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Persons’ rights thereunder. Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) Subject to the final sentence of this Section 5.8(c), prior to the Effective Time, the Company shall and, if the Company is unable to, the Surviving Corporation as of the Effective Time shall (and Parent shall cause it to) obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and its Subsidiaries, including foreign Subsidiaries’, existing directors’ and officers’ insurance policies for the Indemnified Persons, (ii) the Company’s and its Subsidiaries’ existing fiduciary liability insurance policies and (iii) existing foreign local directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s and its Subsidiaries’ insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company’s and its Subsidiaries’ existing policies with respect to any matters that existed or occurred at or prior to the Effective Time (including, for the purposes of clarity, in connection with this Agreement or the transactions or actions contemplated hereby); provided, that the Company shall cooperate with Parent to attempt to obtain favorable pricing consistent with Schedule 5.8(c). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation and its Subsidiaries shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement; provided, that in no event shall the Surviving Corporation and its Subsidiaries be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company and its Subsidiaries for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation and its Subsidiaries shall obtain policies with the greatest coverage available for a cost not exceeding such amount.

(d) The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the Company Charter Documents, the Company Subsidiary Documents, the organizational documents of the Surviving Corporation, the TBOC or under any applicable Contracts. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Corporation, as the case may be, shall assume the obligations of Parent and the Surviving Corporation set forth in this Section 5.8.

(e) In the event of any breach by the Surviving Corporation or Parent of this Section 5.8, the Surviving Corporation and Parent shall, jointly and severally, be obligated to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.8 as such fees are incurred upon the written request of such Indemnified Person.

Section 5.9. Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, such consent not to be unreasonably withheld or delayed.

Section 5.10. Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 5.11. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12. Environmental Matters. Prior to the Closing, the Company and its Subsidiaries shall commence and take commercially reasonable steps to (i) address or (ii) undertake corrective action, including availing itself of appropriate or recognized audit disclosures or immunity programs where available and only when, in the opinion of the Company, such disclosure is reasonably calculated to materially mitigate penalty and enforcement exposures, to address any issues that Parent and the Company agree could reasonably be expected to result in (i) material non-compliance with any Environmental Laws or Environmental Permit or (ii) a material limitation or suspension of Company or Subsidiary operations due to non-compliance with Environmental Laws or any Environmental Permit, in each case, in accordance with the procedures set forth on Section 5.6(a) of the Company Disclosure Schedule. In furtherance of the foregoing, the Company and its Subsidiaries shall upon reasonable notice make available during normal business hours appropriate personnel and cooperate with Parent, in each case to the extent that it does not unduly disrupt the conduct of the Company’s or its Subsidiaries’ business, to review the matters set forth in Section 5.12 of the Company Disclosure Schedule and the status of compliance with respect to each.

Section 5.13. Employee Benefits.

(a) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, Parent shall and shall cause its Subsidiaries, including the Surviving Corporation to, assume all liabilities, obligations and duties under, and honor, all Company Benefit Plans listed in Section 5.13(a) of the Company Disclosure Schedule in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or alteration that may be permitted by such terms.

(b) Notwithstanding Section 5.13(a), for a period of one (1) year following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, (i) to each employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time (the “Company Employees”), for so long as such Company Employee remains an employee of Parent, the Surviving Corporation or any of their respective Affiliates during the Continuation Period, base salary or regular hourly wage which is the same as or no less favorable than that provided to such Company Employee immediately before the Effective Time and (ii) to each Company Employee, for so long as such Company Employee remains an employee of Parent, the Surviving Corporation or any of their respective Affiliates during the Continuation Period, eligibility to participate in the employee benefit plans that either (i) are substantially comparable in the aggregate to the applicable Company Benefit Plans (excluding equity or other incentive compensation, and individual agreements) or (ii) are comparable to employee benefit plans provided to similarly situated employees of Parent or any of its Subsidiaries.

(c) For purposes of vesting, eligibility to participate and calculation of vacation and severance benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time as required pursuant to this Section 5.13(c) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to and replaces a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the transactions contemplated hereby (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and to the extent permitted by applicable law, Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan, without duplication, for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the calendar year in which the Effective Time occurs, Parent and its Subsidiaries shall allow each Company Employee to utilize his or her earned and unused vacation as of the Effective Time during the remainder of such calendar year subject to scheduling and subject to any requirements of applicable Law.

(d) With respect to all compensation and benefit matters affecting Company Employees covered by any of the collective bargaining agreements listed in Section 3.12(a) of the Company Disclosure Schedule, Parent shall not be required to comply with the foregoing provisions (other than Section 5.13(c)) and shall in lieu thereof be subject to the compensation and benefit provisions contained in each applicable collective bargaining agreement.

(e) Nothing in this Section 5.13 shall constitute an amendment or other modification to any Company Benefit Plan or other employee compensation or benefit plan or agreement.

Section 5.14. Compliance Violations.

(a) Prior to the Closing, the Company shall promptly notify Parent in accordance with Section 8.9 if the Company discovers any actual violation of applicable Law or facts or circumstances that the Company reasonably believes are likely to constitute a violation of applicable Law. In such event and if Parent reasonably considers such violation to be significant (as reasonably determined by the Chief Investigative & Anti-Corruption Counsel of Parent), the Company agrees upon notice by Parent in accordance with Section 8.9, to undertake an investigation of the facts and circumstances giving rise to such violation using advisors reasonably acceptable to Parent, to give due regard to any recommendations by Parent with respect to such investigation and any request by Parent to participate in such investigation, to keep Parent regularly informed on the status and facts identified by such investigation (at least on a weekly basis) and to disclose to Parent the Company’s and its advisors’ final conclusions following such investigation, including copies of any written memoranda or other work product. The Company shall discuss with Parent whether it is necessary, appropriate, or prudent in the circumstances for the Company to report such violation to the relevant Governmental Authorities and whether such report should be made jointly with Parent. The Company will give due regard to the views of Parent with respect to the advisability of such report. In the event that such report is to be made, the Company will or Parent and the Company will jointly, as applicable, prepare and deliver such report on a timely basis to the relevant Governmental Authorities. Upon the Company’s request, Parent shall use commercially reasonable efforts to assist with the investigation or other matter and, following any report to the relevant Governmental Authorities, to provide commercially reasonable assistance with the Company’s interactions with such Governmental Authorities in connection with such matter, including (i) expending commercially reasonable financial resources (e.g., retaining consultants), (ii) acting in a commercially reasonable manner in providing waivers under Section 5.2 to allow the Company to resolve such investigation (including payment of fines, claims and settlement offers) with reasonable promptness and (iii) using Parent’s relationships and its internal resources to cooperate with the Company in attempting to resolve such matter.

(b) The parties hereto shall enter into a joint-defense or similar agreement to preserve applicable attorney-client privilege in connection with the actions required to be taken under Section 5.14(a). This Section 5.14 shall not apply to violations of Environmental Laws or any Environmental Permit (which violations are dealt with in the covenant set forth in Section 5.12).

Section 5.15. Other Compliance Matters.

(a) Prior to the Closing, the Company agrees to cooperate with Parent to determine whether the Company or any of its Subsidiaries must register as a manufacturer or exporter of defense articles pursuant to International Traffic in Arms Regulations, 22 C.F.R. parts 120-130, with respect to the manufacture and sale of certain parts for use by the Canadian Coast Guard or any other domestic or foreign military branch, division or organization. If such registration is determined to be necessary, the Company shall use commercially reasonable efforts to effect such registration as quickly as practicable. The Company agrees to give due regard to the views of Parent in determining whether any voluntary disclosure by the Company or any of its Subsidiaries is advisable with respect to any such manufacture and sale.

(b) Prior to the Closing, neither the Company nor any of its Subsidiaries shall enter into any Contract or make any commitment or engage in any other transaction directly or to the Knowledge of the Company, indirectly through an unaffiliated third party, involving North Korea or any countries or entities from countries that have been designated by the US State Department as State Sponsors of Terrorism.

Section 5.16. Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Regulatory Approval. Any waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired and the applicable filings or approvals under Antitrust Laws that are required to be made or obtained prior to Closing shall have been made or obtained and any agreement with any Governmental Authority not to consummate the transactions shall have terminated or expired.

(c) No Injunctions or Restraints. (i) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, enjoins, restrains or prevents the consummation of the transactions contemplated hereby and (ii) no action, proceeding, or litigation shall have been instituted or commenced and shall be continuing or shall be threatened in writing by any Governmental Authority that would or is reasonably likely to restrain, enjoin, prevent or make the transactions contemplated hereby illegal (collectively, “Restraints”).

Section 6.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2(a), Section 3.3(c) and Section 3.6(a) shall be true and correct in all respects, except, in the case of Section 3.2(a), for variations that are de minimis, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company contained in Section 3.3(a) shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officers’ Certificate. The Company shall have delivered to Parent a certificate executed on behalf of the Company by an executive officer of the Company, certifying that each of the conditions specified in Section 6.2(a) and Section 6.2(b) has been satisfied.

(d) Absence of Changes. Since the Balance Sheet Date, there has not been or occurred any change, effect, event or occurrence, individually or in the aggregate with any other change, effect, event or occurrence, that has had or would have a Company Material Adverse Effect.

(e) No Litigation, Etc. No action, investigation, proceeding or litigation shall have been instituted or commenced and shall be continuing or shall be threatened in writing by any Governmental Authority in which a Governmental Authority is a party that would or is reasonably likely to (i) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation or (ii) result in a Governmental Investigation or material Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.

Section 6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of the Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officers’ Certificate. Parent and Merger Sub shall have delivered to the Company a certificate executed on behalf of Parent by an executive officer of Parent, certifying that each of the conditions specified in Section 6.3(a) and Section 6.3(b) has been satisfied.

Section 6.4. Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts, subject to the provisions of Section 5.3 and Section 5.4, to consummate the Merger, and the other transactions contemplated hereby.

ARTICLE VII

TERMINATION

Section 7.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Closing shall not have been consummated on or before October 30, 2013 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (y) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8; provided, further, that the Outside Date shall automatically be extended until date that is one year after the original Outside Date (or such shorter period as mutually agreed by the parties hereto) if, as of the original Outside Date, all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the condition set forth in any of Section 6.1(b), Section 6.1(c) or Section 6.2(e) has not been satisfied;

(ii) if any Restraint having the effect set forth in Section 6.1(c)(i) shall be in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Shareholders Meeting shall have concluded and the Company Shareholder Approval shall not have been obtained; or

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred;

(ii) prior to the receipt of the Company Shareholder Approval, if the Company shall be in Willful Breach of its obligations pursuant to the first two sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of the Company (other than a director or officer of the Company), (y) such Willful Breach was not caused by the Company or within the Knowledge of the Company and (z) the Company takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), other than pursuant to the first two sentences of Section 5.1(b) or Section 5.3, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(ii) if the Company is terminating to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 5.3, provided that the Company has complied with Section 7.3(e).

Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.10, Section 7.2, Section 7.3, Section 5.6(b), and the provisions of Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company and/or Parent may have liability as provided in Section 7.3 and (ii) subject to Section 7.3(g), nothing shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3. Fees and Expenses.

(a) In the event that this Agreement is terminated pursuant to Section 7.1(b)(iii), then the Company shall pay to Parent on the date of such termination all documented, out-of pocket expenses related to the transactions contemplated hereby not to exceed $5,000,000 in the aggregate (the “Parent Expenses”).

(b) In the event that this Agreement is terminated pursuant to Section 7.1(d)(i), then Parent shall pay to Company on the date of such termination all documented, out-of-pocket expenses related to the transactions contemplated hereby not to exceed $5,000,000 in the aggregate (the “Company Expenses”).

(c) In the event that (A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Company Shareholders Meeting (or, if the Company Shareholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i)) and (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) and (C) the Company enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then the Company shall pay to Parent the Termination Fee less any amount of the Parent Expenses previously paid, upon the earlier of the public announcement that the Company has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(c), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 5.3(e)(ii), except that the references to “twenty percent (20%) or more” shall be deemed to be references to “more than fifty percent (50%).”

(d) In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(b)(iii) in a case where an Adverse Recommendation Change has occurred, then the Company shall pay to Parent, within two (2) business days after the date of termination, the Termination Fee.

(e) In the event this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then the Company shall immediately prior to or simultaneously with such termination pay to Parent the Termination Fee.

(f) Any payment of the Company Expenses, the Parent Expenses or the Termination Fee (or applicable portion thereof) shall be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(g) In the event that Parent shall fail to pay the Company Expenses or the Company shall fail to pay the Termination Fee and/or the Parent Expenses required pursuant to this Section 7.3 when due, such fee and/or expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate plus 2% per annum. In addition, if Parent shall fail to pay the Company Expenses when due or if the Company shall fail to pay the Termination Fee and/or the Parent Expenses when due, Parent shall also pay all of the Company’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such expenses and the Company shall also pay all of Parent’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or expenses, respectively. The Company, Parent and Merger Sub acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the Company nor Parent or Merger Sub would enter into this Agreement. The parties agree that in the event that (i) the Company pays the Termination Fee to Parent in the event of a termination by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(b)(iii) in a case where an Adverse Recommendation Change has occurred or pursuant to Section 7.1(d)(ii), the Company shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall the Company be required to pay the Termination Fee on more than one occasion; (ii) Parent pays the Company Expenses to the Company in the event of a termination pursuant to Section 7.1(d)(i), Parent shall have no further liability to the Company and (iii) the Company pays the Parent Expenses to Parent in the event of a termination pursuant to Section 7.1(b)(iii), the Company shall have no further liability to Parent or Merger Sub except solely in those circumstances set forth in Section 7.3 when the Termination Fee is payable and then any such further liability shall be limited to an amount equal to the Termination Fee less the Parent Expenses previously paid.

(h) For the avoidance of doubt, in no event shall the Company ever be obligated to pay, or cause to be paid, more than one Termination Fee. As used herein, “Termination Fee” shall mean a cash amount equal to $95,000,000, except that in the event this Agreement is terminated by the Company pursuant to

Section 7.1(d)(ii) and the Company substantially contemporaneously enters into a definitive agreement relating to a Superior Proposal on or prior to the date that is thirty (30) days following the date of this Agreement, then the Termination Fee shall mean a cash amount equal to $47,000,000.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.10 and 5.13 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.6(b), Sections 5.10, 7.2 and 7.3 and this Article VIII shall survive termination of this Agreement. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the shareholders of the Company, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the shareholders of the Company without such approval.

Section 8.3. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may, following written notice thereof to the Company, assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, any of which may be delivered by facsimile or other electronic transmission. Facsimile or other electronic transmission of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13, and (ii) the right of the Company’s Shareholders to receive the Merger Consideration after the Closing (a claim by the Shareholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of Company Stock Options, shares of Restricted Stock, and other equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) The provisions of this Agreement and any other document or instrument delivered pursuant hereto, their negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to any of the foregoing (whether in equity, law or statute) shall be governed by and construed in accordance with the internal laws, both procedural and substantive, of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State; provided, however, that the laws of State of Texas shall govern to the extent that the provisions of the TBOC are specifically referenced herein or that it is mandatory that the TBOC apply to any of the provisions of this Agreement or any of the transactions contemplated hereby and to (i) the rights (including dissenters’ rights) of shareholders in connection with, the Merger and (ii) the duties and obligations of the directors and officers of the Company and its Subsidiaries.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts sitting in the Borough of Manhattan in New York, New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in any state or federal court sitting in the Borough of Manhattan in New York, New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by electronic mail (provided that no electronic notice of non-delivery is received by the sender) overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

Fax No.: (203) 373-3008

Attn: Senior Counsel, Transactions

and

GE Oil and Gas

Via dei Perfetti Ricasoli, 11

Florence, IT 50127

Fax No.: 39 055 423 2399

Attn: Vice President and General Counsel

and

General Electric Company

777 Long Ridge Road

Building C, Room 369

Stamford, CT 06927 USA

Fax No.: (203) 585-2650

Attn: Executive Counsel – Mergers & Acquisitions

GE Oil & Gas

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: R. Jay Tabor

Facsimile: (214) 746-7777

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention:     Howard Chatzinoff

                           Danielle Do

Facsimile: (212) 310-8007

If to the Company, to:

Lufkin Industries, Inc.

601 S. Raguet

Lufkin, Texas 75904

E-mail: acestero@lufkin.com

Attn: Alejandro (“Alex”) Cestero

with a copy (which shall not constitute notice) to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attn: Gary W. Orloff

Fax No.: (713) 221-2166

Attn: Michael S. Telle

Fax No.: (713) 221-2113

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Joint Ventures” means the entities listed on Section 8.11(a)(i) of the Company Disclosure Schedule; provided that with respect to any reference in this Agreement to the Company causing any Company Joint Venture to take or refrain from taking any action, such reference shall only require the Company to use commercially reasonable efforts to cause such Company Joint Venture to use commercially reasonable efforts to take such action to the extent permitted by the organizational documents and governance arrangements of such Company Joint Venture and, to the extent applicable, its (and any of its officers or directors who serve as officers or directors or in similar capacities for such Company Joint Venture) fiduciary duties in relation to such Company Joint Venture.

“Company Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries on a consolidated basis; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Company Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the Company and its Subsidiaries operate; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance by the Company of its obligations under Section 5.4); (iii) any change in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (iv) acts of war or terrorism (including cyber-attacks) (or the escalation of any of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to the Company or its Subsidiaries or applicable accounting regulations or principles or the interpretation thereof; and (vi) any legal proceedings commenced by or involving any current or former shareholder of the Company (on their own or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other hydrocarbon commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries on a consolidated basis, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate; provided further, however, that subclause (ii) shall not apply with respect to Section 3.3(b).

“Company Stock Plans” means any plans of the Company providing for the compensatory grant of awards of Company Common Stock or awards denominated, in whole or in part, in Company Common Stock, including the Company 1996 Non-Employee Director Stock Option Plan, the Amended and Restated Company Incentive Stock Compensation Plan 2000 and the Company Incentive Stock Compensation Plan 2013.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed, or has in the last six (6) years been deemed, a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Governmental Damages” means (i) any civil, administrative or criminal penalties, monetary fines, damages, restitution or reimbursements paid or payable to a Governmental Authority, (ii) any restitution, damages or reimbursements paid or payable to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation, (iii) injunctive relief obtained by a Governmental Authority or (iv) any other remedy or action that has resulted in or would reasonably be expected to result in reputational harm to Parent or its Affiliates of such seriousness and significance that a reasonable person in the position of Parent would not want to proceed with the transactions contemplated hereby.

“Governmental Investigation” means an investigation by a Governmental Authority that would reasonably be expected to result in the imposition of significant criminal or civil sanctions, except it shall not include an investigation by a Governmental Authority under the Antitrust Laws with respect to the Merger or the transactions contemplated by this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, (ii) trademarks, service marks, trade names, service names, trade dress, logos, domain names, and other identifiers of source, including all goodwill associated therewith, all common law rights thereto, registrations and applications for registration thereof, and all other rights associated therewith, (iii) copyrights in works of authorship of any type, mask works, rights of publicity and privacy, registrations and applications for registration thereof throughout the world, all moral and common law rights thereto and all other rights associated therewith, (iv) computer software, programs and databases in any form, including source code, object code, operating systems and specifications, Internet websites, website content, links, data and databases, compilations and other electronic data files, software implementations of algorithms, models and methodologies, development and design tools, library functions and compilers, all versions, updates, corrections, enhancements, and modifications of any of the foregoing, and all related documentation, user manuals and training materials, developer notes, comments and annotations, (v) trade secret and confidential and/or proprietary information, including trade secrets, confidential and/or proprietary processes, compositions, formulas, customer information, operational data, processing quality control procedures, research and development studies, engineering information, invention reports and records, laboratory notebooks, technical reports, research and development archives, pricing information, test information, market surveys and marketing know-how and other know-how, (vi) database and design rights, and (vii) Technology.

“Knowledge of the Company” means the actual knowledge of those individuals listed on Section 8.11(a)(ii) of the Company Disclosure Schedule.

“MSA” means an agreement between the Company or any of its Subsidiaries and a customer thereof that sets forth the general terms and conditions of transactions between such Persons but that does not relate specifically to any particular transaction and does not commit the Company or such Subsidiary to provide a particular product or service and does not commit such customer to purchase a particular product or service.

“NASDAQ” means The NASDAQ Global Select Market.

“Nuclear Related Contract” means any Contract for the provision, directly or indirectly, of goods, equipment or other products (together with associated services, if applicable) used in or otherwise related to a nuclear facility (“Nuclear Products”).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, and a Governmental Authority.

“Restricted Stock” means an award of restricted Company Common Stock granted under a Company Stock Plan.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For purposes of Article III (but not for any other purpose) when used with respect to the Company, the term “Subsidiary” shall include the Company Joint Ventures.

“TBOC” means the Texas Business Organizations Code, as it may be amended from time to time.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“Uncapped Liability Contract” means any Contract for the provision of goods, equipment or other products (together with associated services, if applicable) related to the Power Transmission business of the Company and its Subsidiaries with reasonably anticipated revenues over the life of such Contract in excess of $500,000 that contains an indemnification obligation of the Company or any of its Subsidiaries which is uncapped or unlimited in time, scope or amount.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or an intentional omission undertaken by the breaching party (or, in the case of Section 5.3 with respect to the Company, the consequence of an act or omission of a Representative or a Subsidiary of the Company at the direction of the Company) with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

(b) The following terms are defined in the sections of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	5.3(e)(i)
Acquisition Agreement	5.3(a)
Adverse Recommendation Change	5.3(a)
Agreement	Preamble
Alternative Proposal	5.3(e)(ii)
Antitrust Laws	5.4(a)
Appraisal Shares	2.1(d)
Balance Sheet Date	3.5(d)
Bankruptcy and Equity Exception	3.3(a)

Book-Entry Shares	2.1(a)
Certificate	2.1(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	2.2(i)
Company	Preamble
Company Benefit Plans	3.11(a)
Company Board	Recitals

Company Board Recommendation	5.1(b)
Company Charter Documents	3.1(d)
Company Disclosure Schedule	Article III
Company Employees	5.13(b)
Company Expenses	7.3(b)
Company Fairness Opinion	3.19
Company Financial Advisor	3.19
Company Intellectual Property	3.16(a)
Company Material Contract	3.14(a)
Company Permits	3.8(b)
Company Preferred Stock	3.2(a)
Company SEC Documents	3.5(a)
Company Shareholder Approval	3.3(c)
Company Shareholders Meeting	5.1(b)
Company Stock Option	2.3(a)
Company Subsidiary Documents	3.1(d)
Confidentiality Agreement	5.6(b)
Continuation Period	5.13(b)
Contract	3.3(b)
D&O Insurance	5.8(c)
Effective Time	1.3
Environmental Law	3.13(e)
Environmental Permits	3.13(a)
ERISA	3.11(a)
Exchange Act	3.4
Exchange Fund	2.2(a)
Export Control Requirements	3.22(h)(i)
FCPA	3.8(c)(i)
Foreign Antitrust Laws	3.4
Hazardous Substance	3.13(f)
Improper Payment Laws	3.8(c)(i)
Indemnified Person	5.8(a)
Intervening Event	5.3(f)
Law	3.8(a)
Laws	3.8(a)
Liens	3.1(c)

Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.11(a)
New Plans	5.13(c)
Non-Competition Agreement	3.14(a)(v)
Notice Period	5.3(d)(i)
Nuclear Products	8.11(a)
Old Plans	5.13(c)
Option Consideration	2.3(a)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Expenses	7.3(a)
Parent Material Adverse Effect	4.1(b)
Paying Agent	2.2(a)
PCB	3.18(b)
Permitted Liens	3.15(a)
Proceeding	5.8(a)
Prohibited Fund	3.8(c)(iv)
Prohibited Payments	3.8(c)(ii)
Prohibited Person	3.22(h)(ii)
Proxy Statement	3.4
Release	3.13(g)
Remaining Shares	2.1(a)
Restricted Stock Units	2.1(a)
Representatives	5.3(a)
Restraints	6.1(c)
Securities Act	3.1(c)
Superior Proposal	5.3(e)(iii)
Surviving Corporation	1.1
Tax Returns	3.10(k)
Taxes	3.10(k)
Termination Fee	7.3(h)
WARN Act	3.12(b)

Section 8.12. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.13. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Robert J. Duffy
	Name:	Robert J. Duffy
	Title:	Vice President

RED ACQUISITION, INC.

By:	/s/ Briggs Tobin
	Name:	Briggs Tobin
	Title:	Vice President

LUFKIN INDUSTRIES, INC.

By:	/s/ John F. Glick
	Name:	John F. Glick
	Title:	President and Chief Executive Officer

EXHIBIT A

SIXTH AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LUFKIN INDUSTRIES, INC.

(A FOR-PROFIT CORPORATION)

[                             ], 2013

ARTICLE ONE

The name of the entity is Lufkin Industries, Inc. (the “Corporation”).

ARTICLE TWO

The registered agent of the Corporation is [CT Corporation System. The address of the registered agent and the registered office is 350 North St. Paul Street, Dallas, Texas 75201 or another preferred registered agent].

ARTICLE THREE

The number of directors constituting the Board of Directors shall be fixed as specified in the Bylaws of the Corporation, but shall not be less than one. The names and addresses of the current duly elected directors of the Corporation are as follows:

Name	Address
[ ]	[	]

ARTICLE FOUR

The aggregate number of shares of capital stock that the Corporation is authorized to issue is 1,000 shares of common stock, par value $1.00 per share.

ARTICLE FIVE

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code, as amended from time to time (the “TBOC”).

ARTICLE SIX

The period of the Corporation’s duration is perpetual.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by the laws of the State of Texas, the board of directors of the Corporation is expressly authorized and empowered to make, alter, repeal, amend and rescind the bylaws of the Corporation, subject to the power of the shareholders of the Corporation to alter or repeal any bylaw made by the board of directors.

ARTICLE EIGHT

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, is signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE NINE

No person shall be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in such person’s capacity as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director to the extent the director is found liable (a) for any breach of the director’s duty of loyalty, if any, to the Corporation or its shareholders, (b) for any act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or any act or omission that involves intentional misconduct or a knowing violation of law, (c) for any transaction from which the director derived an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties, or (d) for any act or omission for which a director’s liability is expressly provided by statute. If the TBOC is amended or becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such statute, as so amended or effective. Any repeal or modification of the provisions of this ARTICLE NINE by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation shall, to the full extent permitted by law (a) indemnify any person who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, because such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys’ fees) actually incurred by such person in connection with such action, suit or proceeding and (b) advance reasonable expenses to such person in connection with such action, suit or proceeding. The rights provided in this ARTICLE TEN shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the bylaws, resolution of shareholders, action of the board of directors, agreement or otherwise.

The Corporation may additionally indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

To the extent permitted by then applicable law, the grant of mandatory indemnification to any person pursuant to this ARTICLE TEN shall extend to proceedings involving the negligence of such person.

* * * * *

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IN WITNESS WHEREOF, the undersigned signs this document subject to penalties imposed by law for the submission of a materially false or fraudulent instrument as of the date first above written.

LUFKIN INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT B

THIRD AMENDED AND RESTATED

BYLAWS

OF

LUFKIN INDUSTRIES, INC.

i

ii

THIRD AMENDED AND RESTATED

BYLAWS

OF

LUFKIN INDUSTRIES, INC.

A Texas Corporation

ARTICLE ONE: OFFICES

1.01 Registered Office and Agent. The registered office and registered agent of Lufkin Industries, Inc. (the “Corporation”) shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of Texas.

1.02 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Texas, as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE TWO: SHAREHOLDERS

2.01 Annual Meetings. An annual meeting of shareholders of the Corporation shall be held during each calendar year on such date and at such time as shall be designated from time to time by the board of directors and stated in the notice of the meeting, if not a legal holiday in the place where the meeting is to be held, and, if a legal holiday in such place, then on the next business day following, at the time specified in the notice of the meeting. At such meeting, the shareholders shall elect directors and transact such other business as may properly be brought before the meeting.

2.02 Special Meetings. A special meeting of the shareholders may be called at any time by the president, the board of directors, or the holders of not less than ten percent of all shares entitled to vote at such meeting. Only business within the purpose or purposes described in the notice of special meeting may be conducted at such special meeting.

2.03 Place of Meetings. The annual meeting of shareholders may be held at any place within or without the State of Texas designated by the board of directors. Special meetings of shareholders may be held at any place within or without the State of Texas designated by the person or persons calling such special meeting as provided in Section 2.02 above. Meetings of shareholders shall be held at the principal office of the Corporation unless another place is designated for meetings in the manner provided herein.

2.04 Notice. Except as otherwise provided by law, written or printed notice stating the place, day, and hour of each meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the president, the secretary, or the person calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the share transfer records of the corporation, with postage thereon prepaid.

2.05 Voting List. At least ten days before each meeting of shareholders, the secretary shall prepare a complete list of shareholders entitled to vote at such meeting, arranged in alphabetical order, including the address of each shareholder and the number of voting shares held by each shareholder. For a period of ten days prior to such meeting, such list shall be kept on file at the registered office or principal place of business of the Corporation and shall be subject to inspection by any shareholder during usual business hours. Such list shall be produced and kept open at such meeting, and at all times during such meeting shall be subject to inspection by any shareholder. The original share transfer records shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer records or to vote at any meeting of shareholders.

2.06 Voting of Shares. Treasury shares, shares of the Corporation’s own stock owned by another corporation the majority of the voting stock of which is owned or controlled by the Corporation, and shares of the Corporation’s own stock held by the Corporation in a fiduciary capacity shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares. Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent, or proxy as the bylaws of such corporation may authorize or, in the absence of such authorization, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without transfer of such shares into his name so long as such shares form a part of the estate served by him and are in the possession of such estate. Shares held by a trustee may be voted by him, either in person or by proxy, only after the shares have been transferred into his name as trustee. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without transfer of such shares into his name if authority to do so is contained in the court order by which such receiver was appointed. A shareholder whose shares are pledged shall be entitled to vote such shares until they have been transferred into the name of the pledgee, and thereafter, the pledgee shall be entitled to vote such shares.

2.07 Quorum; Withdrawal of Quorum. A quorum shall be present at a meeting of shareholders if the holders of a majority of the shares entitled to vote are represented at the meeting in person or by proxy, except as otherwise provided by law or the certificate of formation. If a quorum shall not be present at any meeting of shareholders, the shareholders represented in person or by proxy at such meeting may adjourn the meeting until such time and to such place as may be determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting. Once a quorum is present at a meeting of shareholders, the shareholders represented in person or by proxy at the meeting may conduct such business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting.

2.08 Majority Vote. Directors of the Corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors of the Corporation at a meeting of shareholders at which a quorum is present. Except as otherwise provided by law, the certificate of formation, or these bylaws, with respect to any matter, the affirmative vote of the holders of a majority of the Corporation’s shares entitled to vote on that matter and represented in person or by proxy at a meeting at which a quorum is present shall be the act of the shareholders.

2.09 Method of Voting; Proxies. Every shareholder of record shall be entitled at every meeting of shareholders to one vote on each matter submitted to a vote, for every share standing in his name on the original share transfer records of the Corporation except to the extent that the voting rights of the shares of any class or classes are increased, limited, or denied by the certificate of formation. Such share transfer records shall be prima facie evidence as to the identity of shareholders entitled to vote. At any meeting of shareholders, every shareholder having the right to vote may vote either in person or by a proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the secretary of the Corporation before, or at the time of, the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. If no date is stated on a proxy, such proxy shall be presumed to have been executed on the date of the meeting at which it is to be voted. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest.

2.10 Closing of Transfer Records; Record Date. For the purpose of determining shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or entitled to receive a distribution (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, or in order to make a determination of shareholders for any other proper purpose (other than determining shareholders entitled to consent to action by shareholders proposed to be taken without a

2

meeting of shareholders), the board of directors may provide that the share transfer records of the Corporation shall be closed for a stated period but not to exceed in any event sixty days. If the share transfer records are closed for the purpose of determining shareholders entitled to notice of, or to vote at, a meeting of shareholders, such records shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the share transfer records, the board of directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If the share transfer records are not closed and if no record date is fixed for the determination of shareholders entitled to notice of, or to vote at, a meeting of shareholders or entitled to receive a distribution (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the date on which the notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such distribution or share dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 2.10, such determination shall apply to any adjournment thereof except where the determination has been made through the closing of the share transfer records and the stated period of closing has expired.

2.11 Officers Duties at Meetings. The president shall preside at, and the secretary shall prepare minutes of, each meeting of shareholders, and in the absence of either such officer, his duties shall be performed by some person or persons elected by the vote of the holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy.

2.12 Action Without Meeting. Any action which may be taken, or which is required by law or the certificate of formation or bylaws of the Corporation to be taken, at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. The signed consent or consents of shareholders shall be placed in the minute books of the Corporation.

ARTICLE THREE: DIRECTORS

3.01 Management. The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the board of directors.

3.02 Number; Election; Term; Qualification. The number of directors which shall constitute the board of directors shall be not less than one. The first board of directors shall consist of the number of directors named in the certificate of formation. Thereafter, the number of directors which shall constitute the entire board of directors shall be determined by resolution of the board of directors at any meeting thereof or by the shareholders at any meeting thereof, but shall never be less than one. At each annual meeting of shareholders, directors shall be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. No director need be a shareholder, a resident of the State of Texas, or a citizen of the United States.

3.03 Changes in Number. No decrease in the number of directors constituting the entire board of directors shall have the effect of shortening the term of any incumbent director. Any directorship to be filled by reason of an increase in the number of directors may be filled by (i) the shareholders at any annual or special meeting of shareholders called for that purpose or (ii) the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders.

3.04 Removal. At any meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote on the election of directors. Notwithstanding the foregoing, whenever the holders of any

3

class or series of shares are entitled to elect one or more directors by the provisions of the certificate of formation, only the holders of shares of that class or series shall be entitled to vote for or against the removal of any director elected by the holders of shares of that class or series.

3.05 Vacancies. Any vacancy occurring in the board of directors may be filled by (i) the shareholders at any annual or special meeting of shareholders called for that purpose or (ii) the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve for the unexpired term of his predecessor in office. Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the certificate of formation, any vacancies in such directorship(s) may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected or by the vote of the holders of the outstanding shares of such class or series, and such directorship(s) shall not in any case be filled by the vote of the remaining directors or the holders of the outstanding shares of the Corporation as a whole unless otherwise provided in the certificate of formation.

3.06 Place of Meetings. The board of directors may hold its meetings in such place or places within or without the State of Texas as the board of directors may from time to time determine.

3.07 First Meeting. Each newly elected board of directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of shareholders, and notice of such meeting shall not be necessary.

3.08 Regular Meetings. Regular meetings of the board of directors may be held without notice at such times and places as may be designated from time to time by resolution of the board of directors and communicated to all directors.

3.09 Special Meetings; Notice. Special meetings of the board of directors shall be held whenever called by the president or by any director. The person calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each director at least two days before such special meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the board of directors need be specified in the notice or waiver of notice of any special meeting.

3.10 Quorum; Majority Vote. At all meetings of the board of directors, a majority of the number of directors fixed in the manner provided in these bylaws shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the board of directors, unless the act of a greater number is required by law, the certificate of formation, or these bylaws.

3.11 Procedure; Minutes. At meetings of the board of directors, business shall be transacted in such order as the board of directors may determine from time to time. The board of directors shall appoint at each meeting a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be delivered to the secretary of the Corporation for placement in the minute books of the Corporation.

3.12 Presumption of Assent. A director of the Corporation who is present at any meeting of the board of directors at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward any dissent by certified or registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

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3.13 Compensation. Directors, in their capacity as directors, may receive, by resolution of the board of directors, a fixed sum and expenses of attendance, if any, for attending meetings of the board of directors or a stated salary. No director shall be precluded from serving the Corporation in any other capacity or receiving compensation therefor.

3.14 Action Without Meeting. Any action which may be taken, or which is required by law, the certificate of formation, or these bylaws to be taken, at a meeting of the board of directors or any committee may be taken without a meeting if a consent in writing, setting forth the action so taken, shall have been signed by all of the members of the board of directors or committee, as the case may be, and such consent shall have the same force and effect, as of the date stated therein, as a unanimous vote of such members of the board of directors or committee, as the case may be, and may be stated as such in any document or instrument filed with the Secretary of State of Texas or in any certificate or other document delivered to any person. The consent may be in one or more counterparts so long as each director or committee member signs one of the counterparts. The signed consent shall be placed in the minute books of the Corporation.

ARTICLE FOUR: COMMITTEES

4.01 Designation. The board of directors may, by resolution adopted by a majority of the entire board of directors, designate one or more committees.

4.02 Number; Qualification; Term. The board of directors, by resolution adopted by a majority of the entire board of directors, shall designate one or more of its members as members of any committee and may designate one or more of its members as alternate members of any committee, who may, subject to any limitations imposed by the board of directors, replace absent or disqualified members at any meeting of that committee. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire board of directors. Each committee member shall serve as such until the earliest of (i) the expiration of his term as director, (ii) his resignation as a committee member or as a director, or (iii) his removal, as a committee member or as a director.

4.03 Authority. Each committee, to the extent expressly provided in the resolution establishing such committee, shall have and may exercise all of the authority of the board of directors, including, without limitation, the authority to authorize a distribution and to authorize the issuance of shares of the Corporation. Notwithstanding the foregoing, however, no committee shall have the authority of the board of directors in reference to:

(a) amending the certificate of formation, except that a committee may, to the extent provided in the resolution designating that committee, exercise the authority of the board of directors vested in it in accordance with Section 21.416(b) of the Texas Business Organizations Code, as amended and in effect from time to time (the “TBOC”);

(b) proposing a reduction of the stated capital of the Corporation in the manner permitted by Section 21.416(c)(2) of the TBOC;

(c) approving a plan of merger, share exchange or conversion of the Corporation;

(d) recommending to the shareholders the sale, lease, or exchange of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business;

(e) recommending to the shareholders a voluntary dissolution of the Corporation or a revocation thereof;

(f) amending, altering, or repealing these bylaws or adopting new bylaws of the Corporation;

(g) filling vacancies in the board of directors;

(h) filling vacancies in, or designating alternate members of, any committee;

5

(i) filling any directorship to be filled by reason of an increase in the number of directors;

(j) electing or removing officers of the Corporation or members or alternate members of any committee;

(k) fixing the compensation of any member or alternate member of any committee; or

(l) altering or repealing any resolution of the board of directors that by its terms provides that it shall not be amendable or repealable.

4.04 Committee Changes. The board of directors shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.

4.05 Regular Meetings. Regular meetings of any committee may be held without notice at such time and place as may be designated from time to time by the committee and communicated to all members thereof.

4.06 Special Meetings. Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least two days before such special meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

4.07 Quorum; Majority Vote. At meetings of any committee, a majority of the number of members designated by the board of directors shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the certificate of formation, or these bylaws.

4.08 Minutes. Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the board of directors upon the request of the board of directors. The minutes of the proceedings of each committee shall be delivered to the secretary of the Corporation for placement in the minute books of the Corporation.

4.09 Compensation. Committee members may, by resolution of the board of directors, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meetings or a stated salary.

4.10 Responsibility. The designation of any committee and the delegation of authority to it shall not operate to relieve the board of directors or any director of any responsibility imposed upon it or such director by law.

ARTICLE FIVE: GENERAL PROVISIONS RELATING TO MEETINGS

5.01 Notice. Whenever by law, the certificate of formation, or these bylaws, notice is required to be given to any committee member, director, or shareholder and no provision is made as to how such notice shall be given, it shall be construed to mean that any such notice may be given (a) in person, (b) in writing, by mail, postage prepaid, addressed to such committee member, director, or shareholder at his address as it appears on the books of the Corporation or, in the case of a shareholder, the share transfer records of the Corporation, or (c) by any other method permitted by law. Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail, postage prepaid, and addressed as aforesaid.

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5.02 Waiver of Notice. Whenever by law, the certificate of formation, or these bylaws, any notice is required to be given to any committee member, shareholder, or director of the Corporation, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time notice should have been given, shall be equivalent to the giving of such notice. Attendance of a committee member, shareholder, or director at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.03 Telephone and Similar Meetings. Shareholders, directors, or committee members may participate in and hold a meeting by means of a conference telephone or similar communications equipment by means of which persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE SIX: OFFICERS AND OTHER AGENTS

6.01 Number; Titles; Election; Term; Qualification. The officers of the Corporation shall be a president and a secretary. The Corporation may also have a chairman of the board, a chief executive officer, a chief operating officer, a chief financial officer, one or more vice presidents (and, in the case of each vice president, with such descriptive title, if any, as the board of directors shall determine), a treasurer, a controller, one or more assistant treasurers, one or more assistant secretaries, and such other officers and such agents as the board of directors may from time to time elect or appoint. The board of directors shall elect a president and secretary at its first meeting at which a quorum shall be present after the annual meeting of shareholders or whenever a vacancy exists. The board of directors then, or from time to time, may also elect or appoint one or more other officers or agents as it shall deem advisable. Each officer and agent shall hold office for the term for which he is elected or appointed and until his successor has been elected or appointed and qualified. Any person may hold any number of offices. No officer or agent need be a shareholder, a director, a resident of the State of Texas, or a citizen of the United States.

6.02 Removal. Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the board of directors. Notwithstanding anything to the contrary herein, unless otherwise specifically provided in the resolution of the board of directors electing such officer, any officer that was at the time of his appointment to office an employee of the Corporation shall automatically, without further action by the board of directors and without the necessity or acceptance of a resignation or relinquishment, be removed from all offices he may hold when he shall cease to be employed by the Corporation, whether by death, retirement, termination with or without cause or otherwise.

6.03 Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the board of directors.

6.04 Authority. Officers shall have such authority and perform such duties in the management of the Corporation as are provided in these bylaws or as may be determined by resolution of the board of directors not inconsistent with these bylaws.

6.05 Compensation. The compensation, if any, of officers and agents shall be fixed from time to time by the board of directors; provided, that the board of directors may by resolution delegate to any one or more officers of the Corporation the authority to fix such compensation.

6.06 Chairman of the Board. The chairman of the board shall have such powers and duties as may be prescribed by the board of directors.

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6.07 Chief Executive Officer. The chief executive officer shall be the chief executive of the Corporation and, subject to the direction of the board of directors, shall have general and active control of the affairs and business of the Corporation and general supervision of its officers, officials, employees and agents and shall have and may exercise all such powers and discharge such duties as usually pertain to the office of chief executive officer of a corporation , except to the extent that the board of directors shall have otherwise provided. The chief executive officer may exercise any power or privilege on behalf of the Corporation except as otherwise provided by law or directed by the board of directors. The chief executive officer shall, in the absence of the Chairman of the board of directors, if any, preside at meetings of the stockholders and the board of directors. The chief executive officer may, subject to any contrary direction that the board of directors has provided, execute and deliver, in the name and on the behalf of the Corporation, all agreements, contracts, deeds, instruments, certificates, applications, approvals, proxies, powers of attorney, undertakings, filings and other documents, except as otherwise provided by law.

6.08 Chief Operating Officer. The chief operating officer shall be the chief operating officer of the Corporation and shall assist the chief executive officer and the president in the control of the affairs and business of the Corporation and the supervision of the Corporation’s other officers, officials, employees and agents and shall have and may exercise all such powers and discharge such duties as usually pertain to the office of chief operating officer of a corporation, except to the extent that the board of directors or the chief executive officer shall have otherwise provided. The chief operating officer may exercise any power or privilege on behalf of the Corporation except as otherwise provided by law or directed by the board of directors or the chief executive officer. The chief operating officer may, subject to any contrary direction that the board of directors has provided, execute and deliver, in the name and on the behalf of the Corporation, all agreements, contracts, deeds, instruments, certificates, applications, approvals, proxies, powers of attorney, undertakings, filings and other documents, except as otherwise provided by law.

6.09 President. Unless and to the extent that such powers and duties are expressly delegated to a chairman of the board by the board of directors, the president shall be the chief executive officer of the Corporation and, subject to the supervision of the board of directors, shall have general management and control of the business and property of the Corporation in the ordinary course of its business with all such powers with respect to such general management and control as may be reasonably incident to such responsibilities, including, but not limited to, the power to employ, discharge, or suspend employees and agents of the Corporation, to fix the compensation of employees and agents, and to suspend, with or without cause, any officer of the Corporation pending final action by the board of directors with respect to continued suspension, removal, or reinstatement of such officer. The president may, without limitation, agree upon and execute all division and transfer orders, bonds, contracts, and other obligations in the name of the Corporation.

6.10 Chief Financial Officer. The chief financial officer shall have, subject to the direction of the board of directors and the chief executive officer, authority over and shall exercise supervisory responsibility for the performance of the duties of the Treasurer and, where such officer has been separately elected, the controller and shall have and may exercise all such powers and discharge such duties as usually pertain to the office of chief financial officer of a corporation, except to the extent that the board of directors or the chief executive officer shall have otherwise provided. The chief financial officer may exercise any power or privilege on behalf of the Corporation relating to its finances except as otherwise provided by law or directed by the board of directors or the chief executive officer. The chief financial officer may, subject to any contrary direction that the board of directors has provided, execute and deliver, in the name and on the behalf of the Corporation, all agreements, contracts, deeds, instruments, certificates, applications, approvals, proxies, powers of attorney, undertakings, filings and other documents relating to the financial affairs of the Corporation, except as otherwise provided by law.

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6.11 Vice Presidents. Each vice president shall have such powers and duties as may be prescribed by the board of directors or as may be delegated from time to time by the president and (in the order as designated by the board of directors, or in the absence of such designation, as determined by the length of time each has held the office of vice president continuously) shall exercise the powers of the president during that officer’s absence or inability to act. As between the Corporation and third parties, any action taken by a vice president in the performance of the duties of the president shall be conclusive evidence of the absence or inability to act of the president at the time such action was taken.

6.12 Treasurer. The treasurer shall have custody of the Corporation’s funds and securities, shall keep full and accurate accounts of receipts and disbursements, and shall deposit all moneys and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the board of directors. The treasurer shall audit all payrolls and vouchers of the Corporation, receive, audit, and consolidate all operating and financial statements of the Corporation and its various departments, shall supervise the accounting and auditing practices of the Corporation, and shall have charge of matters relating to taxation. Additionally, the treasurer shall have the power to endorse for deposit, collection, or otherwise all checks, drafts, notes, bills of exchange, and other commercial paper payable to the Corporation and to give proper receipts and discharges for all payments to the Corporation. The treasurer shall perform such other duties as may be prescribed by the board of directors or as may be delegated from time to time by the president.

6.13 Assistant Treasurers. Each assistant treasurer shall have such powers and duties as may be prescribed by the board of directors or as may be delegated from time to time by the president. The assistant treasurers (in the order as designated by the board of directors or, in the absence of such designation, as determined by the length of time each has held the office of assistant treasurer continuously) shall exercise the powers of the treasurer during that officer’s absence or inability to act. As between the Corporation and third parties, any action taken by an assistant treasurer in the performance of the duties of the treasurer shall be conclusive evidence of the absence or inability to act of the treasurer at the time such action was taken.

6.14 Secretary. The secretary shall maintain minutes of all meetings of the board of directors, of any committee, and of the shareholders or consents in lieu of such minutes in the Corporation’s minute books, and shall cause notice of such meetings to be given when requested by any person authorized to call such meetings. The secretary may sign with the president, in the name of the Corporation, all contracts of the Corporation and affix the seal of the Corporation thereto. The secretary shall have charge of the certificate books, share transfer records, stock ledgers, and such other stock books and papers as the board of directors may direct, all of which shall at all reasonable times be open to inspection by any director at the office of the Corporation during business hours. The secretary shall perform such other duties as may be prescribed by the board of directors or as may be delegated from time to time by the president.

6.15 Assistant Secretaries. Each assistant secretary shall have such powers and duties as may be prescribed by the board of directors or as may be delegated from time to time by the president. The assistant secretaries (in the order designated by the board of directors or, in the absence of such designation, as determined by the length of time each has held the office of assistant secretary continuously) shall exercise the powers of the secretary during that officer’s absence or inability to act. As between the Corporation and third parties, any action taken by an assistant secretary in the performance of the duties of the secretary shall be conclusive evidence of the absence or inability to act of the secretary at the time such action was taken.

6.16 Controller. The controller shall, subject to the direction of the chief financial officer, if any, prepare or caused to be prepared and have care and custody of the books of account of the Corporation, shall keep or cause to be kept a full and accurate account of all monies received and paid on account of the Corporation and render a statement of the controller’s accounts to the board of directors, the board of directors, the chief operating officer, the president, the chief financial officer or the treasurer, when required thereby, and shall have and may exercise all such powers and discharge such duties as usually pertain to the office of controller of a corporation, except to the extent that the board of directors or the board of directors or chief financial officer shall have otherwise provided.

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ARTICLE SEVEN: CERTIFICATES AND SHAREHOLDERS

7.01 Certificated and Uncertificated Shares. The shares of the Corporation may be either certificated shares or uncertificated shares. As used herein, the term “certificated shares” means shares represented by instruments in bearer or registered form, and the term “uncertificated shares” means shares not represented by instruments and the transfers of which are registered upon books maintained for that purpose by or on behalf of the Corporation.

7.02 Certificates for Certificated Shares. The certificates representing certificated shares of stock of the Corporation shall be in such form as shall be approved by the board of directors in conformity with law. The certificates shall be consecutively numbered, shall be entered as they are issued in the books of the Corporation or in the records of the Corporation’s designated transfer agent, if any, and shall state upon the face thereof: (a) that the Corporation is organized under the laws of the State of Texas; (b) the name of the person to whom issued; (c) the number and class of shares and the designation of the series, if any, which such certificate represents; (d) the par value of each share represented by such certificate, or a statement that the shares are without par value; and (e) such other matters as may be required by law. The certificates shall be signed by the president or any vice president and also by the secretary, an assistant secretary, or any other officer; however, the signatures of any of such officers may be facsimiles. The certificates may be sealed with the seal of the Corporation or a facsimile thereof.

7.03 Issuance. Shares with or without par value may be issued for such consideration and to such persons as the board of directors may from time to time determine, except in the case of shares with par value the consideration must be at least equal to the par value of such shares. Shares may not be issued until the full amount of the consideration has been paid. After the issuance of uncertificated shares, the Corporation or the transfer agent of the Corporation shall send to the registered owner of such uncertificated shares a written notice containing the information required to be stated on certificates representing shares of stock as set forth in Section 7.02 above and such additional information as may be required by Section 8.408 of the Texas Uniform Commercial Code as currently in effect and as the same may be amended from time to time hereafter.

7.04 Consideration for Shares. The consideration for the issuance of shares shall consist of money paid, labor done (including services actually performed for the Corporation), or property (tangible or intangible) actually received. Neither promissory notes nor the promise of future services shall constitute payment or part payment for the issuance of shares. In the absence of fraud in the transaction, the judgment of the board of directors as to the value of consideration received shall be conclusive. When consideration, fixed as provided by law, has been paid, the shares shall be deemed to have been issued and shall be considered fully paid and nonassessable. The consideration received for shares shall be allocated by the board of directors, in accordance with law, between stated capital and surplus accounts.

7.05 Lost, Stolen, or Destroyed Certificates. The Corporation shall issue a new certificate or certificates in place of any certificate representing shares previously issued if the registered owner of the certificate:

(a) Claim. Makes proof by affidavit, in form and substance satisfactory to the board of directors or any proper officer, that a previously issued certificate representing shares has been lost, destroyed, or stolen;

(b) Timely Request. Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(c) Bond. If required by the board of directors or any proper officer, in its or such officer’s discretion, delivers to the Corporation a bond or indemnity agreement in such form, with such surety or sureties, and with such fixed or open penalty, as the board of directors or such officer may direct, in its or such officer’s discretion, to indemnify the Corporation (and its transfer agent and registrar, if any) against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and

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(d)	Other Requirements. Satisfies any other reasonable requirements imposed by the board of directors.

7.06 Transfer of Shares. Shares of stock of the Corporation shall be transferable only on the books of the Corporation by the shareholders thereof in person or by their duly authorized attorneys or legal representatives. With respect to certificated shares, upon surrender to the Corporation or the transfer agent of the Corporation for transfer of a certificate representing shares duly endorsed and accompanied by any reasonable assurances that such endorsements are genuine and effective as the Corporation may require and after compliance with any applicable law relating to the collection of taxes, the Corporation or its transfer agent shall, if it has no notice of an adverse claim or if it has discharged any duty with respect to any adverse claim, issue one or more new certificates to the person entitled thereto, cancel the old certificate, and record the transaction upon its books. With respect to uncertificated shares, upon delivery to the Corporation or the transfer agent of the Corporation of an instruction originated by an appropriate person (as prescribed by the provisions of the Texas Uniform Commercial Code as currently in effect and as the same may be amended from time to time hereafter) and accompanied by any reasonable assurances that such instruction is genuine and effective as the Corporation may require and after compliance with any applicable law relating to the collection of taxes, the Corporation or its transfer agent shall, if it has no notice of an adverse claim or has discharged any duty with respect to any adverse claim, record the transaction upon its books, and shall send to the new registered owner of such uncertificated shares, and, if the shares have been transferred subject to a registered pledge, to the registered pledgee, a written notice containing the information required to be stated on certificates representing shares of stock set forth in Section 7.02 above and such additional information as may be required by the provisions of the Texas Uniform Commercial Code as currently in effect and as the same may be amended from time to time hereafter.

7.07 Registered Shareholders. The Corporation shall be entitled to treat the shareholder of record as the shareholder in fact of any shares and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have actual or other notice thereof, except as otherwise provided by law.

7.08 Legends. The board of directors shall cause an appropriate legend to be placed on certificates representing shares of stock as may be deemed necessary or desirable by the board of directors in order for the Corporation to comply with applicable federal or state securities or other laws.

7.09 Regulations. The board of directors shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, registration, or replacement of certificates representing shares of stock of the Corporation.

ARTICLE EIGHT: MISCELLANEOUS PROVISIONS

8.01 Dividends. Subject to provisions of applicable statutes and the certificate of formation, dividends may be declared by and at the discretion of the board of directors at any meeting and may be paid in cash, in property, or in shares of stock of the Corporation.

8.02 Books and Records. The Corporation shall keep books and records of account and shall keep minutes of the proceedings of its shareholders, the board of directors, and each committee of the board of directors. The Corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of the original issuance of shares issued by the Corporation and a record of each transfer of those shares that have been presented to the Corporation for registration of transfer, giving the names and addresses of all past and current shareholders and the number and class of the shares held by each of such shareholders.

8.03 Fiscal Year. The fiscal year of the Corporation shall be fixed by the board of directors; provided, that if such fiscal year is not fixed by the board of directors and the board of directors does not defer its determination of the fiscal year, the fiscal year shall be the calendar year.

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8.04 Seal. The seal, if any, of the Corporation shall be in such form as may be approved from time to time by the board of directors. If the board of directors approves a seal, the affixation of such seal shall not be required to create a valid and binding obligation against the Corporation.

8.05 Attestation by the Secretary. With respect to any deed, deed of trust, mortgage, or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage, or other instrument a valid and binding obligation against the Corporation unless the resolutions, if any, of the board of directors authorizing such execution expressly state that such attestation is necessary.

8.06 Resignation. Any director, committee member, officer, or agent may resign by so stating at any meeting of the board of directors or by giving written notice to the board of directors, the president, or the secretary. Such resignation shall take effect at the time specified in the statement made at the board of directors’ meeting or in the written notice, but in no event may the effective time of such resignation be prior to the time such statement is made or such notice is given. If no effective time is specified in the resignation, the resignation shall be effective immediately. Unless a resignation specifies otherwise, it shall be effective without being accepted.

8.07 Securities of Other Corporations. The president or any vice president of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent, or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute, and deliver any waiver, proxy, or consent with respect to any such securities.

8.08 Amendment of Bylaws. The power to amend or repeal these bylaws or to adopt new bylaws is vested in the board of directors, but is subject to the right of the shareholders to amend or repeal these bylaws or to adopt new bylaws.

8.09 Invalid Provisions. If any part of these bylaws is held invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.

8.10 Headings; Table of Contents. The headings and table of contents used in these bylaws are for convenience only and do not constitute matter to be construed in the interpretation of these bylaws.

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ANNEX B

April 5, 2013

The Board of Directors

Lufkin Industries, Inc.

601 S. Raguet

Lufkin, TX 75904-3951

Members of the Board of Directors:

You have asked Simmons & Company International (“we,” “our” or “us”) to advise you with respect to the fairness, from a financial point of view, to the shareholders of Lufkin Industries, Inc. (the “Company”) of the consideration to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), substantially in the form dated April 4, 2013, among General Electric Company (the “Parent”), a direct, wholly owned subsidiary of Parent (the “Merger Sub”) and the Company.

Pursuant to the Merger Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub will cease and the Company will become a wholly owned subsidiary of Parent and each outstanding share of common stock, par value $1.00 per share, of the Company will be converted into the right to receive $88.50 in cash, without interest (the “Merger Consideration”).

In arriving at our opinion, we have reviewed and analyzed, among other things, the following:

(i)	the draft Merger Agreement dated as of April 4, 2013;

(ii)	the financial statements and other information concerning the Company, including the Company’s (a) Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2012; (b) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012, June 30, 2012 and March 31, 2012; (c) certain other communications from the Company to its shareholders; and (d) the preliminary Proxy Statement on Schedule 14A filed on March 27, 2013;

(iii)	certain other internal information, primarily financial in nature, relating to the Company, which was provided to us by the management of the Company, including internal financial forecasts and other estimates of the future operating and financial performance of the Company, in each case developed by the management of the Company;

(iv)	certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company;

(v)	certain publicly available information with respect to certain other companies we believe to be comparable to the Company and the trading markets for certain of such companies’ securities;

(vi)	certain publicly available information concerning the estimates of the future operating and financial performance of the Company and the comparable companies prepared by industry experts unaffiliated with the Company;

(vii)	certain publicly available information concerning the markets in which the Company operates prepared by industry experts unaffiliated with the Company;

(viii)	certain publicly available information concerning the nature and terms of certain other transactions considered relevant to our analysis; and

(ix)	such other analyses and examinations as we have deemed necessary and appropriate.

In addition, we have also met with certain officers and employees of the Company to discuss the foregoing, as well as other matters believed relevant to our analysis and have considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the Company’s financial estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We have assumed that the execution version of the Merger Agreement will be substantially the same as the draft dated April 4, 2013 and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions. We have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the receipt of the Merger Consideration by the shareholders of the Company. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. We have not performed any tax analysis, nor have we been furnished with any such analysis. In addition, we have not made an independent evaluation or appraisal of the assets of the Company. While we were asked to analyze certain third parties as potential transaction parties, we were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the common stock of the Company and for the equity securities of certain other companies believed to be comparable to the Company; (iv) the value of discounted cash flows of the Company under two scenarios and related sensitivities; and (v) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our experience in connection with similar transactions and securities’ valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We are an internationally recognized investment banking firm that specializes in the energy industry. We are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past two years, we have acted as financial advisor to the Company on its acquisition of Quinn’s Oilfield Supply Ltd. and on other unconsummated acquisition opportunities. We, through our subsidiary Simmons & Company International Limited, also acted as financial advisor to Zenith Oilfield Technology Ltd on its sale to the Company in 2012.

In the ordinary course of our business, we actively trade the debt and equity securities of both the Company and the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is for the information and assistance of the Company’s Board of Directors in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent; provided, however, that (i) this opinion may be reproduced in its entirety and referred to in a proxy statement used to solicit approval of the Merger and (ii) the existence of this opinion may be disclosed by the Company in a press release issued in connection with the public announcement of the Merger. Our opinion does not address the Company’s underlying business decision to pursue the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company. This opinion does not address the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Merger.

The review and analysis of the Merger as it relates to the rendering of this fairness opinion was approved by our Fairness Committee on April 4, 2013.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of the Company as set forth in the Merger Agreement is fair, from a financial point of view, to such shareholders.

Very truly yours,

Simmons & Company International

By:	/s/ Andrew Schroeder
Managing Director

ANNEX C

Texas Business Organizations Code

Title 1. General Provisions

Chapter 10. Mergers, Interest Exchanges, Conversions, and Sales of Assets

Subchapter H. Rights of Dissenting Owners

§ 10.351. Applicability of Subchapter

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

§ 10.352. Definitions

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

§ 10.353. Form and Validity of Notice

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

§ 10.354. Rights of Dissent and Appraisal

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

§ 10.355. Notice of Right of Dissent and Appraisal

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

§ 10.356. Procedure for Dissent by Owners as to Actions;

Perfection of Right of Dissent and Appraisal

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

§ 10.357. Withdrawal of Demand for Fair Value of Ownership Interest

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

§ 10.358. Response by Organization to Notice of Dissent and

Demand for Fair Value by Dissenting Owner

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

§ 10.359. Record of Demand for Fair Value of Ownership Interest

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

§ 10.360. Rights of Transferee of Certain Ownership Interest

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

§ 10.361. Proceeding to Determine Fair Value of Ownership Interest

and Owners Entitled to Payment; Appointment of Appraisers

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

§ 10.362. Computation and Determination of Fair Value of Ownership Interest

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

§ 10.363. Powers and Duties of Appraiser; Appraisal Procedures

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

§ 10.364. Objection to Appraisal; Hearing

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

§ 10.365. Court Costs; Compensation for Appraiser

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

§ 10.366. Status of Ownership Interest Held or Formerly Held by Dissenting Owner

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

§ 10.367. Rights of Owners Following Termination of Right of Dissent

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

§ 10.368. Exclusivity of Remedy of Dissent and Appraisal

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Lufkin Industries, Inc.

This Proxy is Solicited by the Board of Directors

The undersigned hereby constitutes and appoints JOHN F. GLICK and ALEJANDRO CESTERO and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the special meeting of shareholders of LUFKIN INDUSTRIES, INC., (herein the “Company”) to be held at (                                                                                                              ), at (            ), local time on the (    ) day of (        ) 2013, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

1.	To approve the Agreement and Plan of Merger, dated as of April 5, 2013, by and among General Electric Company, Red Acquisition, Inc., and Lufkin Industries, Inc., as such agreement may be amended from time to time.

2.	To adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

3.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Lufkin Industries, Inc.’s named executive officers in connection with the merger.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before such meeting or any adjournments thereof.

Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. All prior proxies are hereby revoked.

This proxy will also be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Special Meeting of Shareholders and Proxy Statement of the Company dated (            ) 2013.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by ( ), Eastern Time, on ( ), 2013.
Vote by Internet • Go to www.envisionreports.com/LUFK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposal — The Board of Directors recommends to vote FOR Proposal 1.
	For	Against	Abstain
1.

To approve the Agreement and Plan of Merger, dated as of April 5, 2013, by and among General Electric Company, Red Acquisition, Inc., and Lufkin Industries, Inc., as such agreement may be amended from time to time:

	☐	☐	☐	+

B	Proposal — The Board of Directors recommends to vote FOR Proposal 2.
		For	Against	Abstain
2.	To adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement:	☐	☐	☐

C	Proposal — The Board of Directors recommends to vote FOR Proposal 3.
		For	Against	Abstain
3.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Lufkin Industries, Inc.’s named executive officers in connection with the merger:	☐	☐	☐

D	Other

Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Special Meeting.	☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian etc., please give full title as such. For joint accounts each joint owner should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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